Published Revolving Credit Facility CUSIP Number: 10536TAM0 Published Term Loan CUSIP Number: 10536TAN8 Published Deal CUSIP Number: 10536TAL2 SECOND AMENDED AND RESTATED CREDIT AGREEMENT
among
BRANDYWINE REALTY TRUST and
BRANDYWINE OPERATING PARTNERSHIP, L.P.,
as Borrowers
and
THE LENDERS AND ISSUING LENDERS FROM TIME TO TIME PARTY HERETO
and
BANK OF AMERICA, N.A.,
as Administrative Agent
and
CITIBANK, N.A., PNC CAPITAL MARKETS LLC
and TRUIST SECURITIES, INC.,
as Co-Syndication Agents
and
CITIZENS BANK, N.A., M&T BANK, TD BANK, N.A.,
U.S. BANK NATIONAL ASSOCIATION,
WELLS FARGO BANK, NATIONAL ASSOCIATION
and
THE BANK OF NEW YORK MELLON,
as Co-Documentation Agents
and
BofA SECURITIES, INC., CITIBANK, N.A.,
PNC CAPITAL MARKETS LLC and TRUIST SECURITIES, INC.,
as Joint Lead Arrangers
and
BofA SECURITIES, INC. and CITIBANK, N.A.,

as Joint Bookrunners DATED AS OF JUNE 30, 2022

Page
    i

(continued)
Page

(continued)
Page

(continued)
Page

11.20 USA PATRIOT Act.	151
11.21 [Reserved].	152
11.22 No Fiduciary Duty.	152
11.23 Additional Guaranties.	152
11.24 Acknowledgement and Consent to Bail-In of Affected Financial Institutions	153
11.25 Transitional Arrangements.	153
11.26 Acknowledgement Regarding Any Supported QFCs	154

SCHEDULES
Schedule EG    Eligible Ground Leases
Schedule 2.2    Existing Competitive Bid Loans
Schedule 2.3(c)    Existing Letters of Credit
Schedule 6.15    Organization Structure/Subsidiaries
Schedule 6.21    Properties
Schedule 6.25    Eligible Unencumbered Property Subsidiaries
Schedule 8.2    Existing Liens
Schedule 11.1    Notices
EXHIBITS
Exhibit 1.1(a)    Commitments and Applicable Percentages
Exhibit 1.1(b)    LOC Commitments
Exhibit 2.1(c)    Form of Notice of Borrowing
Exhibit 2.1(k)-1    Form of Revolving Note
Exhibit 2.1(k)-2    Form of Term Note
Exhibit 2.1(k)-3    Form of Incremental Term Loan Note
Exhibit 2.2(b)    Form of Competitive Bid Quote Request
Exhibit 2.2(c)    Form of Invitation for Competitive Bid Quotes
Exhibit 2.2(d)(ii)    Form of Competitive Bid Quote
Exhibit 3.13-1    Form of U.S. Tax Compliance Certificate
Exhibit 3.13-2    Form of U.S. Tax Compliance Certificate
Exhibit 3.13-3    Form of U.S. Tax Compliance Certificate
Exhibit 3.13-4    Form of U.S. Tax Compliance Certificate
Exhibit 7.1(c)    Form of Officer’s Certificate
Exhibit 7.12    Form of Guaranty
Exhibit 11.3(b)    Form of Assignment and Assumption

    v

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Credit Agreement”) is entered into as of June 30, 2022, among BRANDYWINE REALTY TRUST, a Maryland real estate investment trust (“BRT”), BRANDYWINE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“BOP” and, together with BRT, the “Borrowers” and each a “Borrower), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent and an Issuing Lender, and the other Issuing Lenders from time to time party hereto.
RECITALS
WHEREAS, the Borrowers, the Administrative Agent and certain other parties are party to that certain Amended and Restated Credit Agreement, dated as of July 17, 2018 (as amended, supplemented or otherwise modified prior to the Closing Date, the “Existing Credit Agreement”);
WHEREAS, the Borrowers have requested that the Administrative Agent and the Lenders amend and restate the Existing Credit Agreement in its entirety, but not as a novation, to, among other things, extend the maturity of the revolving credit facility and to provide a term loan facility, and the Lenders are willing to do so on the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and restate the Existing Credit Agreement in its entirety as follows:
Section 1.

DEFINITIONS AND ACCOUNTING TERMS
1.aDefinitions.
As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires:
“Acquisition Property” means, as of any date of determination, a Property owned by a Borrower or a Subsidiary thereof for fewer than 24 months since the date of acquisition (regardless of whether such date of acquisition occurs prior to or after the Closing Date), unless the Borrowers have made a one-time election to treat such Property as a Stabilized Property for purposes of calculating Total Asset Value and Unencumbered Value.
“Additional Guarantees” has the meaning set forth in Section 11.23.
“Additional Guarantors” has the meaning set forth in Section 11.23.
“Adjusted NOI” means NOI less (a) an annual sum of $0.25 per square foot for all Properties and (b) all interest income of the Combined Parties for the applicable period.
“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Credit Documents, or any successor administrative agent appointed pursuant to Section 10.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.1, or such other address or account as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation, partnership, limited liability company or real estate investment trust if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or real estate investment trust or to vote 10% or more of the partnership or membership interests of such partnership or limited liability company or (ii) to direct or cause direction of the management and policies of such corporation, trust, limited liability company or partnership, whether through the ownership of voting securities, as managing member or general partner, by contract or otherwise.
“Agent Parties” has the meaning set forth in Section 11.1(d).
“Annualized Modified Adjusted NOI” means an amount equal to Adjusted NOI for the prior fiscal quarter for all Properties owned during such fiscal quarter multiplied times four.
“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.
“Applicable Margin” means, with respect to any Loans or the Facility Fees, if (a) BOP has two Unsecured Senior Debt Ratings in effect, the appropriate applicable percentages corresponding to the Pricing Level in the table below based upon the higher of the two Unsecured Senior Debt Ratings or (b) if BOP has one Unsecured Senior Debt Rating in effect, the appropriate applicable percentages corresponding to the Pricing Level in the table below based on such Unsecured Senior Debt Rating; provided that if BOP does not have at least one Unsecured Senior Debt Rating in effect, the Applicable Margin and Facility Fee Rate shall be based on Pricing Level V below:

		Revolving Credit Facility			Term Facility
Pricing Level	Unsecured Senior Debt Rating	Applicable Margin for SOFR Revolving Loans	Facility Fee Rate	Applicable Margin for Base Rate Revolving Loans	Applicable Margin for SOFR Term Loans	Applicable Margin for Base Rate Term Loans
I	A- / A3 or higher	0.725%	0.125%	0%	0.800%	0%
II	BBB+ / Baa1	0.775%	0.150%	0%	0.850%	0%
III	BBB / Baa2	0.850%	0.200%	0%	0.95%	0%
IV	BBB- / Baa3	1.050%	0.250%	0.05%	1.20%	0.20%
V	< BBB- / Baa3 or NR	1.40%	0.300%	0.40%	1.60%	0.60%

The Applicable Margin for Loans shall be determined and adjusted on the date (each a “Calculation Date”) on which BOP obtains an Unsecured Senior Debt Rating from either of S&P or Moody’s or the date on which there is a change in any Unsecured Senior Debt Rating of BOP that would cause a change in the Applicable Margin, in each case promptly after the Administrative Agent receives notice regarding such Unsecured Senior Debt Rating. Each Applicable Margin shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Margin shall be applicable both to new Loans made and to all existing Loans. As of the Closing Date, Pricing Level IV shall apply.
The Borrowers shall promptly deliver to the Administrative Agent, at the address set forth on Schedule 11.1 and at the Administrative Agent’s Office, information regarding any change in the Unsecured Senior Debt Rating that would change the existing Pricing Level for the Applicable Margin as set forth above.
“Applicable Percentage” means, (a) in respect of the Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by (i) on or prior to the Closing Date, such Term Lender’s Term Commitment at such time, and (ii) thereafter, the principal amount of such Term Lender’s Term Loans at such time, (b) in respect of the Revolving Credit Facility, with respect to any Revolving Loan Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving

Credit Facility represented by such Revolving Loan Lender’s Revolving Loan Commitment at such time, subject to adjustment as provided in Section 11.9 and (c) in respect of any Incremental Term Loan Facility, with respect to any Incremental Term Loan Lender at any time, the percentage (carried out to the ninth decimal place) of such Incremental Term Loan Facility represented by the principal amount of such Incremental Term Loan Lender’s Incremental Term Loans at such time. If the commitment of each Revolving Loan Lender to make Revolving Loans and the obligation of any Issuing Lender to issue Letters of Credit have been terminated pursuant to Section 9.2 or if the Revolving Loan Commitments have expired, then the Applicable Percentage of each Revolving Loan Lender shall be determined based on the Applicable Percentage of such Revolving Loan Lender most recently in effect, giving effect to any subsequent assignments made in accordance with the terms of this Credit Agreement. The initial Applicable Percentage of each Lender in respect of the Term Facility and the Revolving Credit Facility is set forth opposite the name of such Lender on Exhibit 1.1(a) or in the Assignment and Assumption or New Lender Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Revolving Credit Percentage” means with respect to any Revolving Loan Lender at any time, such Revolving Credit Loan’s Applicable Percentage in respect of the Revolving Credit Facility at such time.

“Appropriate Lender” means, at any time, with respect to the Term Facility, the Revolving Credit Facility or an Incremental Term Loan Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Loan, Revolving Loan or Incremental Term Loan, respectively, at such time.
“Approved Fund” means a fund administered or managed by a Lender, an Affiliate thereof or an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means BofA Securities, Inc., Citibank, N.A., PNC Capital Markets LLC and Truist Securities, Inc., collectively, in their capacity as joint lead arrangers.
“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.3(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit 11.3(b) or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrowers and their Subsidiaries for the fiscal year ended December 31, 2021, and related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrowers and their Subsidiaries.
“Auto-Extension Letter of Credit” has the meaning set forth in Section 2.3(b).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Affected Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank of America” means Bank of America, N.A. and its successors.
“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, as long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” (c) the rate equal to the Term SOFR determined in accordance with clause (b) of such definition plus 1.00% and (d) 1.00%. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.10, then the Base Rate shall be the greatest of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.
“Base Rate Loan” means a Loan bearing interest based on a rate determined by reference to the Base Rate.
“Base Rate Revolving Loan” means a Revolving Loan that is a Base Rate Loan.
“Base Rate Term Loan” means a Term Loan that is a Base Rate Loan.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any

Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC” has the meaning set forth in Section 11.26(b).
“Bookrunners” means BofA Securities, Inc. and Citigroup Global Markets Inc., collectively, in their capacity as joint bookrunners.
“BOP” has the meaning set forth in the introductory paragraph hereto.
“Borrower Materials” has the meaning set forth in Section 7.1.
“Borrower” and “Borrowers” have the meaning set forth in the introductory paragraph hereto.
“BRT” has the meaning set forth in the introductory paragraph hereto.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.
“Calculation Date” has the meaning set forth in the definition of Applicable Margin in this Section 1.1.
“Capital Expenditures” means all expenditures of the Borrowers and their Subsidiaries which, in accordance with GAAP, would be classified as capital expenditures, including, without limitation, Capital Leases.
“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is required to be classified and accounted for as a capital lease or as a financing lease on the balance sheet of that Person.
“Capital Percentage” means, with respect to the interest of a Borrower or one of its Subsidiaries in another Person, the percentage interest of such Person based on the aggregate amount of net capital contributed by such Borrower or such Subsidiary in such Person at the time of determination relative to all capital contributions made in such Person at such time of determination.
“Capitalization Rate” means 6.50% for improved Properties located in the City of Philadelphia, Pennsylvania, improved Properties located in the City of Austin, Texas and improved Properties located in Fairfax County, Virginia, and 7.50% for all other Properties.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Lenders or the Revolving Loan Lenders, as collateral for LOC Obligations or obligations of the Revolving Loan Lenders to fund participations in respect of LOC Obligations, cash or deposit account balances or, if the Administrative Agent and the Issuing Lenders shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Lenders. “Cash Collateral” shall have a meaning analogous to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.
“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time and demand deposits and certificates of deposit of (i) any Lender or any of its Affiliates, (ii) any domestic commercial bank having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements with a bank or trust company (including any of the Lenders) or securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which a Borrower or one of its Subsidiaries shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to investments of the character described in the foregoing subdivisions (a) through (d).
“Change in Law” means the occurrence, after the date of this Credit Agreement, of any of the following: (a) the adoption or taking effect of any Requirement of Law or governmental or quasi-governmental rule, regulation or treaty, (b) any change in any Requirement of Law or governmental or quasi-governmental rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means any of the following events:
(a)    any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) has become, directly or indirectly, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time or the occurrence of any contingency), by way of merger, consolidation or otherwise, of 20% or more of the voting power of BRT on a fully-diluted basis, after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of BRT convertible into or exercisable for voting power of BRT (whether or not such securities are then currently convertible or exercisable); or
(b)    during any period of up to twelve (12) consecutive months commencing on or after the Closing Date, (i) individuals who were trustees of BRT at the beginning of such period (the “Continuing Trustees”), plus (ii) any new trustees whose election or appointment was approved by a majority of the Continuing Trustees then in office, shall cease for any reason to constitute a majority of the Board of Trustees of BRT; or
(c)    BRT fails to directly own at least 75% of the aggregate ownership interests in BOP (giving effect to any convertible interests with respect thereto).
“Closing Date” means the first date all the conditions precedent in Section 5.1 are satisfied or waived in accordance with Section 11.6.
“CME” means CME Group Benchmark Administration Limited.
“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.
“Combined Parties” means the Borrowers and their Subsidiaries and all joint ventures or partnerships to which a Borrower or one of its Subsidiaries is a party.
“Commitments” means the Revolving Loan Commitments and the Term Commitments.
“Committed Borrowing” means a Revolving Credit Borrowing, a Term Borrowing or an Incremental Term Borrowing, as the context may require.
“Committed Loan” means a Revolving Loan, a Term Loan, or an Incremental Term Loan as the context may require.
“Communication” means this Credit Agreement, any Credit Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Credit Document.
“Competitive Bid Lender” means, as to each Competitive Bid Loan, the Revolving Loan Lender funding such Competitive Bid Loan.
“Competitive Bid Loan” means a loan made or to be made by a Revolving Loan Lender pursuant to a Term SOFR Auction (including such a loan bearing interest at the Base Rate pursuant to Section 3.10).
“Competitive Bid Margin” has the meaning set forth in Section 2.2(d)(i)(C).
“Competitive Bid Quote” means an offer by a Revolving Loan Lender to make a Competitive Bid Loan in accordance with Section 2.2(d).
“Competitive Bid Quote Request” has the meaning set forth in Section 2.2(a).

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with any of SOFR, Daily Simple SOFR, Term SOFR or any proposed Successor Rate, as applicable, any conforming changes to the definitions related thereto, including “Base Rate”, “Daily Simple SOFR”, “SOFR”, “Term SOFR”, “Term SOFR Screen Rate” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Credit Agreement and any other Credit Document).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Construction-in-Process” means a Property or portion thereof on which construction of improvements (excluding tenant improvements and excluding work prior to erection of the structure of the building) has commenced and is proceeding to completion in the ordinary course, but has not yet been completed (as such completion shall be evidenced by a temporary or permanent certificate of occupancy permitting use of such Property or portion thereof by the general public). Any such Property or portion thereof shall be treated as Construction-in-Process for twenty-four (24) months from the date of completion (as evidenced by a certificate of occupancy permitting use of such Property or portion thereof by the general public), unless the Borrowers have made a one-time election (by written notice to the Administrative Agent in the certificate delivered pursuant to Section 7.1(c)) to treat such Property or portion thereof as a Stabilized Property for purposes of calculating Total Asset Value and Unencumbered Value.
“Continuing Trustees” has the meaning set forth in the definition of Change of Control.
“Covered Entity” has the meaning set forth in Section 11.26(b).
“Credit Agreement” has the meaning set forth in the introductory paragraph hereto.
“Credit Documents” means this Credit Agreement, the Notes, each Guaranty (if any), any Notice of Borrowing, each Incremental Term Loan Facility Amendment, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.8, any Competitive Bid Quote Request and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.
“Credit Parties” means the Borrowers and any Guarantors and “Credit Party” means any one of them.
“Creditor Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Lenders and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.5, and the other Persons to whom the Obligations are owing.

“Daily Simple SOFR” means the rate per annum equal to SOFR determined for any day pursuant to the definition thereof plus the SOFR Adjustment; provided that if Daily Simple SOFR determined in accordance the foregoing would otherwise be less than zero, Daily Simple SOFR shall be deemed zero for purposes of the Credit Documents. Any change in Daily Simple SOFR shall be effective from and including the date of such change without further notice.
“Daily SOFR Committed Loan” means a Committed Loan that is a Daily SOFR Loan.
“Daily SOFR Loan” means a Loan bearing interest based on Daily Simple SOFR.
“Daily SOFR Revolving Loan” means a Revolving Loan that is a Daily SOFR Loan.
“Daily SOFR Term Loan” means a Term Loan that is a Daily SOFR Loan.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.
“Default Right” has the meaning set forth in Section 11.26(b).
“Defaulting Lender” means, subject to the last paragraph of Section 11.9, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrowers, the Administrative Agent, or the Issuing Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to the last paragraph of Section 11.9)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrowers, the Issuing Lender and each other Lender promptly following such determination.
“Designated Jurisdiction” means any country, region or territory to the extent that such country, region or territory, or any Governmental Authority of any such country, region or territory (or any senior official of any such Governmental Authority), is the subject of any Sanction.
“Dividing Person” has the meaning set forth in the definition of “Division.”
“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.
“Dollars” and “$” each means the lawful currency of the United States of America.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Copy” shall have the meaning specified in Section 11.7.
“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
“Eligible Assignee” means (a) any Lender, any Affiliate of a Lender or any Approved Fund (other than a Defaulting Lender); (b) a commercial bank having total assets in excess of

$5,000,000,000; (c) the central bank of any country which is a member of the Organization for Economic Cooperation and Development; or (d) a finance company or other financial institution reasonably acceptable to the Administrative Agent, which is regularly engaged in making, purchasing or investing in loans and having total assets in excess of $500,000,000 or is otherwise acceptable to the Administrative Agent. None of a Borrower, any Affiliate of the Borrowers or any natural person shall qualify as an Eligible Assignee.
“Eligible Cash 1031 Proceeds” means the cash proceeds held by a “qualified intermediary” from the sale of Property, which proceeds are intended to be used by such qualified intermediary to acquire one or more “replacement properties” that are of “like-kind” to such Property in an exchange that qualifies as a tax-free exchange under Section 1031 of the Code, and no portion of which proceeds any Combined Party has the right to receive, pledge, borrow or otherwise obtain the benefits of until such time as provided under the applicable “exchange agreement” (as such terms in quotations are defined in Treasury Regulations Section 1.1031(k)-1(g)(4) (the “Regulations”)) or until such exchange is terminated. Upon the cash proceeds no longer being held by such qualified intermediary pursuant to the Regulations or otherwise no longer qualifying under the Regulations for like-kind exchange treatment, such proceeds shall cease being Eligible Cash 1031 Proceeds.
“Eligible Ground Lease” means a ground lease that (a) has a minimum remaining term of twenty-five (25) years, including tenant controlled options, as of any date of determination, (b) has customary notice rights, default cure rights, bankruptcy new lease rights and other customary provisions for the benefit of a leasehold mortgagee or has equivalent protection for a leasehold permanent mortgagee by a subordination to such leasehold permanent mortgagee of the landlord’s fee interest, and (c) is otherwise acceptable for non-recourse leasehold mortgage financing under customary prudent lending requirements. The Eligible Ground Leases as of the date of this Credit Agreement are listed on Schedule EG.
“Eligible Land” means undeveloped land which is owned or leased under an Eligible Ground Lease by a Combined Party, which is zoned for office, industrial, residential, parking or hotel use and which is not subject to a building moratorium or other restriction on construction.
“Eligible Subsidiary” means any Subsidiary of the Borrowers which has no Recourse Indebtedness and has not provided a guaranty of any other Funded Debt of the Borrowers.
“Eligible Unencumbered Property Subsidiary” means an Eligible Subsidiary that owns or ground-leases any Property that is treated as Unencumbered Property, Unencumbered Construction-in-Process or Unencumbered Eligible Land under this Credit Agreement.
“Environmental Claim” means any investigation, written notice, violation, written demand, written allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding, or written claim whether administrative, judicial or private in nature arising (a) pursuant to, or in connection with, an actual or alleged violation of any Environmental Law, (b) in connection with any Hazardous Material, (c) from any assessment, abatement, removal, remedial, corrective, or other response action in connection with an Environmental Law or other order of a Governmental Authority or (d) from any actual or alleged damage, injury, threat, or harm to health, safety, natural resources, or the environment.
“Environmental Laws” means any current or future legal requirement of any Governmental Authority pertaining to (a) the protection of health, safety, and the indoor or outdoor environment, (b) the conservation, management, or use of natural resources and wildlife, (c) the protection or use of surface water and groundwater or (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any hazardous or toxic substance or material or (e) pollution (including any release to land surface water and groundwater) and includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendment of 1984, 42 U.S.C. 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. 1251 et seq., Clean Air Act of 1966, as amended, 42 U.S.C. 7401 et seq., Toxic Substances Control Act of 1976, 15 U.S.C. 2601 et seq., Hazardous Materials Transportation Act, 49 U.S.C. App. 1801 et seq., Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. 651 et seq., Oil Pollution Act of 1990, 33 U.S.C. 2701 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. 11001 et seq., National Environmental Policy Act of 1969, 42 U.S.C. 4321 et seq., Safe Drinking Water Act of 1974, as amended, 42 U.S.C. 300(f) et seq., any analogous implementing or successor law, and any amendment, rule, regulation, order, or directive issued thereunder.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.
“ERISA Affiliate” means an entity, whether or not incorporated, which is under common control with a Borrower or any of its Subsidiaries within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes a Borrower or any Subsidiary of a Borrower and which is treated as a single employer under subsections (b) or (c) of Section 414 of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (i) with respect to any Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA); (ii) the withdrawal of a Borrower, any Subsidiary of a Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan; (iii) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041(a)(2) or 4041A of ERISA; (iv) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under Section 4042 of ERISA; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (vi) the complete or partial withdrawal of a Borrower, any Subsidiary of a Borrower or any ERISA Affiliate from a Multiemployer Plan; (vii) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (viii) the conditions for imposition of a lien under Section 302(f) of ERISA exist with respect to any Plan; (ix) the adoption of an amendment to any Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; (x) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Borrower or any ERISA Affiliate; or (xi) a failure by a Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by a Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” means any of the events or circumstances described in Section 9.1.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, modified, succeeded or replaced from time to time, and the rules and regulations promulgated thereunder.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 3.15) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.13, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.13(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement” has the meaning set forth in the Recitals.
“Existing Letters of Credit” means the letters of credit described on Schedule 2.3(c).
“Existing Revolving Loan Maturity Date” has the meaning set forth in Section 3.5(d).
“Extension of Credit” means (i) as to any Lender, the making of a Loan by such Lender (or a participation therein by a Lender) and (ii) an L/C Credit Extension.
“Facility” means the Revolving Credit Facility, the Term Facility and each Incremental Term Loan Facility, as the context may require, and “Facilities” is a collective reference to the Term Facilities and the Revolving Credit Facility.
“Facility Fee Rate” has the meaning set forth in Section 3.4(a).
“Facility Fees” means the fees payable to the Lenders pursuant to Section 3.4(a).
“Facility Increase” has the meaning set forth in Section 2.7(a).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471 (b) (1) of the Code, and any intergovernmental agreement (and related fiscal or regulatory legislation, or related official rules or practices) implementing the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of the Credit Documents.
“Fee Letters” mean those certain letter agreements, each dated May 25, 2022, among the Administrative Agent, BofA Securities, Inc. and the Borrowers and among Citigroup Global Markets Inc. and the Borrowers.
“Fixed Charge Coverage Ratio” means, as of the end of any fiscal quarter of the Borrowers, the ratio of (a) Annualized Modified Adjusted NOI for the quarter then ended to (b) the sum of (i) Principal Payments and all dividends on preferred shares of beneficial interest of BRT or preferred operating partnership units of BOP (not owned by BRT) for the period of twelve (12) months ending on such date plus (ii) Interest Expense and any letter of credit fees for the quarter then ended multiplied by four.
“Foreign Lender” means (a) if a Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if a Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.
“Fronting Exposure” means, at any time there is a Defaulting Lender that is a Revolving Loan Lender, with respect to any Issuing Lender, such Defaulting Lender’s Applicable Revolving Credit Percentage of the outstanding LOC Obligations other than LOC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Loan Lenders or Cash Collateralized in accordance with the terms hereof.

“Funded Debt” means, without duplication, the sum of (a) all Indebtedness of the Combined Parties for borrowed money, (b) all purchase money Indebtedness of the Combined Parties, (c) the principal portion of all obligations of the Combined Parties under Capital Leases, (d) all obligations, contingent or otherwise, relative to the face amount of all letters of credit (other than letters of credit supporting trade payables in the ordinary course of business), whether or not drawn, and banker’s acceptances issued for the account or upon the application of a Combined Party (it being understood that, to the extent an undrawn letter of credit supports another obligation constituting Indebtedness, in calculating aggregated Funded Debt only such other obligation shall be included), (e) all Guaranty Obligations of the Combined Parties with respect to the indebtedness of another Person of the types described in this definition, (f) all indebtedness of another Person of the types described in this definition that is secured by a Lien on any property of the Combined Parties whether or not such indebtedness has been assumed by a Combined Party, (g) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product of a Combined Party where such transaction is considered borrowed money indebtedness for tax purposes, but is classified as an operating lease in accordance with GAAP, (h) all obligations of the Combined Parties in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate or commodity price hedging agreements and (i) all take-out loan commitments to the extent such take-out commitment is not supported by a financial commitment from a third party containing standard terms and conditions; provided that Funded Debt shall not include intercompany items or trade payables incurred in the ordinary course of business; and provided further that, for purposes of calculating the Leverage Ratio, the Secured Debt Ratio, the Unsecured Debt limitation and the Unencumbered Cash Flow Ratio, to the extent Funded Debt includes Indebtedness in respect of Construction-in-Process, the amount of such Funded Debt shall be deemed to be the total construction costs incurred for the Construction-in-Process as of such date. The calculation of Funded Debt of the Combined Parties shall be subject to Section 1.4.
“Funds From Operations”, when used with respect to any Person, shall have the meaning given to such term in, and shall be calculated in accordance with, standards promulgated by the National Association of Real Estate Investment Trusts in effect from time to time.
“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis and subject to Section 1.3.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or the European Central Bank).
“Guarantors” means any Persons who may from time to time execute a Guaranty, as required by Section 7.12 or otherwise, together with their successors and assigns; in each case unless released as a Guarantor pursuant to Section 8.5(b) or Section 11.19.
“Guaranty” means the guaranty of payment provided by a Subsidiary of a Borrower in favor of the Creditor Parties in the form of Exhibit 7.12.
“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or other obligation or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of such Indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, comfort letters, take or pay arrangements, put agreements or similar agreements or arrangements) for the benefit of the holder of Indebtedness of such other Person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness or (d) to otherwise assure or hold harmless the owner of such Indebtedness or obligation against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made. It is understood and agreed that for purposes of any “completion guaranty” provided by a Borrower or one of its Subsidiaries, the amount of Indebtedness associated with such completion guaranty shall be none unless such completion guaranty is enforced (or written notice of the intent to enforce such completion guaranty has been received) at which time the Indebtedness associated with such completion guaranty shall equal the remaining cost to complete the project plus ten percent until such time as a certificate of occupancy is issued.
“Hazardous Materials” means any substance, material or waste defined or regulated in or under any Environmental Laws.

“ICC” has the meaning set forth in Section 2.3(g).
“Increased Amount Date” has the meaning set forth in Section 2.7(a).
“Incremental Facilities” has the meaning set forth in Section 2.7(a).
“Incremental Revolving Increase” has the meaning specified in Section 2.7(a).
“Incremental Term Loan” means an advance made by an Incremental Term Loan Lender under an Incremental Term Loan Facility.

“Incremental Term Loan Borrowing” means a borrowing consisting of simultaneous Incremental Term Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Incremental Term Lenders pursuant to the applicable Incremental Term Loan Facility Amendment.

“Incremental Term Loan Facility” means (a) at any time prior to the applicable Increased Amount Date, the aggregate amount of the applicable Incremental Term Loan Lenders Incremental Term Loan Commitments at such time and (b) at any time after such Increased Amount Date, the aggregate amount of Incremental Term Loans of all Incremental Term Loan Lenders with respect to such Incremental Term Loan Facility outstanding at any time.

“Incremental Term Loan Facility Amendment” has the meaning set forth in Section 2.7(b).

“Incremental Term Loan Lender” means, at any time, any Lender that holds an Incremental Term Loan.

“Incremental Term Loan Note” means a promissory note made by the Borrowers in favor of an Incremental Term Loan Lender evidencing Incremental Term Loans made by such Lender, substantially in the form of Exhibit 2.1-3.

“Incur” has the meaning set forth in Section 8.1.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person which would appear as liabilities on a balance sheet of such Person, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all Guaranty Obligations of such Person, (g) the principal portion of all obligations of such Person under (i) Capital Leases and (ii) any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product of such Person where such transaction is considered borrowed money indebtedness for tax purposes, but is classified as an operating lease in accordance with GAAP, (h) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements, or other interest or exchange rate or commodity price hedging agreements, (i) the maximum amount of all performance and standby letters of credit issued or bankers’ acceptances facilities created for the account or upon the application of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (j) all preferred stock issued by such Person and required by the terms thereof to be redeemed, or for which mandatory sinking fund payments are due, by a fixed date; provided that Indebtedness shall not include preferred stock which carries a defined term if its conversion or redemption occurs solely through the issuance of additional equity or from the proceeds of an equity offering, (k) all obligations evidenced by take-out commitments, (l) the aggregate amount of uncollected accounts receivables of such Person subject at such time to a sale of receivables (or similar transaction) regardless of whether such transaction is effected without recourse to such Person or in a manner that would not be reflected on the balance sheet of such Person in accordance with GAAP and (m) all obligations of such Person to repurchase any securities which repurchase obligation is related to the issuance thereof, including, without limitation, obligations commonly known as residual equity appreciation potential shares or forward equity purchase contracts; provided, however, that Indebtedness shall not include intercompany items or trade payables incurred in the ordinary course of business. Subject to Section 1.4, the Indebtedness of any Person shall include the Indebtedness of any partnership or unincorporated joint venture in which such Person is legally obligated or has a reasonable expectation of being liable with respect thereto.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrowers under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee” has the meaning set forth in Section 11.5(b).
“Indenture” means the Indenture, First Supplemental Indenture, Second Supplemental Indenture and Third Supplemental Indenture dated as of October 22, 2004, May 25, 2005, October 4, 2006, and April 5, 2011, respectively, among BOP, as Issuer, BRT, as Parent Guarantor, and The Bank of New York Mellon (formerly known as The Bank of New York), as Trustee.
“Information” has the meaning set forth in Section 11.17.
“Interest Expense” means, for any period, with respect to the Combined Parties, all net interest expense, whether paid or accrued (including that portion applicable to Capital Leases in accordance with GAAP) plus capitalized interest, but excluding non-cash interest expense with respect to convertible debt.
“Interest Payment Date” means (a) as to Base Rate Loans and Daily SOFR Loans, the last Business Day of each month and the Maturity Date of the Facility under which Loan was made, (b) as to any Term SOFR Loan having an Interest Period of three months or less or as to any Competitive Bid Loan, the last day of such Interest Period and the Maturity Date of the Facility under which such Loan was made, and (c) as to any Loan having an Interest Period longer than three months, (i) the respective dates that falls every three months after the beginning of such Interest Period, (ii) the last day of such Interest Period, and (iii) the Maturity Date of the Facility under which such Loan was made.
“Interest Period” means, (i) as to Term SOFR Loans, a period of one, three or six months’ duration as the Borrowers may elect or (ii) as to Competitive Bid Loans, a period of one or three months’ duration as the Borrowers may elect, commencing, in each case, on the date of the borrowing (including, as applicable, continuations thereof and conversions thereto);

provided, however, (a) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (b) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made, (c) where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last Business Day of such calendar month, and (d) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.
“Investment” in any Person means (a) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of assets, shares of capital stock, bonds, notes, debentures, partnership interests, membership interests, joint ventures or other ownership interests or other securities of such other Person or (b) any deposit with, or advance, loan or other extension of credit to, such Person (other than deposits made in connection with the purchase of equipment or other assets in the ordinary course of business) or (c) any other capital contribution to or investment in such Person, including, without limitation, any Guaranty Obligation (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person.
“Investment Grade Rating” means an Unsecured Senior Debt Rating of (a) BBB- or better from S&P, or (b) Baa3 or better from Moody’s, as applicable.
“Invitation for Competitive Bid Quotes” means an Invitation for Competitive Bid Quotes substantially in the form of Exhibit 2.2(c).
“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).
“Issuing Lender” means Bank of America, Citibank, N.A., any successor Person serving as Administrative Agent and/or any other Revolving Loan Lender designated by the Administrative Agent and which accepts such designation as an Issuing Lender. Any reference in this Credit Agreement to the Issuing Lender shall be deemed to be a reference to the applicable Issuing Lender that has issued or is issuing the Letter of Credit in question.
“Issuing Lender Fees” has the meaning set forth in Section 3.4(b)(ii).
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“L/C Advance” means, with respect to each Revolving Loan Lender, such Revolving Loan Lenders’ funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Loan.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof, participation therein, extension of the expiry date thereof, or the increase of the face amount thereof.

“L/C Disbursement” means a payment made by an Issuing Lender pursuant to a Letter of Credit.

“Lender” has the meaning set forth in the introductory paragraph hereto.
“Lender Party” and “Lender Recipient Party” means the Administrative Agent, any Issuing Lender or any other Lender.
“Letter of Credit” means a standby letter of credit issued for the account of a Credit Party by an Issuing Lender pursuant to Section 2.3 or any Existing Letter of Credit, as such letter of credit may be amended, modified, extended, renewed or replaced.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time in use by the applicable Issuing Lender.
“Letter of Credit Fees” has the meaning set forth in Section 3.4(b)(i).
“Leverage Ratio” means the ratio of (a) Funded Debt to (b) Total Asset Value.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind, including, without limitation, any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof.
“Loan” or “Loans” means an extension of credit by a Lender to the Borrowers under Section 2 in the form of a Committed Loan or a Competitive Bid Loan, individually or collectively, as applicable.
“LOC Commitment” means as to any Issuing Lender (i) the amount set forth opposite such Issuing Lender’s name on Exhibit 1.1(b) hereof or (ii) if such Issuing Lender has entered into an Assignment and Assumption, the amount set forth for such Issuing Lender as its LOC Commitment in the Register maintained by the Administrative Agent pursuant to Section 11.3(d).
“LOC Documents” means, with respect to any Letter of Credit, such Letter of Credit, the Letter of Credit Application, any amendments thereto, any documents delivered in connection therewith, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk or (b) any collateral security for such obligations.
“LOC Obligations” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, including any automatic or scheduled increases provided for by the terms of such Letters of Credit, determined without regard to whether any conditions to drawing could be met at that time, plus (b) the aggregate amount of all Unreimbursed Amounts, including all L/C Borrowings. The L/C Obligations of any Revolving Loan Lender at any time shall be its Applicable Revolving Credit Percentage of the total LOC

Obligations at such time. For all purposes of this Credit Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the UCP or Rule 3.13 or Rule 3.14 of the ISP or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrowers and each Revolving Loan Lender shall remain in full force and effect until the Issuing Lenders and the Revolving Loan Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, condition (financial or otherwise) of BRT, BOP or the Borrowers and their Subsidiaries taken as a whole, (b) the ability of a Borrower to perform its respective obligations under this Credit Agreement or any of the other Credit Documents, (c) the ability of a Guarantor to perform its respective obligations under any of the other Credit Documents, unless the Guarantor subject to such material adverse effect could be immediately released as a Guarantor in compliance with Section 8.5(b), or (d) the validity or enforceability of this Credit Agreement, any of the other Credit Documents, or the rights and remedies of the Administrative Agent or the Lenders hereunder or thereunder taken as a whole.
“Material Subsidiary” means any Eligible Unencumbered Property Subsidiary and any Subsidiary of a Borrower which is a Guarantor.
“Maturity Date” means (a) with respect to the Revolving Credit Facility, the Revolving Loan Maturity Date, (b) with respect to the Term Facility, the Term Loan Maturity Date and (c)  with respect to any Incremental Term Loan Facility, the maturity date set forth in the Incremental Term Loan Facility Amendment establishing such Facility; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Increase Amount” has the meaning set forth in Section 2.7(a).
“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of all Issuing Lenders with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the Issuing Lenders in their reasonable discretion.

“Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.
“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA to which a Borrower, a Subsidiary or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Multiple Employer Plan” means a Plan (other than a Multiemployer Plan) in which a Borrower, a Subsidiary of a Borrower or any ERISA Affiliate and at least one employer other than a Borrower, a Subsidiary of a Borrower or any ERISA Affiliate are contributing sponsors.
“Negative Pledge” has the meaning set forth in Section 8.11.

“Net Income” means, for any period, the net income for such period of the Combined Parties, as determined in accordance with GAAP.
“New Lender Joinder Agreement” has the meaning set forth in Section 2.7(a).
“New Revolving Loan Lender” has the meaning set forth in Section 2.7(a).
“New Term Loan Lender” has the meaning set forth in Section 2.7(a).
“NOI” means, for any period, an amount equal to (a) Net Income for such period (excluding the effect of gains and losses from the sale of real property, debt restructurings, extinguishment or forgiveness of debt, write-ups and write-downs, acquisition costs for consummated acquisitions, and any other extraordinary or other non-recurring gains or losses or other non-cash gains or losses outside the ordinary course of business) plus (b) an amount which in the determination of Net Income for such period has been deducted for (i) proceeds to minority interests, (ii) income taxes, (iii) depreciation and amortization, (iv) Interest Expense and (v) actual property management expense, less (c) 3% of the total real estate revenue of the Combined Parties as an assumed property management expense.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.6 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Excluded Taxes” means any Taxes that are not Excluded Taxes.
“Non-Extension Notice Date” has the meaning set forth in Section 2.3(b).
“Non-Recourse Indebtedness” means any Indebtedness: (a) under the terms of which the payee’s remedies upon the occurrence of an event of default are limited to specific, identified assets of the payor which secure such Indebtedness and (b) for the repayment of which neither a Borrower nor any Subsidiary of a Borrower (other than a special purpose Subsidiary of a Borrower which owns such assets) has any personal liability beyond the loss of such specified assets, except for liability for fraud, material misrepresentation or misuse or misapplication of insurance proceeds, condemnation awards, existence of hazardous wastes or other customary exceptions to non-recourse provisions.
“Note” means a Term Note, a Revolving Credit Note or an Incremental Term Loan Note, as the context may require.

“Notice of Borrowing” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Term SOFR Loans, pursuant to Section 2.1(d), which shall be substantially in the form of Exhibit 2.1(c) or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of a Borrower.

“Notice of Competitive Bid Borrowing” has the meaning set forth in Section 2.2(f).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that, without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by any Credit Party under any Credit Document and (b) the obligation of the Credit Parties to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its reasonable discretion, may elect to pay or advance on behalf of the Credit Parties.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.15).
“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.
“Participant” has the meaning set forth in Section 11.3(d).
“Participant Register” has the meaning set forth in Section 11.3(d).
“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereto.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards with respect to Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Permitted Liens” means (a) Liens securing Obligations, (b) Liens for taxes not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof), (c) Liens in respect of property imposed by law arising in the ordinary course of business such as materialmens’, mechanics’, warehousemens’, carriers’, landlords’ and other nonconsensual statutory Liens which are not yet due and payable or which are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof); (d) Liens arising from good faith deposits in connection with or to secure performance of tenders, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (other than obligations in respect of the payment of borrowed money), (e) Liens arising from good faith deposits in connection with or to secure performance of statutory obligations and surety and appeal bonds, (f) easements, rights-of-way, restrictions (including zoning restrictions), matters of plat, minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purposes, (g) judgment Liens that would not constitute an Event of Default, (h) Liens arising by virtue of any statutory or common law provision relating to bankers’ liens, rights of setoff or similar rights as to deposit accounts or other funds maintained with a creditor depository institution, (i) Liens (not affecting an Unencumbered Property) in connection with Indebtedness permitted by Section 8.1(c) and (j) Liens existing on the date hereof and identified on Schedule 8.2; provided that no such Lien shall extend to any property other than the property subject thereto on the Closing Date.
“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, company, trust, partnership, other enterprise (whether or not incorporated), Governmental Authority or other entity.
“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which a Borrower, any Subsidiary of a Borrower or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” within the meaning of Section 3(5) of ERISA.
“Platform” has the meaning specified in Section 7.1.
“Pricing Level” means, based upon the Unsecured Senior Debt Rating of BOP, the corresponding category (I, II, III, IV or V) within the Applicable Margin table.
“Principal Payments” means, for any period, for the Combined Parties, all scheduled payments of principal and any required prepayments on Funded Debt of the Combined Parties (other than balloon payments) for such period, ending on the date of determination (including the principal component of payments due on Capital Leases during the applicable period ending on the date of determination and excluding voluntary prepayments).
“Pro Forma Basis” means with respect to (a) the sale of a Property or the sale of an equity interest in a Credit Party or Eligible Unencumbered Property Subsidiary, (b) the creation of a Lien on a Property or (c) the acquisition of or Investment in a Property or other asset, that such sale, creation of Lien, acquisition or Investment shall be deemed to have occurred as of the first day of the four fiscal quarter period ending as of the last day of the most recent fiscal quarter for which the Lenders have received the financial information required by Section 7.1(b).
“Properties” means all real properties owned or ground-leased by the Borrowers and their Subsidiaries whether directly or through a joint venture investment.
“Property Value” means Annualized Modified Adjusted NOI for all Stabilized Properties divided by the Capitalization Rate; provided that a Stabilized Property that has a negative Adjusted NOI for the most recently ended quarter shall be valued at zero.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC” has the meaning set forth in Section 11.26(b).
“QFC Credit Support” has the meaning set forth in Section 11.26(a).
“Public Lender” has the meaning set forth in Section 7.1.
“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) each Issuing Lender, as applicable.
“Recourse Indebtedness” means any Indebtedness other than Non-Recourse Indebtedness.
“Register” has the meaning set forth in Section 11.3(c).
“REIT” means a real estate investment trust as defined in Sections 856-860 of the Code.
“REIT Subsidiary” means a Subsidiary of the Borrowers that is a REIT.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.
“Removal Effective Date” has the meaning set forth in Section 10.6(b).
“Replacement Date” has the meaning set forth in Section 3.10(b).
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the notice requirement has been waived by regulation.
“Required Incremental Term Loan Lenders” means, as of any date of determination with respect to any Incremental Term Loan Facility, Incremental Term Loan Lenders whose Incremental Term Loans represent at least 51% of the applicable Incremental Term Loan Facility. The portion of the applicable Incremental Term Loan Facility held by any Defaulting Lender shall be disregarded in determining Required Incremental Term Loan Lenders at any time.

“Required Lenders” means, as of any date of determination, Lenders whose Total Revolving Credit Exposures (determined without giving effect to any Competitive Bid Loans outstanding on such date), Term Loans and Incremental Term Loans, represent at least 51% of the sum of (a) the Total Revolving Credit Exposures of all Lenders (determined without giving effect to any Competitive Bid Loans outstanding on such date), (b) the Term Facility and (c) each Incremental Term Loan Facility. The Total Revolving Credit Exposure and the portion of the Term Facility held by any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that the amount of any participation in any Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Revolving Loan Lender shall be deemed to be held by the Lender that is the relevant Issuing Lender, as the case may be, in making such determination.

“Required Revolving Loan Lenders” means, as of any date of determination, Revolving Loan Lenders whose Total Revolving Credit Exposures (determined without giving effect to any Competitive Bid Loans outstanding on such date) represent at least 51% of the Total Revolving Credit Exposures of all Revolving Loan Lenders (determined without giving effect to any Competitive Bid Loans outstanding on such date). The Total Revolving Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Revolving Loan Lenders at any time; provided that the amount of any participation in any Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Revolving Loan Lender shall be deemed to be held by the Lender that is the relevant Issuing Lender, as the case may be, in making such determination.

“Required Term Lenders” means, as of any date of determination, Term Lenders whose Term Loans represent at least 51% of the Term Facility. The portion of the Term Facility held by any Defaulting Lender shall be disregarded in determining Required Term Lenders at any time.

“Requirement of Law” means, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or to which any of its material property is subject.
“Rescindable Amount” has the meaning set forth in Section 3.2(b)(ii).
“Resignation Effective Date” has the meaning set forth in Section 10.6(a).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Credit Party, and solely for purposes of the delivery of incumbency certificates pursuant to Section 5.1, the secretary or any assistant secretary of a Credit Party. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.
“Revolving Credit Availability” means, at any time, an amount equal to the Revolving Credit Facility less the Total Revolving Credit Obligations, in each case at such time.
“Revolving Credit Borrowing” means a borrowing of simultaneous Revolving Credit Loans of the same Type, and in the case of Term SOFR Loans, having the same Interest Period made by each of the Revolving Loan Lenders pursuant to Section 2.1(a).
“Revolving Credit Exposure” means, with respect to any Revolving Loan Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and such Lender’s participation in LOC Obligations at such time.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Loan Lenders Revolving Loan Commitments at such time. On the Closing Date, the Revolving Credit Facility is $600,000,000, as the same may be permanently reduced in accordance with Section 2.1(i) or increased from time to time pursuant to Section 2.7.

“Revolving Loan” and “Revolving Loans” have the meanings set forth in Section 2.1(a).
“Revolving Loan Lender” means a Lender with a Revolving Loan Commitment.
“Revolving Loan Commitment” means as to any Lender its obligation to make Revolving Loans and to purchase participations in LOC Obligations in an aggregate amount not to exceed (i) the amount set forth opposite such Lender’s name on Exhibit 1.1(a) hereof or (ii) if such Lender has entered into an Assignment and Assumption, the amount set forth for such Lender as its Revolving Loan Commitment in the Register maintained by the Administrative Agent pursuant to Section 11.3(d).
“Revolving Loan Maturity Date” means June 30, 2026, subject to extension in accordance with Section 3.5(d); provided, however, that, in each case, if such date is not a Business Day, the Revolving Credit Maturity Date shall be the next preceding Business Day.
“Revolving Note” means a promissory note made by the Borrowers in favor of a Revolving Loan Lender evidencing Revolving Loans made by such Lender, substantially in the form of Exhibit 2.1(k)-1.
“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., or any successor or assignee of the business of such division in the business of rating securities.
“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.
“Scheduled Unavailability Date” has the meaning set forth in Section 3.10(b).
“Secured Debt” means all Funded Debt of the Combined Parties that is subject to a Lien in favor of the creditor holding such Funded Debt; provided that any Funded Debt owed to the Lenders under the Credit Documents shall be considered to be Unsecured Debt even if a Lien has been granted in favor of the Lenders.
“Secured Debt Ratio” means the ratio of (a) Secured Debt to (b) Property Value plus, to the extent Secured Debt includes Funded Debt on Construction-in-Process, total construction costs incurred as of such date with respect to such Construction-in-Process.
“Significant Subsidiary” means, at any time, any Eligible Unencumbered Property Subsidiary, any Subsidiary of the Borrowers which is a Guarantor, and any other Subsidiary of the Borrowers which contributes at least $25,000,000 to Total Asset Value.
“Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan or a Multiple Employer Plan.
“SOFR” means, with respect to any applicable determination date, the Secured Overnight Financing Rate published on the fifth U.S. Government Securities Business Day preceding such date by the SOFR Administrator on the Federal Reserve Bank of New York’s website (or any successor source); provided, however that if such determination date is not a U.S. Government Securities Business Day, then SOFR means such rate that applied on the first U.S. Government Securities Business Day immediately prior thereto.
“SOFR Adjustment” means 0.10% (10 basis points).

“SOFR Administrator” means the Federal Reserve Bank of New York, as the administrator of SOFR, or any successor administrator of SOFR designated by the Federal Reserve Bank of New York or other Person acting as the SOFR Administrator at such time.
“Solvent” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Stabilized Property” means a Property which is not an Acquisition Property, Construction-in-Process or Eligible Land.
“Subsidiary” means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of stock of such corporation shall have or might have voting power by reason of the lapse of time or the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, association, joint venture, limited liability company, trust or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest or 50% Capital Percentage at any time. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrowers.
“Successor Rate” has the meaning set forth in Section 3.10(b).
“Supported QFC” has the meaning set forth in Section 11.6(a).
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.1(b).

“Term Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Borrowers pursuant to Section 2.1(b) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule 1.1(a) under the caption “Term Commitment” or opposite such caption in the Assignment and Agreement or New Lender Joinder Agreement pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Credit Agreement.

“Term Facility” means, (a) at any time on or prior to the Closing Date, the aggregate amount of the Term Lenders’ Term Commitments at such time, (b) at any time on or prior to the Increased Amount Date with respect to any Incremental Term Loan Increase, the aggregate amount of the Term Lenders’ Term Commitments with respect to such Incremental Facility and (c) at any time after the Closing Date and, in the case of each Incremental Term Loan Increase, the related Increased Amount Date, the aggregate amount of Term Loans (including any advances made in connection with any Incremental Term Loan Increase) of all Term Lenders outstanding at such time. On the Closing Date, the Term Facility is $250,000,000.

“Term Lender” means, (a) at any time on or prior to the Closing Date, any Lender that has a Term Commitment at such time and (b) at any time after the Closing Date, any Lender that holds a Term Loan at such time.

“Term Loan” means an advance made by a Term Lender under the Term Facility.

“Term Loan C Agreement” means that Term Loan C Agreement dated as of October 8, 2015, among the Borrowers, the lenders party thereto, and PNC Bank, National Association, as administrative agent, as the same may be amended, supplemented, restated or otherwise modified from time to time.
“Term Loan Maturity Date” means June 30, 2027; provided, however, that, if such date is not a Business Day, the Term Loan Maturity Date shall be the next preceding Business Day.
“Term Note” means a promissory note made by the Borrowers in favor of a Term Lender evidencing Term Loans made by such Lender, substantially in the form of Exhibit 2.1(k)-2.

“Term SOFR” means:
    (a)    for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S.

Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and

    (b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day;

provided that if Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, Term SOFR shall be deemed zero for purposes of the Credit Documents.
“Term SOFR Auction” means a solicitation of Competitive Bid Quotes setting forth Competitive Bid Margins based on Term SOFR pursuant to Section 2.2.
“Term SOFR Committed Loan” means a Committed Loan that is a Term SOFR Loan.
“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.
“Term SOFR Revolving Loan” means a Revolving Loan that is a Term SOFR Loan.
“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).
“Term SOFR Term Loan” means a Term Loan that is a Term SOFR Loan.
“Termination Event” means (a) with respect to any Single Employer Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA); (b) the withdrawal of any Borrower or any of its Subsidiaries or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan; (c) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041(a)(2) or 4041A of ERISA; (d) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under Section 4042 of ERISA; (e) any event or condition which might reasonably constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; or (f) the complete or partial withdrawal of any Borrower or any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan.
“Total Asset Value” means the sum, without duplication, of (i) Property Value plus (ii) Acquisition Properties valued, with respect to each such Acquisition Property, at the higher of its acquisition cost (after taking into account any impairments) or its Property Value (assuming for purposes of such valuation that such Acquisition Property is a Stabilized Property), provided that once an Acquisition Property is valued at its Property Value, such Acquisition Property can no longer be valued by using its acquisition cost, plus (iii) all unrestricted cash of the Combined Parties plus (iv) all Cash Equivalents of the Combined Parties plus (v) all unrestricted tenant security deposits held by the Combined Parties plus (vi) the aggregate of all amounts of the Combined Parties incurred and paid with respect to Construction-in-Process and Eligible Land (after taking into account any impairments), plus (vii) all notes receivable of the Combined Parties valued at the lower of cost or market in accordance with GAAP and which are not more than 30 days past due or otherwise in default, plus (viii) all investments in (based on the actual cash investment in), directly or indirectly, unconsolidated entities holding real estate assets, plus (ix) Eligible Cash 1031 Proceeds, plus (x) the product of 5 multiplied by Net Income attributable to third-party property management agreements, for the most recent period of four (4) consecutive fiscal quarters, to the extent that payments thereunder are not more than 30 days past due or otherwise in default, which credit will be limited to 5% of Total Asset Value; provided that the aggregate credit to Total Asset Value from the investments described in clauses (vi) through (viii) above will be limited to 35% of Total Asset Value.
“Total LOC Committed Amount” means $50,000,000.
“Total Revolving Credit Exposure” means, as to any Revolving Loan Lender at any time, the sum of (i) the unused Revolving Loan Commitment and (ii) Revolving Credit Exposure of such Lender at such time.
“Total Revolving Credit Obligations” means, at any time, the sum of (i) the outstanding principal amount of the Revolving Loans at such time, (ii) the LOC Obligations at such time and (iii) the outstanding principal amount of the Competitive Bid Loans at such time.
“Total Revolving Credit Outstandings” means, at any time, the sum of the then aggregate outstanding amount of all Revolving Loans and LOC Obligations outstanding.
“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan, a Daily SOFR Loan or a Term SOFR Loan.
“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version as may be in effect at the applicable time).
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unencumbered Cash Flow Ratio” means, as of any date of determination, the ratio of (a) Adjusted NOI with respect to Unencumbered Properties for the fiscal quarter ending on such date to (b) Interest Expense on Unsecured Debt for the fiscal quarter ending on such date.
“Unencumbered Construction-in-Process” means all Construction-in-Process that is (i) wholly-owned by a Credit Party or an Eligible Subsidiary that is a Wholly-Owned Subsidiary of the Borrowers, (ii) not subject to a Lien or negative pledge other than (a) nonconsensual Permitted Liens and (b) Liens in favor of the Lenders to secure the Obligations, and (iii) not subject to a significant environmental release, Environmental Claim or other violation of Environmental Laws.

“Unencumbered Construction-in-Process and Eligible Land Value” means the sum of Unencumbered Construction-in-Process and Unencumbered Eligible Land, in each case valued at the lower of cost or market (after taking into account any impairments).
“Unencumbered Eligible Land” means all Eligible Land that is (i) wholly-owned or leased under an Eligible Ground Lease by a Credit Party or an Eligible Subsidiary that is a Wholly-Owned Subsidiary of the Borrowers, (ii) not subject to a Lien or negative pledge other than (a) nonconsensual Permitted Liens and the terms of any applicable Eligible Ground Lease and (b) Liens in favor of the Lenders to secure the Obligations, and (iii) not subject to a significant environmental release, Environmental Claim or other violation of Environmental Laws.
“Unencumbered Properties” means all Properties that are (i) wholly-owned or leased under an Eligible Ground Lease by a Credit Party or an Eligible Subsidiary that is a Wholly-Owned Subsidiary of the Borrowers, (ii) not subject to a Lien or negative pledge (and, if such Property is owned or leased by an Eligible Subsidiary, the Borrowers’ direct or indirect ownership interests in such Eligible Subsidiary are not subject to a Lien or negative pledge) other than (a) nonconsensual Permitted Liens and (b) Liens in favor of the Lenders to secure the Obligations, (iii) improved with a building that has received a certificate of occupancy, and (iv) not subject to a significant environmental release, Environmental Claim or other violation of Environmental Laws.
“Unencumbered Property Value” means the aggregate Property Value with respect to all Unencumbered Properties that are Stabilized Properties.
“Unencumbered Value” means the sum, without duplication, of (i) Unencumbered Property Value, plus (ii) Acquisition Properties that are Unencumbered Properties valued, with respect to each such Acquisition Property, at the higher of its acquisition cost (after taking into account any impairments) or its Property Value (assuming for purposes of such valuation that such Acquisition Property is a Stabilized Property), provided that once an Acquisition Property is valued at its Property Value, such Acquisition Property can no longer be valued by using its acquisition cost, plus (iii) Unencumbered Construction-in-Process and Eligible Land Value, plus (iv) the aggregate amount of unrestricted cash or Cash Equivalents of the Combined Parties, plus (v) Eligible Cash 1031 Proceeds, to the extent not subject to a Lien, plus (vi) all notes receivable of the Combined Parties valued at the lower of cost or market in accordance with GAAP and which are not more than 30 days past due or otherwise in default, to the extent not subject to a Lien, which credit will be limited to 5% of Unencumbered Value; provided that Unencumbered Construction-in-Process and Eligible Land Value shall not account for more than 20% of Unencumbered Value.
“United States” and “U.S.” mean the United States of America.
“Unreimbursed Amount” has the meaning set forth in Section 2.3(f).
“Unsecured Debt” means the sum of all Funded Debt of the Combined Parties that was incurred, and continues to be outstanding, without granting a Lien to the creditor holding such Funded Debt; provided that all Funded Debt of the Combined Parties owing to the Lenders under this Credit Agreement shall be considered to be Unsecured Debt even if a Lien has been granted in favor of the Lenders.
“Unsecured Senior Debt Rating” means either (a) if BOP has issued unsecured, senior, long term, non-credit enhanced debt, the debt rating provided by S&P or Moody’s with respect to such unsecured, senior, long term, non-credit enhanced debt, or (b) if BOP has not issued unsecured, senior, long term, non-credit enhanced debt, the issuer rating for BOP provided by Moody’s or the corporate credit rating for BOP provided by S&P.
“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.
“U.S. Special Resolution Regimes” has the meaning set forth in Section 11.26(a).
“USP” has the meaning set forth in Section 2.3(g).
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 3.13(g)(ii)(B)(iii).
“Wholly-Owned Subsidiary of the Borrowers” means a Subsidiary of a Borrower in which the Borrowers directly or indirectly own 100% of the equity interests (excluding those equity interests that are owned by other Persons in order to permit such Subsidiary to qualify as a REIT or for other necessary tax reasons, so long as the Borrowers directly or indirectly own at least 99% of the equity interests in such Subsidiary and control decisions regarding the sale and financing of all Properties owned by such Subsidiary).
“Withholding Agent” means the Borrowers and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.bComputation of Time Periods and Other Definition Provisions.
For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” References in this Credit Agreement to “Articles”, “Sections”, “Schedules” or “Exhibits” shall be to Articles, Sections, Schedules or Exhibits of or to this Credit Agreement unless otherwise specifically provided. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any organization document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision thereof, (iv) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a Division as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division or series of a limited liability company shall constitute a separate Person hereunder (and each division or series of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
1.cAccounting Terms.
(i)Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, but subject to Section 1.4, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrowers and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.
(ii)Changes in GAAP. If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Credit Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Credit Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.
(iii)Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Borrowers and their Subsidiaries or to the determination of any amount for the Borrowers and their Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to exclude each variable interest entity that the Borrowers are required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.
1.dJoint Venture Investments.
For purposes of calculating the financial covenants in Section 7.2 (including the definitions used therein), (a) NOI, Adjusted NOI, Annualized Modified Adjusted NOI, Property Value and Interest Expense shall be calculated, to the extent applicable, to include the pro-rata share (as determined by their respective percentage interests in the profits and losses of such joint venture) of results attributable to the Borrowers and their Subsidiaries from joint ventures and (b) Indebtedness and Funded Debt shall be calculated as follows: (i) if the Indebtedness of a joint venture is recourse to a Borrower (or a Subsidiary of a Borrower ), then the greater of (A) the amount of such Indebtedness or Funded Debt that is recourse to such Borrower (or such Subsidiary), without duplication, or (B) such Borrower’s pro-rata share of such Indebtedness or Funded Debt as determined by its percentage interest in the profits and losses of such joint venture and (ii) if the Indebtedness of such joint venture is not recourse to such Borrower (or such Subsidiary), then such Borrower’s (or such Subsidiary’s) pro-rata share of such Indebtedness or Funded Debt as determined by its percentage interest in the profits and losses of such joint venture. For purposes of this Section 1.4, Indebtedness of a joint venture that is recourse to a Borrower or one of its Subsidiaries solely as a result of such Borrower (or such Subsidiary) being a partner or member in such joint venture shall be treated as not recourse to such Borrower (or such Subsidiary) as long as the only assets owned by such Borrower (or such Subsidiary) are its equity interest in such joint venture and any contributed capital held to fund such equity interest.
1.eInterest Rates.
The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Credit Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.
1.fRounding.
Any financial ratios required to be maintained by the Borrowers pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.gTimes of Day.
Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
Section 2.

CREDIT FACILITIES
2.aCommitted Loans.
(i)Revolving Loan Commitment. Subject to the terms and conditions set forth herein and pursuant to this Section 2.1, each Revolving Loan Lender severally agrees to make revolving loans (each a “Revolving Loan” and collectively the “Revolving Loans”) to the Borrowers, in Dollars, at any time and from time to time, during the period from and including the Closing Date to, but not including, the Revolving Loan Maturity Date or such earlier date as the Revolving Credit Facility has been terminated as provided herein; provided, however, that (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (ii) with respect to each individual Revolving Loan Lender, the Total Revolving Credit Exposure of such Lender shall not exceed such Lender’s Revolving Loan Commitment and (iii) the aggregate principal amount of such Revolving Loan shall not exceed the Revolving Credit Availability at such time. Subject to the terms of this Credit Agreement (including Section 3.3), the Borrowers may borrow, repay and reborrow Revolving Loans. The Administrative Agent shall keep a record of the purpose for which each of the Revolving Loans was advanced (and of repayments applied thereto), which record shall be conclusive absent prima facie error.
(ii)The Term Borrowing. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single loan to the Borrowers on the Closing Date, in Dollars, in an amount not to exceed such Lender’s Term Commitment. The Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Applicable Percentage of the Term Facility. Amounts borrowed under this Section 2.1(b) and repaid or prepaid may not be reborrowed.
(iii)Incremental Term Loan Borrowings. Subject to the terms and conditions set forth herein and in an Incremental Term Loan Facility Amendment, each Incremental Term Loan Lender severally agrees to make a single Loan to the Borrowers on the applicable Increased Amount Date in an amount not to exceed such Lender's Incremental Term Loan Commitment. Each Incremental Term Loan Borrowing shall consist of Incremental Terms Loans made simultaneously by the Incremental Term Loan Lenders in accordance with their respective Applicable Percentages of such Incremental Term Loan Facility.

Amounts borrowed under this Section 2.1(c) and the related Incremental Term Loan Facility Amendment and repaid or prepared may not be reborrowed.
(iv)Borrowings, Conversions and Continuations of Committed Loans. Each Committed Borrowing, each conversion of Term SOFR Loans from one Type to another, and each continuation of Term SOFR Loans shall be made upon the Borrowers’ irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Notice of Borrowing; provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Notice of Borrowing. Each such Notice of Borrowing must be received by the Administrative Agent not later than 12:00 p.m. (i) on the requested date of any Committed Borrowing of Daily SOFR Loans or Base Rate Loans or conversion of Daily SOFR Loans to Base Rate Loans or Base Rate Loans to Daily SOFR Loans and (ii) three (3) Business Days prior to the requested date of any Committed Borrowing of, conversion to, or continuation of, Term SOFR Loans or of any conversion of Term SOFR Loans to Daily SOFR Loans or Base Rate Loans. Each Committed Borrowing of, conversion to, or continuation of Term SOFR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each Committed Borrowing of or conversion to, Daily SOFR Loans or Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Notice of Borrowing shall specify (i) whether the Borrowers are requesting a Committed Borrowing, a conversion of Committed Loans from one Type to another, or a continuation of Term SOFR Loans, (ii) the requested date of the Committed Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto (which shall be one, three or six months, in each case subject to availability). If the Borrowers fail to specify a Type of Committed Loan in a Notice of Borrowing or if the Borrowers fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If the Borrowers request a Committed Borrowing of, conversion to, or continuation of, Term SOFR Loans in any such Notice of Borrowing, but fails to specify an Interest Period, the Borrowers will be deemed to have specified an Interest Period of one (1) month.
(v)Funding of Committed Loans. Following receipt of a Notice of Borrowing, the Administrative Agent shall promptly inform each Appropriate Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Borrowers, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Committed Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Notice of Borrowing. Upon satisfaction of the applicable conditions set forth in Section 5.2 (and, if such Committed Borrowing is the Extension of Credit, Section 5.1), the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent by either by (i) crediting the account of the Borrowers on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrowers.

(vi)Term SOFR Loans. Except as otherwise provided herein, a Term SOFR Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Term SOFR Loans or requested as or converted to Daily SOFR Loans without the consent of the Required Lenders.
    The Administrative Agent shall promptly notify the Borrowers and the Appropriate Lenders of the interest rate applicable to any Interest Rate for Term SOFR Loans upon determination of such interest rate.
    After giving effect to all Committed Borrowers, all conversion of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to Committed Loans.
(vii)Continuation or Rollover of Loans. Notwithstanding anything to the contrary in this Credit Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Credit Agreement, pursuant to a cashless settlement mechanism approved by the Borrowers, the Administrative Agent, and such Lender.
(viii)Conforming Changes. With respect to any of SOFR, Daily Simple SOFR, Term SOFR or any Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Credit Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrowers and the Lenders reasonably promptly after such amendment becomes effective.
(ix)Reduction or Termination of Revolving Credit Facility. Upon at least three (3) Business Days’ notice to the Administrative Agent, the Borrowers shall have the right to permanently terminate or reduce the aggregate unused amount of the Revolving Credit Facility at any time or from time to time; provided that (i) each partial reduction shall be in an aggregate amount at least equal to $5,000,000 and in integral multiples of $1,000,000 above such amount, and (ii) no reduction shall be made which would reduce the Revolving Credit Facility to an amount less than the lesser of (A) the aggregate amount of outstanding Revolving Loans plus the aggregate amount of outstanding LOC Obligations or (B) $200,000,000. Any reduction in (or termination of) the Revolving Credit Facility shall be permanent and may not be reinstated. The Administrative Agent shall immediately notify the Revolving Loan Lenders of any reduction in the Revolving Credit Facility and each Lender’s Commitment shall be reduced pro rata in accordance with each Lender’s Applicable Revolving Credit Percentage.
(x)Termination of Commitments. The aggregate Term Commitments shall be automatically and permanently reduced to zero on the date of the Term Borrowing and after giving effect thereto. The Incremental Term Loan Commitments with respect to an Incremental Term Loan Facility shall be automatically and permanently reduced to zero on the date of the related Incremental Term Loan Borrowing and after giving effect thereto.

(xi)Evidence of Debt.
(1)The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The Administrative Agent shall maintain the Register in accordance with Section 11.3(d). The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
(2)In addition to the accounts and records referred to in subsection (ii) above, each Revolving Loan Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Loan Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Loan Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
2.bCompetitive Bid Option.
(xii)The Competitive Bid Option. For so long as BOP shall maintain an Investment Grade Rating, the Borrowers may, as set forth in this Section 2.2, request that the Administrative Agent solicit the Revolving Loan Lenders to make offers to make Competitive Bid Loans to the Borrowers (a “Competitive Bid Quote Request”), such Competitive Bid Loan not to exceed, at such time (i) together with all Competitive Bid Loans then outstanding, fifty percent (50%) of the Revolving Credit Facility, or (ii) the then Revolving Credit Availability. Subject to the provisions of this Credit Agreement, the Borrowers may repay any outstanding Competitive Bid Loan on any day which is a Business Day and any amounts so repaid may be reborrowed, up to the amount available under this Section 2.2(a) at the time of such borrowing, until the Business Day next preceding the Revolving Loan Maturity Date. The Revolving Loan Lenders may, but shall have no obligation to, make such offers and the Borrowers may, but shall have no obligation to, accept any such offers in the manner set forth in this Section 2.2. The Competitive Bid Loans outstanding under the Existing Credit Agreement on the date hereof and listed on Schedule 2.2 shall become and be deemed to be Competitive Bid Loans outstanding under this Credit Agreement.
(xiii)Competitive Bid Quote Request. When the Borrowers wish to request offers to make Competitive Bid Loans under this Section 2.2, the Borrowers shall transmit to the Administrative Agent by email or facsimile transmission a Competitive Bid Quote Request substantially in the form of Exhibit 2.2(b) hereto so as to be received not later than 10:30 A.M. (New York City time) on the fourth (4th) Business Day prior to the date of borrowing proposed therein (or such other time or date as the Borrowers and the Administrative Agent shall have mutually agreed and shall have notified to the Revolving Loan Lenders not later than the date of the Competitive Bid Quote Request for the first Term SOFR Auction for which such change is to be effective) specifying:
(3)the proposed date of the requested Competitive Bid Loan, which shall be a Business Day;
(4)the aggregate amount of such Competitive Bid Loan, which shall be $5,000,000 or a larger multiple of $1,000,000 (which shall not exceed the Revolving Credit Availability);
(5)the duration of the Interest Period applicable thereto; and
(6)the amount of all Competitive Bid Loans then outstanding (which, together with the requested Competitive Bid Loans shall not exceed, in the aggregate, fifty percent (50%) of the Revolving Credit Facility).
The Borrowers may request offers to make Competitive Bid Loans for one or three month Interest Periods in a single Competitive Bid Quote Request. The Borrowers may not make more than four (4) Competitive Bid Quote Requests in any thirty (30) day period.
(xiv)Invitation for Competitive Bid Quotes. Promptly upon receipt of a Competitive Bid Quote Request, the Administrative Agent shall send to the Revolving Loan Lenders by email or facsimile transmission an Invitation for Competitive Bid Quotes substantially in the form of Exhibit 2.2(c) hereto, which shall constitute an invitation by the Borrowers to each Revolving Loan Lender to submit Competitive Bid Quotes offering to make the Competitive Bid Loans to which such Competitive Bid Quote Request relates in accordance with this Section.
(xv)Submission and Contents of Competitive Bid Quotes. (i) Each Revolving Loan Lender may submit a Competitive Bid Quote containing an offer or offers to make Competitive Bid Loans in response to any Invitation for Competitive Bid Quotes. Each Competitive Bid Quote must comply with the requirements of this subsection (d) and must be submitted to the Administrative Agent by email or facsimile transmission not later than 10:00 A.M. (New York City time) on the third (3rd) Business Day prior to the proposed date of borrowing (or such other time or date as the Borrowers and the Administrative Agent shall have mutually agreed and shall have notified the Revolving Loan Lenders not later than the date of the Competitive Bid Quote Request for the first LIBOR Auction for which such change is to be effective); provided that Competitive Bid Quotes submitted by the Person serving as the Administrative Agent (or any affiliate of the Person serving as the Administrative Agent) in the capacity of a Revolving Loan Lender may be submitted, and may only be submitted, if the Person serving as the Administrative Agent or such affiliate notifies the Borrowers of the terms of the offer or offers contained therein not later than one-quarter (1/4) hour prior to the deadline for the other Lenders. Any Competitive Bid Quote so made shall be irrevocable, except with the written consent of the Administrative Agent given on the instruction of the Borrowers.
(1)Each Competitive Bid Quote shall be in substantially the form of Exhibit 2.2(d)(ii) hereto and shall in any case specify:
(a)the proposed date of borrowing;

(b)the principal amount of the Competitive Bid Loan for which each such offer is being made, which principal amount (w) may be greater than or less than the Commitment of the quoting Lender, (x) must be $5,000,000 or a larger multiple of $1,000,000 (or, if the Revolving Credit Availability then is less than $5,000,000, such lesser amount), (y) may not exceed the principal amount of Competitive Bid Loans for which offers were requested and (z) may be subject to an aggregate limitation as to the principal amount of Competitive Bid Loans for which offers being made by such quoting Lender may be accepted;
(c)the margin above or below the applicable Term SOFR (the “Competitive Bid Margin”) offered for each such Competitive Bid Loan, expressed as a percentage (specified to the nearest 1/10,000th of 1%) to be added to or subtracted from such base rate offered for each Competitive Bid Loan; and
(d)the identity of the quoting Lender.
(7)Any Competitive Bid Quote shall be disregarded if it:
(e)is not substantially in conformity with Exhibit 2.2(d)(ii) hereto or does not specify all of the information required by subsection (d)(ii) above;
(f)except as provided in subsection (d)(ii)(B)(z) above, proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bid Quotes; or
(g)arrives after the time set forth in subsection (d)(i) above.
(i)Notice to Borrowers. The Administrative Agent shall promptly notify the Borrowers of the terms (x) of any Competitive Bid Quote submitted by a Lender that is in accordance with subsection (d) of this Section and (y) of any Competitive Bid Quote that amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Lender with respect to the same Competitive Bid Quote Request. Any such subsequent Competitive Bid Quote shall be disregarded by the Administrative Agent unless such subsequent Competitive Bid Quote is submitted solely to correct a manifest error in such former Competitive Bid Quote. The Administrative Agent’s notice to the Borrowers shall specify (A) the aggregate principal amount of Competitive Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Quote Request, (B) the principal amounts and Competitive Bid Margins so offered and (C) if applicable, limitations on the aggregate principal amount of Competitive Bid Loans for which offers in any single Competitive Bid Quote may be accepted.
(ii)Acceptance and Notice by Borrowers. Not later than 11:00 A.M. (New York City time) on the third (3rd) Business Day prior to the proposed date of borrowing (or such other time or date as the Borrowers and the Administrative Agent shall have mutually agreed and shall have notified the Revolving Loan Lenders not later than the date of the Competitive Bid Quote Request for the first Term SOFR Auction for which such change is to be effective), the Borrowers shall telephonically notify the Administrative Agent of their acceptance or non-acceptance of the offers so notified to them pursuant to subsection (e) of this Section 2.2, and the Borrowers shall confirm such telephonic notification in writing not later than the third (3rd) Business Day prior to the proposed date of borrowing. In the case of acceptance, such notice (a “Notice of Competitive Bid Borrowing”), whether telephonic or in writing, shall specify the aggregate principal amount of offers for each Interest Period that are accepted and shall be accompanied by a certificate of a Responsible Officer of the Borrowers with respect to compliance with (including calculation of) Section 7.2. Any Competitive Bid Loan accepted by the Borrowers and made by the Lenders shall utilize the Revolving Credit Facility (but not the Commitments of the Lenders making such Competitive Bid Loan), and the Revolving Credit Availability shall be reduced by the amount of any Competitive Bid Loans. The Borrowers may accept any Competitive Bid Quote in whole or in part; provided that:
(1)the aggregate principal amount of each Competitive Bid Loan borrowing may not exceed the applicable amount set forth in the related Competitive Bid Quote Request;
(2)the principal amount of each Competitive Bid Loan borrowing must be $5,000,000 or a larger multiple of $1,000,000 (or, if the Revolving Credit Availability then is less than $5,000,000, such lesser amount);
(3)acceptance of offers may only be made on the basis of ascending Competitive Bid Margins; and
(4)the Borrowers may not accept any offer that is described in subsection (d)(iii) of this Section or that otherwise fails to comply with the requirements of this Credit Agreement.
(i)Allocation by Administrative Agent. If offers are made by two or more Lenders with the same Competitive Bid Margins for a greater aggregate principal amount than the amount in respect of which such offers are permitted to be accepted for the related Interest Period, the principal amount of Competitive Bid Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Lenders as nearly as possible (in multiples of $1,000,000, as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers; provided, that the principal amount of such Competitive Bid Loans shall be allocated among such Lenders, in ascending order from those subject to the lowest Competitive Bid Margin to those subject to the highest Competitive Bid Margin, as applicable to provide to the Borrowers the lowest effective cost based on offers accepted. Determinations by the Administrative Agent of the amounts of Competitive Bid Loans shall be conclusive in the absence of manifest error. The Administrative Agent shall notify the Borrowers of all offers.
(ii)Notification by Administrative Agent. Upon receipt of the Borrowers’ Notice of Competitive Bid Borrowing in accordance with Section 2.2(f) hereof, the Administrative Agent shall, on the date such Notice of Competitive Bid Borrowing is received by the Administrative Agent, notify each Revolving Loan Lender of the principal amount of the Competitive Bid Loan borrowing accepted by the Borrowers and of such Lender’s share (if any) of such Competitive Bid Loan borrowing and such Notice of Competitive Bid Borrowing shall not thereafter be revocable by the Borrowers.

(iii)Each Competitive Bid Loan shall mature, and the principal amount thereof shall be due and payable, together with the accrued interest thereon, on the last day of the Interest Period applicable to such Competitive Bid Loan.
2.aLetter of Credit Subfacility.
(xvi)General. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.1, the Borrowers may request any Issuing Lender, in reliance on the agreements of the Lenders set forth in this Section 2.3, to issue, at any time and from time to time, during the period from and including the Closing Date to, but not including, the Revolving Loan Maturity Date or such earlier date as the Revolving Credit Facility has been terminated as provided herein, Letters of Credit denominated in Dollars for its own account or the account of any of their Subsidiaries in such form as is acceptable to the Administrative Agent and such Issuing Lender in their reasonable determination. Letters of Credit issued hereunder shall constitute utilization of the Commitments.
(xvii)Notice of Issuance, Amendment, Extension or Renewal. To request the issuance of a Letter of Credit (or the amendment of the terms and conditions, extension of the terms and conditions, extension of the expiration date or renewal of an outstanding Letter of Credit), the Borrowers shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Lender) to an Issuing Lender selected by it and to the Administrative Agent not later than 12:00 p.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and such Issuing Lender may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, extended, reinstated or renewed, and specifying the date of issuance, amendment, extension or renewal (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with clause (d) of this Section 2.3), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the purpose and nature of the requested Letter of Credit and such other information as shall be necessary to prepare, amend, extend, reinstate or renew such Letter of Credit. If requested by the applicable Issuing Lender, the Borrowers also shall submit a letter of credit application and reimbursement agreement on such Issuing Lender’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Credit Agreement and the terms and conditions of any form of letter of credit application and reimbursement agreement or other agreement submitted by the Borrowers to, or entered into by the Borrowers with, an Issuing Lender relating to any Letter of Credit, the terms and conditions of this Credit Agreement shall control.
    If the Borrowers so request in any applicable Letter of Credit Application (or the amendment of an outstanding Letter of Credit), the applicable Issuing Lender may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit shall permit such Issuing Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon by the Borrowers and the applicable Issuing Lender at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Lender, the Borrowers shall not be required to make a specific request to such Issuing Lender for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Lender to permit the extension of such Letter of Credit at any time to an expiration date not later than the date permitted pursuant to Section 2.3(d); provided, that such Issuing Lender shall not (i) permit any such extension if (A) such Issuing Lender has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its extended form under the terms hereof (except that the expiration date may be extended to a date that is no more than one year from the then-current expiration date) or (B) it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date from the Administrative Agent that the Required Revolving Loan Lenders have elected not to permit such extension or (ii) be obligated to permit such extension if it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date from the Administrative Agent, any Lender or the Borrowers that one or more of the applicable conditions set forth in Section 5.2 is not then satisfied, and in each such case directing such Issuing Lender not to permit such extension.
(xviii)Limitations on Amounts, Issuance and Amendment. A Letter of Credit shall be issued, amended, extended, reinstated or renewed only if (and upon issuance, amendment, extension, or renewal of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension or renewal (i) the aggregate amount of the outstanding Letters of Credit issued by any Issuing Lender shall not exceed its LOC Commitment, (ii) the aggregate LOC Obligations shall not exceed the Total LOC Committed Amount, (iii) the Revolving Credit Exposure of any Revolving Loan Lender shall not exceed its Revolving Loan Commitment and (iv) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility.
(1)No Issuing Lender shall be under any obligation to issue any Letter of Credit if:
(a)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing the Letter of Credit, or any Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Lender in good faith deems material to it;
(b)the issuance of such Letter of Credit would violate one or more policies of such Issuing Lender applicable to letters of credit generally;

(c)except as otherwise agreed by the Administrative Agent and such Issuing Lender, the Letter of Credit is in an initial stated amount less than $500,000;
(d)any Revolving Loan Lender is at that time a Defaulting Lender, unless such Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Lender (in its sole discretion) with the Borrowers or such Lender to eliminate such Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 11.9(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other LOC Obligations as to which such Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion; or
(e)the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.
(1)No Issuing Lender shall be under any obligation to amend any Letter of Credit if (A) such Issuing Lender would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.
(xix)Expiration Date. Each Letter of Credit shall have a stated expiration date no later than the earlier of (i) the date twelve (12) months after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, whether automatic or by amendment, twelve (12) months after the then-current expiration date of such Letter of Credit) and (ii) the date that is five (5) Business Days prior to the Revolving Loan Maturity Date.
(xx)Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the expiration date thereof), and without any further action on the part of the applicable Issuing Lender or the Revolving Loan Lenders, such Issuing Lender hereby grants to each Revolving Loan Lender, and each Revolving Loan Lender hereby acquires from such Issuing Lender, a participation in such Letter of Credit equal to such Lender’s Applicable Revolving Credit Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Revolving Loan Lender acknowledges and agrees that its obligation to acquire participations pursuant to this clause (e) in respect of Letters of Credit is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, extension, reinstatement or renewal of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Loan Commitments.
    In consideration and in furtherance of the foregoing, each Revolving Loan Lender hereby absolutely, unconditionally and irrevocably agrees to pay to the Administrative Agent, for account of the applicable Issuing Lender, such Lender’s Applicable Revolving Credit Percentage of each L/C Disbursement made by an Issuing Lender not later than 1:00 p.m. on the Business Day specified in the notice provided by the Administrative Agent to the Revolving Loan Lenders pursuant to Section 2.3(f) until such L/C Disbursement is reimbursed by the Borrowers or at any time after any reimbursement payment is required to be refunded to the Borrowers for any reason, including after the Revolving Loan Maturity Date. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.1 with respect to Revolving Loans made by such Lender (and Section 2.1 shall apply, mutatis mutandis, to the payment obligations of the Revolving Loan Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Lenders the amounts so received by it from the Revolving Loan Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to Section 2.3(f), the Administrative Agent shall distribute such payment to the applicable Issuing Lender or, to the extent that the Revolving Loan Lenders have made payments pursuant to this clause (e) to reimburse such Issuing Lender, then to such Issuing Lenders and such Issuing Lenders as their interests may appear. Any payment made by a Revolving Loan Lender pursuant to this clause (e) to reimburse an Issuing Lender for any L/C Disbursement shall not constitute a Revolving Loan and shall not relieve the Borrowers of its obligation to reimburse such L/C Disbursement.
Each Revolving Loan Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Applicable Revolving Credit Percentage of the aggregate amount available to be drawn under such Letter of Credit at each time such Lender’s Revolving Loan Commitment is amended pursuant to the operation of Section 2.7 or 3.5(d), as a result of an assignment in accordance with Section 11.3 or otherwise pursuant to this Credit Agreement.
If any Revolving Loan Lender fails to make available to the Administrative Agent for the account of the applicable Issuing Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.3(e), then, without limiting the other provisions of this Credit Agreement, the applicable Issuing Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the applicable Issuing Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such Issuing Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of any Issuing Lender submitted to any Revolving Loan Lender (through the Administrative Agent) with respect to any amounts owing under this clause (e) shall be conclusive absent manifest error.
(xxi)Reimbursement. If an Issuing Lender shall make any L/C Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such Issuing Lender in respect of such L/C Disbursement by paying to the Administrative Agent an amount equal to such L/C Disbursement not later than 12:00 noon on (i) the Business Day that the Borrowers receives notice of such L/C Disbursement, if such notice is received prior to 10:00 a.m. or (ii) the Business Day immediately following the day that the Borrowers receive such notice, if such notice is not received prior to such time, provided that, if such L/C Disbursement is not less than $1,000,000, the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.1 that such payment be financed with a borrowing of Base Rate Revolving Loans in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting borrowing of Base Rate Revolving Loans. If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Revolving Loan Lender of the applicable L/C Disbursement, the payment then due from the Borrowers in respect thereof (the “Unreimbursed Amount”) and such Revolving Loan Lender’s Applicable Revolving Credit Percentage thereof. In such event, the Borrowers shall be deemed to have requested a Committed Borrowing of Base Rate Revolving Loans to be disbursed on the date of payment by the applicable Issuing Lender under a Letter of Credit in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.1(d) for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the aggregate Revolving Loan Commitments and the conditions set forth in Section 5.2 (other than the delivery of a Notice of Borrowing). Any notice given by any Issuing Lender or the Administrative Agent pursuant to this Section 2.03(f) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(xxii)Obligations Absolute. The Borrowers’ obligation to reimburse L/C Disbursements as provided in clause (f) of this Section 2.3 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Credit Agreement under any and all circumstances whatsoever and irrespective of:
(2)any lack of validity or enforceability of this Credit Agreement, any other Credit Document or any Letter of Credit, or any term or provision herein or therein;
(3)the existence of any claim, counterclaim, setoff, defense or other right that the Borrowers or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any Issuing Lender or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(4)any draft, demand, certificate or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement in such draft or other document being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(5)waiver by any Issuing Lender of any requirement that exists for such Issuing Lender’s protection and not the protection of the Borrowers or any waiver by such Issuing Lenders which does not in fact materially prejudice the Borrowers;
(6)honor of a demand for payment presented electronically even if such Letter of Credit required that demand be in the form of a draft;
(7)any payment made by any Issuing Lender in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the applicable Uniform Commercial Code, the ISP or the UCP, as applicable;
(8)payment by the applicable Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit; or any payment made by any Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
(9)any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.3, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder.
    The Borrowers shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to them and, in the event of any claim of noncompliance with the Borrowers’ instructions or other irregularity, the Borrowers will immediately notify the applicable Issuing Lender. The Borrowers shall be conclusively deemed to have waived any such claim against each Issuing Lender and its correspondents unless such notice is given as aforesaid.
    None of the Administrative Agent, the Revolving Loan Lenders, any Issuing Lender, or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the applicable Issuing Lender or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the applicable Issuing Lender; provided that the foregoing shall not be construed to excuse an Issuing Lender from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by Applicable Law) suffered by the Borrowers that are caused by such Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Lender (as finally determined by a court of competent jurisdiction), an Issuing Lender shall be deemed to have exercised care in each such determination, and that:
(1)an Issuing Lender may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation;
(1)an Issuing Lender may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit and without regard to any non-documentary condition in such Letter of Credit;
(2)an Issuing Lender shall have the right, in its reasonable discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and
(3)this sentence shall establish the standard of care to be exercised by an Issuing Lender when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by Applicable Law, any standard of care inconsistent with the foregoing).
Without limiting the foregoing, none of the Administrative Agent, the Revolving Loan Lenders, any Issuing Lender, or any of their Related Parties shall have any liability or responsibility by reason of (i) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or other Person, (ii) an Issuing Lender declining to take-up documents and make payment (A) against documents that are fraudulent, forged, or for other reasons by which that it is entitled not to honor or (B) following a Borrowers’ waiver of discrepancies with respect to such documents or request for honor of such documents or (iii) an Issuing Lender retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to such Issuing Lender.
(xxiii)Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the applicable Issuing Lender and the Borrowers when a Letter of Credit is issued by it (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, no Issuing Lender shall be responsible to the Borrowers for, and no Issuing Lender’s rights and remedies against the Borrowers shall be impaired by, any action or inaction of any Issuing Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Credit Agreement, including the Law or any order of a jurisdiction where any Issuing Lender or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
(xxiv)Exculpatory Provisions. Each Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Lender shall have all of the benefits and immunities (A) provided to the Administrative Agent in Section 10 with respect to any acts taken or omissions suffered by such Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and LOC Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section10 included such Issuing Lender with respect to such acts or omissions, and (B) as additionally provided herein with respect to such Issuing Lender.
(xxv)Notices and Reports. Each Issuing Lender will, (i) upon issuance by it of a Letter of Credit, (ii) at least quarterly and (iii) more frequently upon request, provide to the Administrative Agent a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of the prior report, and including therein, among other things, the account party, the beneficiary, the face amount, and the expiry date as well as any payments or expirations which may have occurred. The Issuing Lender will further provide to the Administrative Agent, promptly upon request, copies of the Letters of Credit and the other applicable LOC Documents.
(xxvi)[Reserved].
(xxvii)Disbursement Procedures. The Issuing Lender for any Letter of Credit shall, within the time allowed by Applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Lender shall promptly after such examination notify the Administrative Agent and the Borrowers in writing of such demand for payment if such Issuing Lender has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse such Issuing Lenders and the Revolving Loan Lenders with respect to any such L/C Disbursement.
(xxviii)Interim Interest. If the Issuing Lender for any Letter of Credit shall make any L/C Disbursement, then, unless the Borrowers shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrowers reimburses such L/C Disbursement, at the rate per annum then applicable to Base Rate Revolving Loans; provided that if the Borrowers fail to reimburse such L/C Disbursement when due pursuant to clause (f) of this Section 2.3, then Section 3.1(b) shall apply. Interest accrued pursuant to this clause (m) shall be for account of such Issuing Lender, except that interest accrued on and after the date of payment by any Revolving Loan Lender pursuant to clause (f) of this Section 2.3 to reimburse such Issuing Lender shall be for account of such Lender to the extent of such payment.
(xxix)Replacement of any Issuing Lender. Any Issuing Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender. The Administrative Agent shall notify the Revolving Loan Lenders of any such replacement of an Issuing Lender. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 3.4(b)(i). From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of an Issuing Lender under this Credit Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to include such successor or any previous Issuing Lender, or such successor and all previous Issuing Lender, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an

Issuing Lender under this Credit Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(xxx)Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrowers receive notice from the Administrative Agent or the Required Revolving Loan Lenders demanding the deposit of Cash Collateral pursuant to this clause (o), the Borrowers shall immediately deposit into an account established and maintained on the books and records of the Administrative Agent (the “Collateral Account”) an amount in cash equal to 105% of the total L/C Obligations as of such date plus any accrued and unpaid interest thereon, provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrowers described in clause (e) of Section 9.1. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Credit Agreement. In addition, and without limiting the foregoing or clause (d) of this Section 2.3, if any LOC Obligations remain outstanding after the expiration date specified in said clause (d), the Borrowers shall immediately deposit into the Collateral Account an amount in cash equal to 105% of such LOC Obligations as of such date plus any accrued and unpaid interest thereon.
    The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the Collateral Account. Moneys in the Collateral Account shall be applied by the Administrative Agent to reimburse each Issuing Lender for L/C Disbursements for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LOC Obligations at such time or, if the maturity of the Revolving Credit Loans has been accelerated, be applied to satisfy other obligations of the Borrowers under this Credit Agreement. If the Borrowers are required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three (3) Business Days after all Events of Default have been cured or waived.
(xxxi)Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrowers shall be obligated to reimburse, indemnify and compensate the applicable Issuing Lender hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issues solely for the account of the Borrowers. The Borrowers irrevocably waive any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Borrowers hereby acknowledge that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrowers, and that the Borrowers’ businesses derives substantial benefits from the businesses of such Subsidiaries.
(xxxii)Conflict with LOC Documents. In the event of any conflict between the terms hereof and the terms of any LOC Document, the terms hereof shall control.

2.aJoint and Several Liability of the Borrowers.
(xxxiii)Each of the Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Lenders under this Credit Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them.
(xxxiv)Each of the Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety, but also as a co-debtor, joint and several liability with the other Borrower with respect to the payment and performance of all of the Obligations arising under this Credit Agreement and the other Credit Documents, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them.
(xxxv)If and to the extent that either of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrower will make such payment with respect to, or perform, such Obligation. Each Borrower further agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against the other Borrower for amounts so paid under this Credit Agreement until such time as the Lenders have been paid in full and all Commitments under this Credit Agreement have been terminated.
(xxxvi)The obligations of each Borrower under the provisions of this Section 2.4 constitute full recourse obligations of such Borrower, enforceable against it to the full extent of its properties and assets.
(xxxvii)Except as otherwise expressly provided herein, to the extent permitted by law, each Borrower hereby waives notice of acceptance of its joint and several liability and of all extensions of credit to the Borrowers by the Lenders, notice of occurrence of any Default or Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Credit Agreement), or of any presentment or demand for any payment under this Credit Agreement, notice of any action at any time taken or omitted by the Administrative Agent or the Lenders under or in respect of any of the obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Credit Agreement and the benefit of any laws that exonerate or limit the liability of co-borrowers or sureties and any defenses provided by those laws. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent or the Lenders at any time or times in respect of any default by either Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Credit Agreement, any and all other indulgences whatsoever by the Administrative Agent or the Lenders in respect of any of the obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such obligations or the addition, substitution or release, in whole or in part, of either Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or any failure to act on the part of the Administrative Agent or the Lenders, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this Section 2.4, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 2.4, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of such Borrower under this Section 2.4 shall not be discharged except by performance and then only to the extent of such performance. The obligations of each Borrower under this Section 2.4 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to either Borrower or a Lender. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of either Borrower or any of the Lenders.
(xxxviii)The provisions of this Section 2.4 are made for the benefit of the Lenders and their successors and assigns, and may be enforced by them from time to time against either of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Lenders first to marshal any of its claims or to exercise any of its rights against the other Borrower or to exhaust any remedies available to it against the other Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.4 shall remain in effect until all the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations is rescinded or must otherwise be restored or returned by the Lenders upon the insolvency, bankruptcy or reorganization of either of the Borrowers, or otherwise, the provisions of this Section 2.4 will forthwith be reinstated and in effect as though such payment had not been made.
(xxxix)Notwithstanding any provision to the contrary contained herein or in any of the other Credit Documents, to the extent the obligations of either Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of such Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).
2.cAppointment of BOP.
BRT hereby appoints BOP to act as its agent for all purposes under this Credit Agreement (including, without limitation, with respect to all matters related to the borrowing and repayment of Loans) and agrees that (i) BOP may execute such documents on behalf of BRT as BOP deems appropriate in its sole discretion and BRT shall be obligated by all of the terms of any such document executed on its behalf, (ii) any notice or communication delivered by the Administrative Agent or the Lender to BOP shall be deemed delivered to BRT and (iii) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, instrument or agreement executed by BOP on behalf of BRT. In addition, each of the Credit Parties hereby appoints BOP to act as its agent for all purposes of this Credit Agreement, the other Credit Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) BOP may execute such documents and provide such authorizations on behalf of such Credit Parties as BOP deems appropriate in its sole discretion and each Credit Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the

Administrative Agent, an Issuing Lender or a Lender to BOP shall be deemed delivered to each Credit Party and (c) the Administrative Agent, an Issuing Lender or the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by BOP on behalf of each of the Credit Parties.
2.dNon-Recourse.
Notwithstanding anything herein to the contrary, no recourse shall be had against any past, present or future shareholder, officer, director or trustee of BRT for any obligation of the Credit Parties under the Credit Documents, or for any claim based thereon or otherwise in respect thereof; provided, however, that this Section 2.6 shall not restrict or limit any claim against any such Person arising out of or occurring with respect to fraud or any intentional misrepresentation or any act or omission that is willful or wanton or constitutes gross negligence or willful misconduct.
2.eIncremental Facilities.
(xl)Incremental Facility Request. The Borrowers may, by written notice to the Administrative Agent on up to four (4) occasions on or after the Closing Date (but not at any time after an election to extend the then Existing Revolving Loan Maturity Date pursuant to Section 3.5(d)), elect to request increases in the aggregate principal amount of the Facilities through one or more increases in the existing Revolving Credit Facility (each such increase, an “Incremental Revolving Increase”), and/or the Term Facility (each such increase, an “Incremental Term Loan Increase”), and/or the addition of one or more new pari passu tranches of term loans (each an “Incremental Term Loan Facility”; each Incremental Term Loan Facility and each Incremental Revolving Increase and Incremental Term Loan Increase are collectively referred to as “Incremental Facilities”) so long as after giving effect to the incurrence of any Incremental Facility, the sum of the Revolving Credit Facility plus the Term Facility plus any Incremental Term Loan Facilities, in each case, at such time, does not exceed $1,350,000,000. Each such Incremental Facility must be in a minimum amount of $25,000,000 per request and integral multiples of $1,000,000 in excess of that amount (or such other amounts as are agreed to by the Borrowers and the Administrative Agent. Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which the Borrowers propose that the applicable Incremental Facility shall be effective, which shall be a date not less than 10 Business Days, nor more than 30 Business Days after the date on which such notice is delivered to the Administrative Agent and (B) the identity of each Lender or other Person that is an Eligible Assignee (each Lender or other Eligible Assignee who agrees to provide all or a portion of the Incremental Revolving Increase being referred to herein as a “New Revolving Loan Lender” and each Lender or other Eligible Assignee who agrees to provide all or portion of the Incremental Term Loan Increase or Incremental Term Loan Facility being referred to herein as an “New Term Loan Lender”, as applicable; such Lenders to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and the Borrowers (a “New Lender Joinder Agreement”)) to whom the Borrowers propose any portion of the applicable Incremental Facility be allocated and the amounts of such allocations; provided that any Lender or other Eligible Assignee approached to provide all or a portion of the applicable Incremental Facility may elect or decline, in its sole discretion, to provide a commitment with respect to an Incremental Facility and a Lender’s or other Eligible Assignee’s failure to respond shall be deemed to be a rejection of such request. Except in the case of a newly established Incremental Term Loan Facility, each such Incremental Facility (including any existing Incremental Term Loan Facility) shall be on the same terms as the

Facility being increased and all incremental commitments and loans provided as part of a newly established Incremental Term Loan Facility shall be on terms agreed to by the Borrowers and the Lenders providing such Incremental Term Loan Facility; provided, that if the terms of such Incremental Term Loan Facility (other than final maturity) are not the same as the terms of a then existing Incremental Term Loan Facility, such new Incremental Term Loan Facility shall be on terms reasonably acceptable to the Administrative Agent.
(xli)Incremental Term Loans. Incremental Term Loan Facilities and Incremental Term Loans may be made hereunder pursuant to a supplement, an amendment or an amendment and restatement (an “Incremental Term Loan Facility Amendment”) of this Credit Agreement and, as appropriate, the other Credit Documents, executed by the Borrower, each Incremental Term Loan Lender (including any New Term Loan Lender) with respect to such Incremental Term Loan Facility and the Administrative Agent. Notwithstanding anything to the contrary in Section 11.6, the Incremental Term Loan Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Credit Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.7. Each Incremental Term Loan Facility and the related Incremental Term Loans will be on such terms (including as to amortization and maturity) as are agreed to by the Borrowers and each Incremental Term Loan Lender with respect to such Incremental Term Loan Facility and, if the terms of such Incremental Term Loan Facility and the related Incremental Term Loans (other than final maturity) are not the same as any then existing Term Facility, such terms shall be reasonably acceptable to the Administrative Agent and each Incremental Term Loan Lender, but such Incremental Term Loans will not in any event have a maturity date earlier than the latest Maturity Date (including any extension option) of any then existing Facility.
(xlii)Conditions to Effectiveness of Facility Increase. Each Incremental Facility shall become effective as of such Increased Amount Date, subject to the satisfaction of each of the following conditions precedent, as determined by the Administrative Agent in its good faith judgment:
(1)no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such Incremental Facility;
(2)the representations and warranties made or deemed made by the Borrowers in any Credit Document shall be true and correct in all material respects (other than any representation or warranty qualified as to “materiality”, “Material Adverse Effect” or similar language, which shall be true and correct in all respects) on the effective date of such Incremental Facility, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (other than any representation or warranty qualified as to “materiality”, “Material Adverse Effect” or similar language, which shall be true and correct in all respects) on and as of such earlier date);
(3)the Borrowers shall make any payments required in connection with the termination of an Interest Period prior to the applicable Interest Payment Date;

(4)the Borrowers shall deliver or cause to be delivered any promissory notes, certificates, legal opinions, resolutions or other documents reasonably requested by the Administrative Agent in connection with any such transaction, consistent with those delivered on the Closing Date under Section 5.1;
(5)as requested by the Administrative Agent, the Credit Parties shall have acknowledged and ratified that their obligations under the applicable Credit Documents remain in full force and effect, and continue to guaranty the Obligations under the Credit Documents, as modified by the applicable Incremental Facility and the implementation thereof;
(6)the Borrowers shall have paid, pursuant to separate agreements between the Borrowers and the Administrative Agent, the arranger for the Incremental Facility, the New Revolving Loan Lenders and/or the Incremental Term Loan Lenders, (A) all reasonable costs and expenses incurred by the Administrative Agent in connection with the applicable Incremental Facility and (B) any fees that the Borrowers have agreed to pay to the arranger for the Incremental Facility, the New Revolving Loan Lenders and/or the Incremental Term Loan Lenders in connection with such Incremental Facility;
(7)    upon the reasonable request of any Lender made at least five (5) days prior to the closing date of such Incremental Facility, the Borrowers shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case at least five (5) days prior to the closing date of such Facility Increase.
(a)at least five (5) days prior to the closing date of such Incremental Facility, any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Borrower;
(1)the Borrowers shall prepay any Revolving Loans outstanding on the Increased Amount Date (and pay any additional amounts required pursuant to Section 3.14) to the extent necessary to keep the outstanding Revolving Loans ratably with any revised Applicable Revolving Credit Percentages arising from any nonratable increase in the Revolving Loan Commitments under this Section.
(xliii)Additional Facility Increase Matters.
(8)To the extent the Incremental Facility is an Incremental Revolving Increase and in the applicable Increased Amount Date, then each Revolving Loan Lender that is participating in such Incremental Facility on such Increased Amount Date shall make a Revolving Loan, the proceeds of which will be used to prepay the Revolving Loans of the other Revolving Loan Lenders immediately prior to such Increased Amount Date, so that, after giving effect thereto, the Revolving Loans outstanding are held by the Revolving Loan Lenders pro rata based on their Applicable Percentages after giving effect to such Increased Amount Date. If there is a new borrowing of Revolving Loans on such Increased

Amount Date, the Revolving Lenders after giving effect to such Increased Amount Date shall make such Revolving Loans in accordance with Section 2.1(a).
(9)On any Increased Amount Date in respect of any Incremental Term Loan Increase, subject to the satisfaction of the foregoing terms and conditions, each Lender participating in such Incremental Facility shall make a Term Loan to the Borrowers in an amount equal to its new Term Commitment.
(10)On any Increased Amount Date in respect of an Incremental Term Loan Facility, subject to the satisfaction of the applicable foregoing terms and conditions and any terms and conditions set forth in the Incremental Term Loan Facility Amendment pursuant to which such Incremental Term Loan Facility is established, each Lender participating in such Incremental Facility shall make an Incremental Term Loan to the Borrowers in the amount required to be made pursuant to such Incremental Term Loan Facility Amendment.
(11)The Loans and Commitments established pursuant to this Section 2.7 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Credit Agreement and the other Credit Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees.
(12)This Section 2.7 shall supersede any provisions in Section 3.8 or 11.6 to the contrary.
2.fCash Collateral.
(xliv)Obligation to Cash Collateralize. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or any Issuing Lender (with a copy to the Administrative Agent), the Borrowers shall Cash Collateralize the Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 11.9(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.
(xlv)Grant of Security Interest. The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.8(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the applicable Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (determined in the case of Cash Collateral provided pursuant to clause (a)(iv) above, after giving effect to Section 11.9(a)(iv) and any Cash Collateral provided by the Defaulting Lender). All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrowers shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.
(xlvi)Application. Notwithstanding anything to the contrary contained in this Credit Agreement, Cash Collateral provided under any of this Section 2.8 or Sections 2.3, 3.3, 11.9 or 9.2 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific LOC Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(xlvii)Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender) or (ii) the determination by the Administrative Agent and the applicable Issuing Lender that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Credit Documents and the other applicable provisions of the Credit Documents, and (y) the Person providing Cash Collateral and the applicable Issuing Lender may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
Section 3.

GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT
3.aInterest.
(xlviii)Interest Rate. Subject to the provisions of subsection (b) below, (i) each Daily SOFR Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to Daily Simple SOFR plus the Applicable Margin; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin; and (iii) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for the applicable Interest Period at a rate per annum equal to Term SOFR plus the Applicable Margin All Competitive Bid Loans shall bear interest at a rate per annum equal to the sum of (i) Term SOFR determined for the applicable Interest Period (determined as if the related Competitive Bid Loan were a Revolving Loan which is a Term SOFR Loan) plus (ii) the Competitive Bid Margin quoted by the Lender making such Competitive Bid Loan in accordance with Section 2.2.
(xlix)Default Rate of Interest. Upon the occurrence, and during the continuance, of an Event of Default, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents (including without limitation fees and expenses) shall bear interest, payable on demand, at a per annum rate equal to two percent (2%) plus the rate which would otherwise be applicable (or if no rate is applicable, then the rate for Base Rate Loans plus two percent

(2%) per annum), and when such default rate of interest is in effect, it shall continue to remain in effect both before and after the entry of any judgment; provided that unless the Loans have been accelerated, interest, including the default rate of interest, shall only be due and payable on the Interest Payment Dates.
(l)Interest Payments. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
3.aPlace and Manner of Payments.
(li)General. All payments to be made by a Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by any Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. Payments received after such time shall be deemed to have been received on the next Business Day. The Borrowers shall, at the time one or both make any payment under this Credit Agreement, specify to the Administrative Agent or Issuing Lender, as applicable, the Loans, Letters of Credit, fees or other amounts payable by the Borrowers hereunder to which such payment is to be applied (and in the event that they fail to specify, or if such application would be inconsistent with the terms hereof, the Administrative Agent shall distribute such payment to each Appropriate Lender its Applicable Percentage (or other applicable share as provided herein) in such manner as the Administrative Agent may deem appropriate). The Administrative Agent will distribute any such payment to each Appropriate Lender its Applicable Percentage (or other applicable share as provided herein) on the day received if such payment is received prior to 2:00 p.m.; otherwise the Administrative Agent will distribute such payment to the Appropriate Lenders on the next succeeding Business Day. Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and fees for the period of such extension), except that in the case of Term SOFR Loans, if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the next preceding Business Day.
(lii)Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Term SOFR Loans (or, in the case of any Committed Borrowing of Daily SOFR Loans or Base Rate Loans, prior to 12:00 noon on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.1 (or, in the case of a funding of Daily SOFR Loans or Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.1) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Loan available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Committed Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by the Borrowers shall be without prejudice to any claim a Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(1)Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that a Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due.
    With respect to any payment that the Administrative Agent makes for the account of the Lenders or any Issuing Lender hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrowers have not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrowers (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the applicable Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or such Issuing Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
    A notice of the Administrative Agent to any Lender or a Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(liii)Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in Section 2, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Extension of Credit set forth in Section 5 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(liv)Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 11.5 are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 11.5 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 11.5.
(lv)Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(lvi)Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.
3.bPrepayments.
(lvii)Voluntary Prepayments. The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be in a form reasonably acceptable to the Administrative Agent and be received by the Administrative Agent not later than 11:00 a.m. (A)  three (3) Business Days prior to any date of prepayment of Daily SOFR Loans or Term SOFR Loans and (B)  on the date of prepayment of Base Rate Loans; (i) any prepayment of Daily SOFR Loans or Term SOFR Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof, and (ii) any prepayment of Base Rate Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Term SOFR Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the prepayment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of any Committed Loan shall be accompanied by all accrued interest on the amount prepaid, together with, in the case of any Term SOFR Loan, any additional amounts required pursuant to Section 3.14. Subject to Section 11.9, each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages in respect of the relevant Facility. Notwithstanding anything contained in this Credit Agreement to the contrary, Competitive Bid Loans may not be voluntarily prepaid without the consent of the Lender(s) that hold such Competitive Bid Loans.

(lviii)Mandatory Prepayments. If at any time the Revolving Credit Availability is less than zero, the Borrowers shall immediately prepay the Revolving Loans (including L/C Borrowings) in the amount of such excess in accordance with Section 3.3(c) and/or Cash Collateralize the L/C Obligations in an aggregate amount necessary to cause the Revolving Credit Availability to be greater than or equal to $0; provided, however, that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 3.3(b)(i) unless, after the prepayment in full of all Revolving Loans (including L/C Borrowings), the Revolving Credit Availability is not greater than or equal to $0; and
(lix)Application of Prepayments.
(2)All amounts paid pursuant to Section 3.3(a) shall be applied as directed by the Borrowers.
(3)All amounts required to be paid pursuant to Section 3.3(b) shall be applied, first, ratably to Base Rate Revolving Loans and Daily SOFR Revolving Loans (ratably to each Revolving Loan Lender in accordance with such Lender’s Applicable Revolving Credit Percentage) until paid in full, second, to Term SOFR Revolving Loans in direct order of Interest Period maturities (ratably to each Revolving Loan Lender in accordance with such Lender’s Applicable Revolving Credit Percentage) until paid in full, third, to Competitive Bid Loans (subject to the last sentence of Section 3.3(a)) and, fourth, to Cash Collateralize the L/C Obligations until fully collateralized. For the avoidance of doubt, no prepayments pursuant to Section 3.3(b) shall reduce the Revolving Credit Facility.
(4)All prepayments hereunder shall be subject to Section 3.14.
3.bFees.
(lx)Facility Fees. In consideration of the Revolving Credit Facility being made available by the Revolving Loan Lenders hereunder, the Borrowers agree to pay to the Administrative Agent, for the pro rata benefit of each Revolving Loan Lender (based on each Revolving Loan Lender’s Applicable Percentage and the number of days that such Lender was a Revolving Loan Lender during the prior fiscal quarter), a fee (collectively, the “Facility Fees”) equal to the Facility Fee Rate (as defined below) multiplied by the entire Revolving Credit Facility. The “Facility Fee Rate” shall vary from time to time based on the Unsecured Senior Debt Ratings then in effect and calculated as set forth in the definition of Applicable Margin.
The Facility Fees shall commence to accrue on the Closing Date and shall be due and payable in arrears on the first day of each fiscal quarter of the Borrowers (as well as on the Revolving Loan Maturity Date and on any date that the Revolving Credit Facility is reduced) for the immediately preceding fiscal quarter (or portion thereof), beginning with the first of such dates to occur after the Closing Date.
(lxi)Letter of Credit Fees.
(5)Letter of Credit Fees. In consideration of the issuance of Letters of Credit hereunder, the Borrowers agree to pay to the Administrative Agent, for the pro rata benefit of the applicable Revolving Loan Lenders (based on each Lender’s Revolving Loan Commitment), a per annum fee (the “Letter of Credit

Fees”) equal to the Applicable Margin for Term SOFR Loans on the average daily maximum amount available to be drawn under each such Letter of Credit from the date of issuance to the date of expiration. The Letter of Credit Fees will be payable quarterly in arrears after the issuance of such Letter of Credit (as well as on the Revolving Loan Maturity Date).
(6)Issuing Lender Fees. In addition to the Letter of Credit Fees payable pursuant to subsection (i) above, the Borrowers shall pay to the Issuing Lender for its own account, without sharing by the other Lenders, (A) a fee equal to 0.125% per annum on the average daily maximum amount available to be drawn under each such Letter of Credit issued by the Issuing Lender from the date of issuance to the date of expiration, such fee to be paid quarterly in arrears or the first day of each fiscal quarter of the Borrowers after the issuance of such Letter of Credit (as well as the Revolving Loan Maturity Date), and (B) the customary charges from time to time of the Issuing Lender for its services in connection with the issuance, amendment, payment, transfer, administration, cancellation and conversion of, and drawings under, Letters of Credit (collectively, the “Issuing Lender Fees”).
(lxii)Administrative Fees. The Borrowers agree to pay to the Administrative Agent, for its own account, an annual fee as agreed to between the Borrowers and the Administrative Agent in the applicable Fee Letter.
(lxiii)Competitive Bid Fee. Simultaneously with the delivery of each Notice of Competitive Bid Borrowing, the Borrowers shall pay to the Administrative Agent for its own account, a fee equal to $2,500.
3.cPayment in full at Maturity; Extension of Revolving Loan Maturity Date.
(lxiv)Revolving Loans. The Borrowers shall repay to the Revolving Loan Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date; provided that Competitive Bid Loans shall also be due and payable in full as provided in Section 2.2(i).
(lxv)Term Loans. The Borrowers shall repay to the Term Lenders on the Maturity Date for the Term Facility the aggregate principal amount of Term Loans outstanding on such date.
(lxvi)Incremental Term Loans. The Borrowers shall repay to the Incremental Term Loan Lenders with respect to any Incremental Term Loan Facility on such date or dates as shall be specified therefor in the applicable Incremental Term Loan Facility Amendment.
(lxvii)Extensions of Revolving Loan Maturity Date. On two (2) occasions during the term of this Credit Agreement, so long as no Default or Event of Default has occurred and is continuing at the time of such request, the Borrowers may elect at least 30 days, but no more than 90 days, prior to the Maturity Date then in effect for the Revolving Credit Facility (the “Existing Revolving Loan Maturity Date”), to extend the then Existing Revolving Loan Maturity Date for six (6) months from such Existing Revolving Loan Maturity Date by providing written notice of such election to the Administrative Agent (which shall promptly notify each of the Revolving Loan Lenders). If on the applicable Existing Revolving Loan Maturity Date (i) no Default or Event of Default

exists and is continuing, (ii) the Borrowers pay to the Administrative Agent, for the pro rata benefit of the Revolving Loan Lenders, an extension fee equal to 0.0625% of the then Revolving Credit Facility, and (iii) the Borrowers have given written notice to the Administrative Agent of such election to extend such Existing Revolving Loan Maturity Date within the time frame set forth in this Section 3.5(d), the then Existing Revolving Loan Maturity Date shall be automatically extended for a period of six (6) months.
3.aComputations of Interest and Fees.
(lxviii)All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be made on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and actual days elapsed. All other computations of fees and interest, including those with respect to Daily SOFR Loans and Term SOFR Loans, shall be made on the basis of a three hundred sixty (360)-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a three hundred sixty-five (365)-day year). Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which such Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 3.2(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.
(lxix)It is the intent of the Lenders and the Borrowers to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Credit Parties are hereby limited by the provisions of this paragraph which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including, but not limited to, prepayment or acceleration of the maturity of any obligation), shall the interest taken, reserved, contracted for, charged, or received under this Credit Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such interest shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the maximum lawful amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrowers or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.

3.d[Reserved].
3.eSharing of Payments by Lenders; Sharing of Proceeds From Exercise of Remedies in respect of the Additional Guarantees.
(lxx)Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Term Loans, Revolving Loans or Incremental Term Loans made by it, or the participations in LOC Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Term Loans, Revolving Loans, Incremental Term Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Term Loans, Revolving Loans and Incremental Term Loans and subparticipations in LOC Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans, Revolving Loans and Incremental Term Loans and other amounts owing them, as applicable, provided that:
(i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section 3.8 shall not be construed to apply to (x) any payment made by or on behalf of the Borrowers pursuant to and in accordance with the express terms of this Credit Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.8, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans, Revolving Loans, Incremental Term Loans or subparticipations in LOC Obligations to any assignee or participant, other than an assignment to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section 3.8 shall apply).
(lxxi)Sharing of Proceeds from Exercise of Remedies in respect of the Additional Guarantees. Notwithstanding the fact that one or more of the Additional Guarantees only guarantee payment of the Term Loans (and not any Obligations in respect of any other Loans or Extensions of Credit), each Term Lender hereby agrees (and directs the Administrative Agent) that in the event of the exercise of remedies in respect of one or more of such Additional Guarantees (whether pursuant to any contract, Law (including any Debtor Relief Law) or otherwise), all proceeds received in respect thereof shall be applied to all Obligations in accordance with Section 9.3. In furtherance thereof, each Term Lender hereby agrees that if, in connection with the exercise of remedies in respect of one or more Additional Guarantees that only guarantee payment of Term Loans, such Term Lender obtains any payment in respect thereof in excess of its ratable share due to all Lenders under Section 9.3, then such Term Lender shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Term Loans, Revolving Loans and Incremental Term Loans and subparticipations in LOC Obligations, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by all Lenders ratably in accordance with Section 9.3, provided that if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest.
3.cCapital Adequacy.
If any Lender or any Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender or any lending office of such Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Credit Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.
3.dInability To Determine Interest Rates; Replacement of Term SOFR.
(lxxii)Inability to Determine Rates. If in connection with any request for a Daily SOFR Loan or a Term SOFR Loan, or a conversion of a Base Rate Loan or a Daily SOFR Loan to a Term SOFR Loan, or a conversion of a Base Rate Loan or a Term SOFR Loan to a Daily SOFR Loan, or a continuation of a Term SOFR Loan, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 3.10(b), and the circumstances under clause (i) of Section 3.10(b) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan or for determining the Daily Simple SOFR for any determination date with respect to an existing or proposed Daily SOFR Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or the Daily Simple SOFR with respect to an existing or proposed Daily SOFR Loan, as the case may be, does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.
    Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans and/or to make Daily SOFR Loans (as applicable), or to convert Base Rate Loans or Daily SOFR Loans to Term SOFR Loans, or to convert Base Rate Loans or Term SOFR Loans to Daily SOFR Loans, shall be suspended, (to the extent of the affected Term SOFR Loans, Daily SOFR Loans or Interest Periods), and (y) in the event of a determination described in clause (i)(B) of the preceding paragraph with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of the first paragraph of this Section 3.10(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.

Upon receipt of such notice, (i) the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Term SOFR Loans or a Borrowing of or conversion to Daily SOFR Loans (to the extent of the affected Term SOFR Loans, Daily SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and (ii) any outstanding Term SOFR Loans and Daily SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately, in the case of Daily SOFR Loans, and at the end of their respective applicable Interest Period, in the case of Term SOFR Loans.
(lxxiii)Replacement of Term SOFR and SOFR or a Successor Rate. Notwithstanding anything to the contrary in this Credit Agreement or any other Credit Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrowers or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrowers) that the Borrowers or Required Lenders (as applicable) have determined, that:
(7)adequate and reasonable means do not exist for ascertaining both SOFR and one month, three month and six month interest periods of Term SOFR, including, without limitation, because SOFR is not available or published on a current basis or the Term SOFR Screen Rate is not available or published on a current basis, as applicable, and such circumstances are unlikely to be temporary; or
(8)CME or any successor administrator of the Term SOFR Screen Rate, and the Federal Reserve Bank of New York or any successor administrator of SOFR, or a Governmental Authority having jurisdiction over the Administrative Agent or any such administrator with respect to its publication of SOFR and/or Term SOFR, as applicable, in each case acting in such capacity, has made a public statement identifying a specific date after which SOFR and one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate, as applicable, shall or will no longer be made available, or permitted to be used for determining the interest rate of Dollar denominated syndicated loans, or shall or will otherwise cease; provided that, at the time of such statement, there are no successor administrators that are satisfactory to the Administrative Agent, that will continue to provide SOFR or such interest periods of Term SOFR, as applicable, after such specific date (the latest date on which SOFR or one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”)
or if the events or circumstances of the type described in Section 3.10(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then, on a date and time determined by the Administrative Agent (any such date, the “Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, the Administrative Agent and the Borrower may amend this Credit Agreement solely for the purpose of replacing SOFR and Term SOFR or any then current Successor Rate in accordance with this Section 3.10, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such benchmark, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated in its reasonable discretion (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrowers unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.
The Administrative Agent will promptly (in one or more notices) notify the Borrowers and each Lender of the implementation of any Successor Rate.
Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Credit Agreement and the other Credit Documents.
In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrowers and the Lenders reasonably promptly after such amendment becomes effective.
3.fIllegality.
If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to perform any of its obligations hereunder or make, maintain or fund Loans or charge interest with respect to any Loans whose interest is determined by reference to SOFR, Daily Simple SOFR and/ or Term SOFR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to engage in reverse repurchase of U.S. Treasury securities transactions of the type included in the determination of SOFR, or to determine or charge interest rates based upon SOFR, Daily Simple SOFR and/or Term SOFR, then, upon notice thereof by such Lender to the Borrowers through the Administrative Agent, (i) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Extension of Credit or continue Daily SOFR Loans or Term SOFR Loans or to convert Base Rate Loans to Daily SOFR Loans or Term SOFR Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon the Borrowers’ receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Daily SOFR Loans and Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor (in the case of Term SOFR Loans), if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, in the case of Daily SOFR Loans or if such Lender may not lawfully continue to maintain such Term SOFR Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Term SOFR the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender (such Lender to advise the Administrative Agent promptly after knowledge of the change in circumstances) that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.14.
3.gRequirements of Law.
(lxxiv)If any Change in Law shall:
(9)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any Issuing Lender;
(10)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or its deposits, reserves, other liabilities or capital attributable thereto; or
(11)impose on such Lender or such Issuing Lender any other condition, cost or expense affecting this Credit Agreement or Daily SOFR Loans or Term SOFR Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such Issuing Lender, the Borrowers will pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.
(lxxv)A certificate of a Lender or an Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender or its holding company, as the case may be, as specified in Section 3.9 or Section 3.12(a) and delivered to the

Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender or such Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(lxxvi)Failure or delay on the part of any Lender or any Issuing Lender to demand compensation pursuant to the foregoing provisions of this Section 3.12 shall not constitute a waiver of such Lender's or such Issuing Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or an Issuing Lender pursuant to the foregoing provisions of this Section 3.12 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such Issuing Lender, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
3.bTaxes.
(lxxvii)Issuing Lender. For purposes of this Section 3.13, the term “Lender” includes any Issuing Lender.
(lxxviii)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrowers under any Credit Document shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(lxxix)Payment of Other Taxes by the Borrowers. The Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it or any Lender for the payment of, any Other Taxes.
(lxxx)Indemnification by the Borrowers. The Borrowers shall indemnify each Recipient, within 10 days after demand therefor together with a certificate specifying the amount of such payment or liability (with a copy to the Administrative Agent), for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient (whether directly or pursuant to Section 3.13(e)) or required to be withheld or deducted from a payment to such Recipient and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the

Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. The Borrowers shall indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.13(e) below.
(lxxxi)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.3(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(lxxxii)Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrowers to a Governmental Authority pursuant to this Section 3.13, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(lxxxiii)Status of Lenders.
(12)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.13(g) (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the applicable Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(13)Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,
(a)any Lender that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(b)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable:
(i)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BENE (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BENE (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii)executed copies of IRS Form W-8ECI;
(iii)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) substantially in the form of Exhibit 3.13-1 and (y) executed copies of IRS Form W-8BENE (or W-8BEN, as applicable); or
(iv)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BENE (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.13-2 or Exhibit 3.13-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a

U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.13-4 on behalf of each such direct and indirect partner;
(c)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(d)if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to such Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Borrower and the Administrative Agent in writing of its legal inability to do so.
(i)Treatment of Certain Refunds. If any party determines, in its reasonable discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.13 (including by the payment of additional amounts pursuant to this Section 3.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to, or to file for or pursue any refund of Taxes on behalf of, the indemnifying party or any other Person.
(ii)Survival. Each party’s obligations under this Section 3.13 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.
3.hCompensation. Except as expressly set forth in Section 3.3(c), upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(lxxxiv)any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan or Competitive Bid Loan on a day other than the last day of any Interest Period, relevant Interest Payment Date or payment period, as applicable, for such Loan or Competitive Bid Loan, if applicable (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(lxxxv)any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any portion of the Loans (other than a Base Rate Loan) or Competitive Bid Loans on the date or in the amount notified by the Borrowers; or
(lxxxvi)any assignment of a Term SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 3.15(b);
including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain the Loans or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
3.eMitigation; Mandatory Assignment.
(lxxxvii)Designation of a Different Lending Office. Each Lender may make any Extension of Credit to the Borrowers through any lending office, provided that the exercise of this option shall not affect the obligation of the Borrowers to repay the Extension of Credit in accordance with the terms of this Credit Agreement. If any Lender or any Issuing Lender requests compensation under Section 3.12, or requires the Borrowers to pay any Indemnified Taxes or additional amounts to any Lender, any Issuing Lender or any Governmental Authority for the account of any Lender or any Issuing Lender pursuant to Section 3.13, then such Lender or such Issuing Lender, as applicable, shall (at the request of the Borrowers) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such Issuing Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.12 or 3.13, as the case may be, in the future, and (ii) in each case, would not subject such Lender or such Issuing Lender, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or Issuing Lender, as the case may be. The Borrowers hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any Issuing Lender in connection with any such designation or assignment.
(lxxxviii)Replacement of Lenders. In the event a Lender makes a request to the Borrowers for additional payments in accordance with Sections 3.9, 3.10, 3.11, 3.12, 3.13 or 3.14 or a Lender becomes a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their own expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.3), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.9, 3.12 and 3.13) and obligations under this Credit Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(1)the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.3(b);
(2)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 3.14) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
(3)in the case of any such assignment resulting from a claim for compensation under Sections 3.9 or 3.12 or payments required to be made pursuant to Section3.13, such assignment will result in a reduction in such compensation or payments thereafter;
(4)such assignment does not conflict with Applicable Laws; and
(5)in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
    A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
Each party hereto agrees that (a) an assignment required pursuant to this Section 3.15(b) may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

Notwithstanding anything in this Section 3.15(b) to the contrary, (i) any Lender that acts as an Issuing Lender may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such Issuing Lender or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such Issuing Lender) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 10.6.
3.iSurvival. All of the Borrowers’ obligations under Sections 3.9 through and including Section 3.14 shall survive termination of the Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.
Section 4.

[RESERVED]
Section 5.

CONDITIONS PRECEDENT
5.aClosing Conditions.
The obligation of the Lenders to enter into this Credit Agreement and make the initial Extensions of Credit is subject to satisfaction of the following conditions:
(i)Executed Credit Documents. Receipt by the Administrative Agent of duly executed copies of: (i) this Credit Agreement; (ii) a Note in favor of each Lender requesting a Note; and (iii) all other Credit Documents required to be delivered on or before the Closing Date, each in form and substance reasonably acceptable to the Administrative Agent in its reasonable discretion.
(ii)Partnership Documents. With respect to each Credit Party that is a partnership, receipt by the Administrative Agent of the following:
(6)Partnership Agreements. Certified copies of the partnership agreement of such Credit Party, together with all amendments thereto.
(7)Certificates of Good Standing or Existence. A certificate of good standing or existence for such Credit Party issued as of a recent date by its state of organization and each other state where the failure to qualify or be in good standing could have a Material Adverse Effect.
(iii)Corporate Documents. With respect to each Credit Party that is a corporation, if applicable, receipt by the Administrative Agent of the following:
(1)Charter Documents. Copies of the articles or certificates of incorporation or other charter documents of such Credit Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation and certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date.
(2)Bylaws. A copy of the bylaws of such Credit Party certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date.
(3)Good Standing. Copies of certificates of good standing, existence or their equivalent with respect to such Credit Party certified as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of incorporation and each other jurisdiction in which the failure to so qualify and be in good standing could have a Material Adverse Effect.
(iv)Limited Liability Company Documents. With respect to each Credit Party that is a limited liability company, if applicable, receipt by the Administrative Agent of the following:
(8)Certificate of Formation. A copy of the certificate of formation of such Credit Party certified to be true and complete by the appropriate Governmental Authority of the state or jurisdiction of its formation and certified by the sole or managing member of such Credit Party to be true and correct as of the Closing Date.
(9)Operating Agreement. A copy of the Operating Agreement of such Credit Party certified by the sole or managing member of such Credit Party to be true and correct as of the Closing Date.
(10)Good Standing. Copies of certificates of good standing, existence or their equivalent with respect to such Credit Party certified as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of formation and each other jurisdiction in which the failure to so qualify and be in good standing could have a Material Adverse Effect.
(v)Trust Documents. With respect to BRT, receipt by the Administrative Agent of the following:
(2)Declaration of Trust. A copy of the Declaration of Trust of BRT certified to be true and complete by the appropriate Governmental Authority of the state or jurisdiction of its formation and certified by the secretary of BRT to be true and correct as of the Closing Date.
(3)Bylaws. A copy of the Bylaws of BRT certified by the trustee of BRT to be true and complete as of the Closing Date.
(4)Resolutions. Copies of the resolutions of the Board of Trustees of BRT approving and adopting the Credit Documents to which it and each Credit Party is a party, the transactions contemplated therein and authorizing execution and delivery thereof by and on behalf of itself and each Credit Party.
(5)Good Standing. Copies of certificates of good standing, existence or their equivalent with respect to BRT certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of formation and each other jurisdiction in which the failure to so qualify and be in good standing could have a Material Adverse Effect.
(6)Incumbency. An incumbency certificate with respect to each of the Credit Parties, certified by a secretary or assistant secretary of BRT to be true and correct as of the Closing Date.
(vi)Repayment of Certain Indebtedness. The Administrative Agent shall be reasonably satisfied that the Term Loan C Agreement has been or concurrently with the Closing Date is being terminated and that all Indebtedness outstanding thereunder repaid in full.
(vii)[Reserved].
(viii)Opinion of Counsel. Receipt by the Administrative Agent of opinions (which shall cover, among other things, authority, legality, validity, binding effect and enforceability), satisfactory to the Administrative Agent, addressed to the Administrative Agent and the Lenders and dated as of the Closing Date, from legal counsel to the Credit Parties.
(ix)Material Adverse Effect. There shall not have occurred a change since December 31, 2021 that has had or could reasonably be expected to have a Material Adverse Effect.
(x)Litigation. There shall not exist any pending or threatened action, suit, investigation or proceeding in any court or before any arbitrator or Governmental Authority against a Credit Party or any of its Subsidiaries that would have or would reasonably be expected to have a Material Adverse Effect.
(xi)Officer’s Certificate. The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrowers on behalf of the Credit Parties as of the Closing Date stating that (i) the Credit Parties and each of their Subsidiaries are in compliance with all existing material financial obligations, (ii) no action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or Governmental Authority that purports to affect a Credit Party or any transaction contemplated by the Credit Documents, if such action, suit, investigation or proceeding could have or could be reasonably expected to have a Material Adverse Effect, (iii) the financial statements and information included in the Borrowers’ Form 10-K report for the year ended December 31, 2021 and Form 10-Q report for the quarter ended March 31, 2022 were prepared in good faith and using reasonable assumptions and (iv) immediately after giving effect to this Credit Agreement, the other Credit Documents and all the transactions contemplated herein and therein to occur on such date, (A) each of the Credit Parties is Solvent, (B) no Default or Event of Default exists, (C) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects, and (D) the Credit Parties and their Subsidiaries are in compliance as of March 31, 2022, and will be in compliance on a Pro Forma Basis, using the most recently available financial statements and adjusting for any impairments and any capital markets events since the date of such financial statements, as of the Closing Date, with each of the financial covenants set forth in Section 7.2.
(xii)Fees and Expenses. Payment by the Borrowers of all fees and expenses owed by them to the Lenders and the Administrative Agent, including, without limitation, payment of the fees set forth herein and in the Fee Letters.

(xiii)Consents and Approvals. All governmental, shareholder, partner, member and third-party consents and approvals necessary or, in the opinion of the Administrative Agent, desirable in connection with the Extensions of Credit and the transactions contemplated under the Credit Documents shall have been duly obtained and shall be in full force and effect, and a copy of each such consent or approval shall have been delivered to the Administrative Agent.
(xiv)Absence of Guarantors for Other Debt. Receipt by the Administrative Agent of a certificate of a Responsible Officer of the Borrowers confirming the absence of guaranties provided by the Subsidiaries of the Borrowers pursuant to the Indenture.
(xv)KYC Information. Upon the reasonable request of any Lender made at least five (5) days prior to the Closing Date, the Borrowers shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case at least five (5) days prior to the Closing Date.
(11)At least five (5) days prior to the Closing Date, any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Borrower.
(xvi)Other. Receipt by the Lenders of such other documents, instruments, agreements or information as reasonably and timely requested by any Lender, including, but not limited to, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership and contingent liabilities of the Credit Parties and their Subsidiaries.
5.bConditions to All Extensions of Credit.
In addition to the conditions precedent stated elsewhere herein, the Lenders shall not be obligated to make Loans nor shall an Issuing Lender be required to issue, increase or extend a Letter of Credit unless:
(xvii)Delivery of Notice. The Borrowers shall have delivered (i) in the case of a Committed Loan, a Notice of Borrowing, duly executed and completed, by the time specified in Section 2.1, (ii) in the case of a Competitive Bid Loan, a Competitive Bid Quote Request and a Notice of Competitive Bid Borrowing, in each case duly executed and completed, in accordance with Section 2.2(b) and (iii) in the case of any Letter of Credit, to the Issuing Lender, an appropriate request for issuance in accordance with the provisions of Section 2.3.
(xviii)Representations and Warranties. The representations and warranties made by the Credit Parties in any Credit Document shall be true and correct in all material respects (or true and correct in all respects in the case of any representation or warranty qualified by materiality, Material Adverse Effect or other similar qualifier) at and as if made as of such date except to the extent they expressly and exclusively relate to an earlier date.
(xix)No Default. No Default or Event of Default shall exist or be continuing either prior to or after giving effect thereto.

(xx)Availability. Immediately after giving effect to the making of the requested Revolving Loan (and the application of the proceeds thereof), or the issuance, increase or extension of a Letter of Credit, as the case may be, Revolving Credit Availability equals or exceeds zero ($0).
(xxi)Restrictions on Loans. After giving effect to the making of the requested Revolving Loan, the Borrowers shall be in compliance with the terms of Section 2.1(f).
(xxii)No Legal Impediments. No law, regulation, order, judgment or decree of any Governmental Authority shall, and the Administrative Agent shall not have received any notice that litigation is pending or threatened which is likely to, (i) enjoin, prohibit or restrain such Extension of Credit or (ii) impose or result in the imposition of a Material Adverse Effect.
The delivery of each Notice of Borrowing, each Competitive Bid Quote Request, each Notice of Competitive Bid Borrowing, and each request for issuance, increase or extension of a Letter of Credit shall constitute a representation and warranty by the Borrowers of the correctness of the matters specified in subsections (b), (c), (d) and, if applicable, (e) above.
Section 6.

REPRESENTATIONS AND WARRANTIES
Each of the Borrowers hereby represents to the Administrative Agent and each Lender that:
6.aFinancial Condition.
The financial statements described in Section 5.1(k) and those delivered to the Lenders pursuant to Section 7.1(a) and (b): (a) have been prepared in accordance with GAAP (subject, in the case of quarterly financial statements, to changes resulting from audit and normal year-end audit adjustments) and (b) present fairly the consolidated financial condition, results of operations and cash flows of the Borrowers and their Subsidiaries as of such date and for such periods. Since March 31, 2022, there has been no sale, transfer or other disposition by any Borrower or any of its Subsidiaries of any material part of the business or property of the Borrowers and their Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any capital stock or other equity interests of any other Person) material in relation to the consolidated financial condition of the Borrowers and their Subsidiaries, taken as a whole, in each case, which, is not (i) reflected in the most recent financial statements described in Section 5.1(k) or delivered to the Lenders pursuant to Section 7.1 or in the notes thereto or (ii) otherwise permitted by the terms of this Credit Agreement.
6.bNo Material Change.
Since December 31, 2021, there has been no development or event relating to or affecting a Combined Party which has had or would be reasonably expected to have a Material Adverse Effect.

6.cOrganization and Good Standing.
Each Borrower and each Material Subsidiary (a) is either a partnership, a corporation, a limited liability company or a REIT duly organized or formed, validly existing and in good standing under the laws of the state (or other jurisdiction) of its organization or formation, (b) is duly qualified and in good standing as a foreign partnership, a foreign corporation, a foreign limited liability company or a foreign REIT and authorized to do business in every other jurisdiction where the failure to be so qualified, in good standing or authorized would have or would reasonably be expected to have a Material Adverse Effect and (c) has the power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted.
6.dDue Authorization.
Each Credit Party (a) has the power and authority to execute, deliver and perform this Credit Agreement and the other Credit Documents to which it is a party and to incur the obligations herein and therein provided for and to consummate the transactions contemplated herein and therein and (b) is duly authorized, and has been authorized by all necessary action, to execute, deliver and perform this Credit Agreement and the other Credit Documents to which it is a party and to consummate the transactions contemplated herein and therein.
6.eNo Conflicts.
Neither the execution and delivery of the Credit Documents, nor the consummation of the transactions contemplated herein and therein, nor the performance of or compliance with the terms and provisions hereof and thereof by a Credit Party will (a) violate or conflict with any provision of its or its Material Subsidiaries’ organizational or governing documents, (b) violate, contravene or materially conflict with any Requirement of Law or any other law, regulation (including, without limitation, Regulation U or Regulation X), order, writ, judgment, injunction, decree or permit applicable to it or its Material Subsidiaries, (c) violate, contravene or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it or any of its Material Subsidiaries is a party or by which it or its Material Subsidiaries may be bound, the violation of which would have or would be reasonably expected to have a Material Adverse Effect, or (d) result in or require the creation of any Lien upon or with respect to its or its Material Subsidiaries’ properties.
6.fConsents.
Except for consents, approvals, authorizations and orders that have been obtained, and filings, registrations and qualifications that have been made, no consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party in respect of any Credit Party is required in connection with the execution, delivery or performance of this Credit Agreement or any of the other Credit Documents by such Credit Party or the consummation of the transactions contemplated herein and therein.
6.gEnforceable Obligations.
This Credit Agreement and the other Credit Documents to which it is a party have been duly executed and delivered and constitute legal, valid and binding obligations of each Credit Party enforceable against such Credit Party in accordance with their respective terms, except as may be limited by bankruptcy or insolvency laws or similar laws affecting creditors’ rights generally or by general equitable principles.
6.hNo Default.
No Combined Party is in default in any respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation to which it is a party or by which any of its properties is bound which default would have or would be reasonably expected to have a Material Adverse Effect. No Default or Event of Default has occurred or exists except as previously disclosed in writing to the Lenders.
6.iOwnership.
Each Borrower and each of its Subsidiaries is the owner or ground-lessee of, and has good and marketable fee or leasehold title to, all of its respective assets and none of such assets is subject to any Lien other than Permitted Liens.
6.jIndebtedness.
The Borrowers and their Subsidiaries have no Indebtedness except as otherwise permitted by this Credit Agreement.
6.kLitigation.
There are no actions, suits or legal, equitable, arbitration or administrative proceedings or investigations, pending or, to the knowledge of any Borrower, threatened, against a Combined Party which (a) would have or would be reasonably expected to have a Material Adverse Effect or (b) involve the Credit Documents.
6.lTaxes.
Each Borrower, and each of its Subsidiaries, has filed, or caused to be filed, all tax returns (federal, state, local and foreign) required to be filed and has paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) which are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. No Borrower is aware of any material proposed tax assessments against it or any of its Subsidiaries.
6.mCompliance with Law.
Each Combined Party is in compliance with all Requirements of Law and all other laws, rules, regulations, orders and decrees (including without limitation Environmental Laws) applicable to it, or to its properties, unless such failure to comply would not have or would not be reasonably expected to have a Material Adverse Effect. No Requirement of Law would be reasonably expected to cause a Material Adverse Effect.
6.nCompliance with ERISA.
(xxiii)Except as would not result in or be reasonably expected to result in a Material Adverse Effect:

(1) (i) no ERISA Event has occurred, and, to the best of each Borrower’s, each Subsidiary of a Borrower’s and each ERISA Affiliate’s knowledge, no event or condition has occurred or exists as a result of which any ERISA Event could reasonably be expected to occur, with respect to any Plan; (ii) no “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, has occurred with respect to any Plan; (iii) each Plan has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable federal or state laws; (iv) no Lien in favor or the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan; and (v) no Borrower or any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA;
(2) the actuarial present value of all “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA), whether or not vested, under each Single Employer Plan, as of the last annual valuation date prior to the date on which this representation is made or deemed made (determined, in each case, in accordance with Financial Accounting Standards Board Statement 87, utilizing the actuarial assumptions used in such Plan’s most recent actuarial valuation report), did not exceed as of such valuation date the fair market value of the assets of such Plan;
(3) no Borrower, Subsidiary of a Borrower or ERISA Affiliate has incurred, or, to the best of each such party’s knowledge, is reasonably expected to incur, any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. No Borrower, Subsidiary of a Borrower or ERISA Affiliate would become subject to any withdrawal liability under ERISA if any such party were to withdraw completely from all Multiemployer Plans and Multiple Employer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No Borrower, Subsidiary of a Borrower or ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the best of each such party’s knowledge, reasonably expected to be in reorganization, insolvent, or terminated;
(4) no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or may subject any Borrower, any Subsidiary of a Borrower or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which any Borrower, any Subsidiary of a Borrower or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability;
(5) no Borrower, Subsidiary of a Borrower or ERISA Affiliate has material liability with respect to “expected post-retirement benefit obligations” within the meaning of the Financial Accounting Standards Board Statement 106. Each Plan which is a welfare plan (as defined in Section 3(1) of ERISA) to which Sections 601-609 of ERISA and Section 4980B of the Code apply has been administered in compliance in all material respects with such sections; and
(6) each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of the Borrowers, nothing has occurred that would prevent or cause the loss of such tax-qualified status. There are no pending or, to the best knowledge of the Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority.
(xxiv)No Borrower, any Subsidiary or any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (A) on the Closing Date, those listed on Schedule 6.14(b) hereto and (B) thereafter, Pension Plans not otherwise prohibited by this Credit Agreement.
(xxv)Each Borrower represents and warrants as of the Closing Date that such Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA or otherwise) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.
6.oOrganization Structure/Subsidiaries.
As of the Closing Date, (a) Schedule 6.15 is a complete and accurate organization chart of the Combined Parties, and (b) no Borrower has any Subsidiaries or owns an interest, directly or indirectly, in any joint venture, except as set forth on Schedule 6.15. The outstanding equity interest of all Subsidiaries of the Borrowers are validly issued, fully paid and non-assessable and are owned by the Borrowers free and clear of all Liens. Schedule 6.15 shall be updated as of the end of each fiscal quarter as set forth in Section 7.1(c). Each owner of an Unencumbered Property, Unencumbered Construction-in-Process or Unencumbered Eligible Land is a Credit Party or an Eligible Subsidiary.
6.pUse of Proceeds; Margin Stock.
The proceeds of the Loans, and the Letters of Credit, will be used solely for the purposes specified in Section 7.10. None of the proceeds of the Loans, and none of the Letters of Credit, will be used in a manner that would violate Regulation U, Regulation X, or Regulation T. No proceeds of the Loans, and no Letter of Credit, will be used for the acquisition of another Person unless the board of directors (or other comparable governing body) or stockholders (or other equity owners), as appropriate, of such Person has approved such acquisition.

6.qGovernment Regulation.
No Borrower, nor any of its Subsidiaries, is or is required to be registered as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended. No director, executive officer or principal shareholder of a Borrower or any of its Subsidiaries is a director, executive officer or principal shareholder of any Lender. For the purposes hereof the terms “director,” “executive officer” and “principal shareholder” (when used with reference to any Lender) have the respective meanings assigned thereto in Regulation O.
6.rEnvironmental Matters.
(xxvi)Except as would not have or be reasonably expected to have a Material Adverse Effect:
(1)each of the Properties and all operations at the Properties are in material compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Properties or the businesses operated by a Credit Party or any of its Subsidiaries (the “Businesses”), and there are no conditions relating to the Businesses or Properties that would be reasonably expected to give rise to liability under any applicable Environmental Laws;
(2)no Borrower, nor any of its Subsidiaries, has received any written notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding Hazardous Materials or compliance with Environmental Laws with regard to any of the Properties or the Businesses, nor does any Borrower or any of its Subsidiaries have knowledge that any such notice is being threatened;
(3)Hazardous Materials have not been transported or disposed of from the Properties, or generated, treated, stored or disposed of at, on or under any of the Properties or any other location, in each case by, or on behalf or with the permission of, any Borrower or any of its Subsidiaries in a manner that would reasonably be expected to give rise to liability under any applicable Environmental Law;
(4)no judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Borrower or any of its Subsidiaries, threatened, under any Environmental Law to which any Borrower or any of its Subsidiaries is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Borrower or any of its Subsidiaries, the Properties or the Businesses, in any amount reportable under the federal Comprehensive Environmental Response, Compensation and Liability Act or any analogous state law, except releases in compliance with all Environmental Laws;
(5)there has been no release or threat of release of Hazardous Materials at or from the Properties, or arising from or related to the operations (including, without limitation, disposal) of a Borrower or any of its Subsidiaries in connection with the Properties or otherwise in connection with the Businesses except in compliance with Environmental Laws;
(6)none of the Properties contains, or to the best knowledge of the Borrowers and their Subsidiaries has previously contained, any Hazardous Materials at, on or under the Properties in amounts or concentrations that, if released, constitute or constituted a violation of, or could give rise to liability under, Environmental Laws; and
(7)no Borrower, nor any of its Subsidiaries, has assumed any liability of any Person (other than a Borrower) under any Environmental Law.
(xxvii)Each Borrower, and each of its Subsidiaries, has adopted procedures that are designed to (i) ensure that each such party, any of its operations and each of the properties owned or leased by such party remains in compliance with applicable Environmental Laws and (ii) minimize any liabilities or potential liabilities that each such party, any of its operations and each of the properties owned or leased by each such party may have under applicable Environmental Laws.
6.aSolvency.
Each Credit Party is Solvent.
6.b[Reserved].
6.cLocation of Properties.
As of the Closing Date, set forth on Schedule 6.21 is (a) a list of all Properties (with street address, county and state where located) and the owner of such Property and (b) a list of all Unencumbered Properties. Schedule 6.21 shall be updated as of the end of each fiscal quarter as set forth in Section 7.1(c).
6.dDisclosure.
Neither this Credit Agreement nor any financial statements delivered to the Lenders nor any other document, certificate or statement furnished to the Lenders by or on behalf of any Borrower or its Subsidiaries in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading in light of the circumstances in which made; provided, however, that the Borrowers make no representation or warranty regarding the information delivered pursuant to Section 7.1(i).
6.eLicenses, etc.
The Combined Parties have obtained, and hold in full force and effect, all franchises, licenses, permits, certificates, authorizations, qualifications, accreditations, easements, rights of way and other rights, consents and approvals which are necessary for the operation of their respective businesses as presently conducted, except where the failure to obtain the same would not have or would not reasonably be expected to have a Material Adverse Effect.

6.fNo Burdensome Restrictions.
No Combined Party is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, would have or would be reasonably expected to have a Material Adverse Effect.
6.gEligible Subsidiaries.
Each Subsidiary of the Borrowers which owns or ground-leases any Property that is treated as Unencumbered Property, Unencumbered Construction-in-Process or Unencumbered Eligible Land under this Credit Agreement is either an Eligible Subsidiary or a Guarantor. Schedule 6.25 sets forth a list of all Eligible Subsidiaries which own or ground-lease any Property that is treated as Unencumbered Property, Unencumbered Construction-in-Process or Unencumbered Eligible Land under this Credit Agreement as of the Closing Date. Schedule 6.25 shall be updated as of the end of each fiscal quarter as set forth in Section 7.1(c).
6.hOFAC.
No Borrower, nor any of their Subsidiaries, nor, to the knowledge of a Borrower and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals or HMT’s Consolidated List of Financial Sanctions Targets, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction. The Borrowers and their Subsidiaries have conducted their business in compliance with all applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions.
6.iAnti-Corruption Laws.
The Borrowers and their Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
6.jAffected Financial Institutions.
No Credit Party is an Affected Financial Institution.
6.kBeneficial Ownership Certification.
As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

6.lCovered Entities. No Credit Party is a Covered Entity.
Section 7.

AFFIRMATIVE COVENANTS
Each Borrower hereby covenants and agrees that so long as this Credit Agreement is in effect and until the Obligations have been paid in full and the Commitments and Letters of Credit hereunder shall have terminated:
7.aInformation Covenants.
The Borrowers will furnish, or cause to be furnished, to the Administrative Agent and, except as otherwise set forth in this Section, each of the Lenders:
(i)Annual Financial Statements. As soon as available, and in any event within 90 days after the close of each fiscal year of the Borrowers, a consolidated balance sheet and income statement of the Borrowers and their Subsidiaries as of the end of such fiscal year, together with related consolidated statements of operations and retained earnings and of cash flows for such fiscal year, setting forth in comparative form consolidated figures as of the end of and for the preceding fiscal year, all such financial information described above to be in reasonable form and detail and audited by independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified in any manner.
(ii)Quarterly Financial Statements. As soon as available, and in any event within 45 days after the close of each fiscal quarter of the Borrowers (other than the fourth fiscal quarter), a consolidated balance sheet and income statement of the Borrowers and their Subsidiaries, as of the end of such fiscal quarter, together with related consolidated statements of operations and retained earnings and of cash flows for such fiscal quarter in each case setting forth in comparative form consolidated figures for (A) the corresponding quarter end and quarterly period of the preceding fiscal year and (B) management’s proposed budget for such period, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Administrative Agent, and accompanied by a certificate of a Responsible Officer of BRT to the effect that such quarterly financial statements fairly present in all material respects the financial condition and results of operations of the Borrowers and their Subsidiaries and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments.
(iii)Officer’s Certificate. At the time of delivery of the financial statements provided for in Sections 7.1(a) and 7.1(b), a certificate of a Responsible Officer of BRT, substantially in the form of Exhibit 7.1(c), (i) demonstrating whether there has been compliance with the financial covenants contained in Section 7.2 by calculation thereof as of the end of each such fiscal period, including such detail and supporting documentation as reasonably requested by the Administrative Agent (and in the case of Section 7.2(d) and Section 7.2(e), indicating the number of fiscal quarters for which such ratio has exceeded 0.60 to 1.0), (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Borrowers propose to take with respect thereto, (iii) providing information regarding dividends and redemption of shares in a manner to demonstrate compliance with Section 8.7 and (iv) updating Schedule 6.15, Schedule 6.21 and Schedule 6.25, as appropriate. Such certificate shall be delivered in both electronic and printed form.
(iv)Accountant’s Certificate. Within the period for delivery of the annual financial statements provided in Section 7.1(a), a certificate of the accountants conducting the annual audit stating that they have reviewed this Credit Agreement and stating further whether, in the course of their audit, they have become aware of any Default or Event of Default under Section 7.2 and, if any such Default or Event of Default exists, specifying the nature and extent thereof.
(v)Annual Information and Projections. Within 30 days after the end of each fiscal year of the Borrowers, all such financial information regarding the Borrowers and their Subsidiaries and specifically regarding the Properties, as the Administrative Agent shall reasonably request, including, but not limited to, partnership, limited liability company and joint venture agreements, property cash flow projections, property budgets, actual and budgeted capital expenditures, operating statements (current year and immediately preceding year, if the Property existed as a Property in the immediately preceding year), mortgage information, rent rolls, lease expiration reports, leasing status reports, notes payable summary, bullet notes summary, equity funding requirements, contingent liability summary, lines of credit summary, lines of credit collateral summary, wrap notes and notes receivable summary, schedule of outstanding letters of credit, summary of cash and Cash Equivalents, projection of management and leasing fees and overhead budgets.
(vi)Auditor’s Reports. Promptly upon receipt thereof, a copy of any “management letter” submitted by independent accountants to any Borrower or any of its Subsidiaries in connection with any annual, interim or special audit of the books of such Borrower or any of its Subsidiaries.
(vii)Reports. Promptly, (i) and in any case within five (5) days of receipt or transmission thereof, copies of any filings and registrations with, and reports to or from, the Securities and Exchange Commission, or any successor agency, and copies of all financial statements, proxy statements, notices and reports as any Borrower or any of its Subsidiaries shall send to its shareholders, members or partners generally, (ii) and in any case within ten (10) days of filing thereof, copies of all income tax returns filed by a Borrower and (iii) upon the written request of the Administrative Agent, all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters; provided, however, that if any such transmissions are done electronically, the Borrowers shall instead promptly notify the Administrative Agent of same and provide information on how to retrieve such information.
(viii)Notices. Upon a Borrower obtaining knowledge thereof, such Borrower will give written notice to the Administrative Agent (which shall promptly forward such notice to the Lenders) immediately of (i) the occurrence of an event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof and what action the Borrowers propose to take with respect thereto, (ii) the occurrence of any of the following with respect to any Credit Party or any of its Subsidiaries: (A) the pendency or commencement of any litigation or arbitral or governmental proceeding against any Borrower or any of its Subsidiaries which if adversely determined would have or would be reasonably expected to have a Material Adverse Effect, or (B) the institution of any proceedings against any Borrower or any of its Subsidiaries with respect to, or the receipt of notice by such Person of potential liability or responsibility for, violation, or alleged violation, of any federal, state or local law, rule or regulation, including, but not limited to, Environmental Laws, the violation of which would have or would be reasonably expected to have a Material Adverse Effect, and (iii) the occurrence of any enforcement or notice to enforce a completion guaranty and within five (5) Business Days thereafter provide evidence that the remaining costs to complete the applicable project are covered by a construction loan and/or surety bond.
(ix)ERISA. Upon a Borrower or any ERISA Affiliate obtaining knowledge thereof, the Borrowers will give written notice to the Administrative Agent promptly (and in any event within five (5) Business Days) of: (i) any event or condition, including, but not limited to, any Reportable Event, that constitutes, or might reasonably lead to, an ERISA Event; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against a Borrower, any Subsidiary of a Borrower or any ERISA Affiliate, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which a Borrower, any Subsidiary of a Borrower or any ERISA Affiliate is required to contribute to each Plan pursuant to its terms as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; or (iv) any change in the funding status of any Plan that could have a Material Adverse Effect; in each case together, with a description of any such event or condition or a copy of any such notice and a statement by a Responsible Officer of the Borrowers briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken by such Borrower, Subsidiary or ERISA Affiliate with respect thereto. Promptly upon request, the Borrowers shall furnish the Administrative Agent and the Lenders with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each “plan year” (within the meaning of Section 3(39) of ERISA).
(x)Environmental.
(8)Subsequent to a notice from any Governmental Authority that would reasonably cause concern or during the existence of an Event of Default, and upon the written request of the Administrative Agent, the Borrowers will furnish or cause to be furnished to the Administrative Agent, at the Borrowers’ expense, an updated report of an environmental assessment of reasonable scope, form and depth, including, where appropriate, invasive soil or groundwater sampling, by a consultant reasonably acceptable to the Administrative Agent as to the nature and extent of the presence of any Hazardous Materials on any Property and as to the compliance by the Borrowers with Environmental Laws. If the Borrowers fail to deliver such an environmental report within seventy-five (75) days after receipt of such written request then the Administrative Agent may arrange for same, and the Borrowers hereby grant to the Administrative Agent and its representatives access to the Properties and a license of a scope reasonably necessary to undertake such an assessment (including, where appropriate, invasive soil or groundwater sampling). The reasonable cost of any assessment arranged for by the Administrative Agent pursuant to this provision will be payable by the Borrowers on demand and added to the Obligations.
(9)Each of the Borrowers and their Subsidiaries will conduct and complete all investigations, studies, sampling, and testing and all remedial, removal, and other actions necessary to address all Hazardous Materials on, from, or affecting any Property to the extent necessary to be in compliance with all Environmental Laws and all other applicable federal, state, and local laws, regulations, rules and policies and with the orders and directives of all Governmental Authorities exercising jurisdiction over such Property to the extent any failure would have or would be reasonably expected to have a Material Adverse Effect.
(xi)On-going Obligation. Promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.
(xii)Other Information. With reasonable promptness upon any such request, such other information regarding the Properties or regarding the business, assets or financial condition of the Credit Parties and their Subsidiaries as the Administrative Agent or any Lender may reasonably request.
    Documents required to be delivered pursuant to Section 7.1(a), (b) or (g) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrowers post such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.1; or (ii) on which such documents are posted on the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrowers shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrowers to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrowers shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
    The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Arrangers and/or the Bookrunners may, but shall not be obligated to, make available to the Lenders and the Issuing Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrowers or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrowers hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers, the Bookrunners, the Issuing Lenders and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.17); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent, the Arrangers and the Bookrunners shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”
7.bFinancial Covenants.
(xiii)[Reserved].
(xiv)Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio, as of the end of each fiscal quarter of the Combined Parties, shall be greater than or equal to 1.5 to 1.0.
(xv)[Reserved].
(xvi)Leverage Ratio. The Leverage Ratio, as of the end of each fiscal quarter of the Combined Parties, shall be less than or equal to 0.60 to 1.0; provided that such ratio may exceed 0.60 to 1.0 as of the end of up to four (4) fiscal quarters of the Combined Parties during the term of this Credit Agreement (whether or not consecutive) so long as such ratio does not exceed 0.65 to 1.0.
(xvii)Unsecured Debt Limitation. At the end of each fiscal quarter of the Combined Parties, the ratio of Unsecured Debt to Unencumbered Value shall be less than or equal to 0.60 to 1.0; provided that such ratio may exceed 0.60 to 1.0 as of the end of up to four (4) fiscal quarters of the Combined Parties during the term of this Credit Agreement (whether or not consecutive) so long as such ratio does not exceed 0.65 to 1.0.
(xviii)Secured Debt Ratio. The Secured Debt Ratio, as of the end of each fiscal quarter of the Combined Parties, shall be less than or equal to 0.40 to 1.0.
(xix)Unencumbered Cash Flow Ratio. The Unencumbered Cash Flow Ratio, as of the end of each fiscal quarter of the Combined Parties, shall be greater than or equal to 1.75 to 1.0.
7.aPreservation of Existence.
Each of the Borrowers will do all things necessary to preserve and keep in full force and effect its existence, rights, franchises and authority and the existence, rights, franchises and authority of the Material Subsidiaries, except as permitted by Section 8.4. Without limiting the generality of the foregoing, BRT will do all things necessary to maintain its status as a REIT.
7.bBooks and Records.
Each of the Borrowers will, and will cause its Subsidiaries to, keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).
7.cCompliance with Law.
Each of the Borrowers will, and will cause its Subsidiaries to, comply in all material respects with all material laws, rules, regulations and orders, and all applicable material restrictions imposed by all Governmental Authorities, applicable to it and its property (including, without limitation, Environmental Laws and ERISA).
7.dPayment of Taxes and Other Indebtedness.
Each of the Borrowers will, and will cause its Subsidiaries to, pay, settle or discharge (a) all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties, and (c) except as prohibited hereunder, all of its other Indebtedness as it shall become due; provided, however, that a Borrower or any of its Subsidiaries shall not be required to pay any such tax, assessment, charge, levy, claim or Indebtedness which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP, unless the failure to make any such payment (i) would give rise to an immediate right to foreclose on a Lien on an Unencumbered Property securing such amounts (unless the Borrowers would at all times be in compliance with each of the covenants set forth in Section 7.2 on a pro forma basis assuming the Unencumbered Property Value of such Unencumbered Property was zero) or (ii) would have a Material Adverse Effect.
7.eInsurance.
Each of the Borrowers will, and will cause its Subsidiaries to, at all times maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice.
7.fMaintenance of Assets.
Each of the Borrowers will, and will cause its Subsidiaries to, maintain and preserve its Properties and all other assets in good repair, working order and condition, normal wear and tear excepted, and will make, or cause to be made, in the Properties and other assets, from time to time, all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be needed or proper, to the extent and in the manner customary for companies in similar businesses.

7.gPerformance of Obligations.
Each of the Borrowers will, and will cause its Subsidiaries to, perform in all material respects all of its obligations under the terms of all material agreements, indentures, mortgages, security agreements or other debt instruments to which it is a party or by which it is bound.
7.hUse of Proceeds.
The Borrowers will use the proceeds of the Loans solely for general working capital purposes (including Letters of Credit) and other general corporate purposes, including, without limitation, the funding of acquisitions, repayment of other Indebtedness and transaction fees (in accordance with, and subject to the terms of, the Fee Letters) and expenses related to this Credit Agreement and other related transactions.
7.iAudits/Inspections.
Upon reasonable notice and during normal business hours, each Borrower will, and will cause its Subsidiaries to, permit representatives appointed by the Administrative Agent, including, without limitation, independent accountants, agents, attorneys and appraisers to visit and inspect such Borrower’s or other Combined Party’s property, including, without limitation, the Properties, its books and records, its accounts receivable and inventory, its facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Administrative Agent or its representatives to investigate and verify the accuracy of information provided to the Lenders, and to discuss all such matters with the officers, employees and representatives of the Borrowers, their Subsidiaries and any other Combined Party.
7.jAdditional Credit Parties.
At any time a Subsidiary of the Borrowers that (1) is not a Credit Party becomes the owner (or ground lessee under an Eligible Ground Lease) of Property that the Borrowers determine to treat as an Unencumbered Property, Unencumbered Eligible Land or Unencumbered Construction-in-Process (including, without limitation, as a result of a Division) and (2) is not an Eligible Subsidiary, the Borrowers shall notify the Administrative Agent and promptly thereafter (but in any event within 30 days after such event) such Subsidiary shall: (a) execute a Guaranty in substantially the form of Exhibit 7.12 and (b) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, information regarding the real property owned by such Person, certified resolutions and other organizational and authorizing documents of such Person and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Administrative Agent. It is understood and agreed that in the event any Subsidiary provides a Guaranty hereunder, it may also guaranty Indebtedness under the Indenture.
7.kAnti-Corruption Laws; Sanctions.
Each Borrower will, and will cause its Subsidiaries to, conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and with all applicable Sanctions, and maintain policies and procedures designed to promote and achieve compliance with such laws and Sanctions.

7.lConstruction.
With respect to any construction and development engaged in by the Combined Parties, the Borrowers shall or shall cause another Person to: (a) comply with all applicable regulations and codes and (b) complete all such construction and development in accordance with approved plans and specifications.
Section 8.

NEGATIVE COVENANTS
Each Borrower hereby covenants and agrees that so long as this Credit Agreement is in effect and until the Obligations have been paid in full and the Commitments and Letters of Credit hereunder shall have terminated:
8.aIndebtedness.
No Borrower will, nor will it permit any of its Subsidiaries to, contract, create, incur, assume or permit to exist any Indebtedness, except:
(i)Indebtedness arising under this Credit Agreement, the other Credit Documents;
(ii)Indebtedness in respect of current accounts payable and accrued expenses incurred in the ordinary course of business; and
(iii)Other Indebtedness as long as, prior to and after giving effect thereto (on a pro forma basis with respect to with each of the covenants set forth in Section 7.2), the Borrowers are otherwise in compliance with the terms of this Credit Agreement.
provided that the Borrowers shall not permit any Subsidiary of a Borrower that is the owner (or ground-lessee) of a Property that is treated as an Unencumbered Property, an Unencumbered Construction-in-Process or Unencumbered Eligible Land under this Credit Agreement to contract, create, incur, assume or permit to exist (“Incur”) any Recourse Indebtedness unless such Subsidiary becomes a Guarantor as required pursuant to Section 7.12, and if such Subsidiary does Incur such Recourse Indebtedness, but does not become a Guarantor, all Property owned or ground-leased by such Subsidiary shall cease to qualify as an Unencumbered Property, an Unencumbered Construction-in-Process or Unencumbered Eligible Land.
8.bLiens.
No Borrower will, nor will it permit any of its Material Subsidiaries to, contract, create, incur, assume or permit to exist any Lien with respect to any of its Properties or any other assets of any kind (whether real or personal, tangible or intangible), whether now owned or after acquired, except for Permitted Liens.
8.cNature of Business.
No Borrower will, nor will it permit any of its Subsidiaries to, alter the character of its business from that conducted as of the Closing Date or engage in any business other than the business conducted as of the Closing Date.

8.dConsolidation and Merger.
No Borrower will, nor will it permit any of its Material Subsidiaries to, enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided that notwithstanding the foregoing provisions of this Section 8.4, (a) (i) any Person may merge into a Borrower in a transaction in which such Borrower is the surviving Person; (ii) any Person may merge into any Material Subsidiary in a transaction in which the surviving entity is a Material Subsidiary; and (iii) any Material Subsidiary may sell, transfer, lease or otherwise dispose of its assets to a Borrower or to another Material Subsidiary; provided that in each case the Borrowers execute and deliver such documents, instruments and certificates as the Administrative Agent may reasonably request and after giving effect thereto no Default or Event of Default exists; (b) upon prior written notification to the Administrative Agent, any Material Subsidiary of a Borrower may be dissolved or liquidated so long as (1) after giving effect thereto no Default or Event of Default exists, and (2) the Borrowers shall execute and deliver such documents, instruments and certificates as the Administrative Agent may reasonably request; and (c) upon prior written notification to the Administrative Agent, as long as no Default or Event of Default exists, a Material Subsidiary of a Borrower that has no assets and no revenues may be dissolved or liquidated.
8.eSale or Lease of Assets.
(iv)No Property may be conveyed, sold, leased, transferred or otherwise disposed of (including, in each case, pursuant to a Division) unless, after giving effect thereto, no Default or Event of Default exists; provided that if any Subsidiary that is a limited liability company consummates a Division, each Division Successor must comply with the obligations set forth in Section 7.12.
(v)No equity interest in any Guarantor or Eligible Unencumbered Property Subsidiary may be conveyed, sold, transferred or otherwise disposed of (including, in each case, pursuant to a Division) unless, after giving effect thereto, no Default or Event of Default exists. Upon the disposition of an equity interest in a Guarantor in conformance with the terms hereof, if after the disposition of such equity interest such Guarantor no longer qualifies as the owner of any Unencumbered Properties, the Lenders agree to release such Guarantor from its obligations hereunder, and the Lenders hereby consent to the Administrative Agent executing and delivering such releases as necessary to give effect to such agreement.
8.a[Reserved].
8.bRestricted Payments.
BOP will not, directly or indirectly, declare or pay any dividends or make any other distribution upon any of its shares of beneficial interests or any shares of its capital stock of any class or with respect to any of its membership or partnership interests; provided that BOP may pay dividends or make distributions attributable to any period of four (4) consecutive fiscal quarters in an amount not to exceed, in the aggregate, the greater of (i) 95% of Funds From Operations attributable to such period or (ii) the minimum amount necessary for BRT to maintain its status as a REIT. Neither the Borrowers nor their Subsidiaries will repurchase any capital stock or shares of beneficial interest (including the repurchase of stock or shares of beneficial interest that is retired, cancelled or terminated) or other ownership interests (including options, warrants and stock appreciation rights) if a Default or Event of Default exists or would occur after giving effect thereto.

8.cTransactions with Affiliates.
No Borrower will, nor will it permit any of its Subsidiaries to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, trustee, shareholder, Subsidiary or Affiliate other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an officer, director, trustee, shareholder, Subsidiary or Affiliate.
8.dFiscal Year; Organizational Documents.
No Borrower will, nor will it permit any of its Subsidiaries to, (a) change its fiscal year or (b) change its articles or certificate of incorporation, its bylaws, its declaration of trust, its limited liability company agreement, its articles or certificate of partnership or partnership agreement or any other organization or formation documents in any manner that would have an adverse effect of the rights of the Lenders under the Credit Documents; provided that (i) BRT may take such action, with prior written notice to the Administrative Agent, as is necessary to maintain its status as a REIT and (ii) the Borrowers will provide prompt written notice to the Administrative Agent of any change to be made in compliance with the terms of this Section 8.9; provided further that any Subsidiary may amend its limited liability company agreement or its certificate or articles of formation to permit a Division (including, without limitation, the formation of one or more series of such Subsidiary and, in connection therewith, allocate all or a portion of its assets and liabilities thereto), in each case subject to compliance on or prior to the date such Division (or formation) is consummated by each applicable Division Successor (or series formed) with the provisions of Section 7.12.

8.eLimitations.
No Borrower will, nor will it permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Person to pay any Indebtedness owed to the Borrowers; provided that a Subsidiary of a Borrower (which is not itself a Credit Party) that obtains financing may agree with the provider of such financing to restrict repayments of intercompany Indebtedness owing to the Borrowers.
8.fOther Negative Pledges.
The Borrowers will not, and will not permit any of their Material Subsidiaries to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien (a “Negative Pledge”) upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, other than (i) as provided under the Credit Documents, (ii) restrictions on Secured Indebtedness and Unsecured Indebtedness set forth in the Indenture, (iii) an agreement by a Borrower or one of its Subsidiaries with a joint venture partner not to pledge its equity interest in such joint venture, (iv) an agreement by a Borrower or one of its Subsidiaries in a mortgage or joint venture agreement to restrict Liens on a particular property which is not an Unencumbered Property or on the equity interests in any particular entity which is not a Borrower or a Material Subsidiary, (v) customary restrictions in leases, subleases, licenses and asset sale or acquisition agreements relating to the assets subject thereto, and (vi) covenants contained in agreements relating to Unsecured Indebtedness permitted by Section 8.1 to the extent that such restrictions are not materially more restrictive to the Borrowers than the covenants contained in this Credit Agreement and so long as such Unsecured Indebtedness is not guaranteed by any Persons that do not guarantee the Obligations; provided, however, that an agreement that conditions a Person’s ability to grant a Lien upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.
8.gSanctions.
The Borrowers will not, directly or indirectly, use the proceeds of any Extension of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, Issuing Lender, or otherwise) of Sanctions.
8.hAnti-Corruption Laws.
The Borrowers will not, directly or indirectly use the proceeds of any Extension of Credit for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions.
Section 9.

EVENTS OF DEFAULT
9.aEvents of Default.
An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):
(i)Payment. The Borrowers shall default in the payment (i) when due of any principal amount of any Loans or any reimbursement obligation arising from drawings under Letters of Credit or (ii) within three days of when due of any interest on the Loans or any fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith.
(ii)Representations. Any representation, warranty or statement made or deemed to be made by any Borrower or any of its Subsidiaries herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was made or deemed to have been made or delivered.
(iii)Covenants. Any Borrower or any of its Subsidiaries shall:
(10)default in the due performance or observance of any term, covenant or agreement contained in Sections 7.2, 7.3, 7.10 through 7.14 inclusive or 8.1 through 8.13 inclusive; or
(11)default in the due performance or observance by it of any term, covenant or agreement contained in Section 7.1 and such default shall continue unremedied for a period of five Business Days after the earlier of a Borrower becoming aware of such default or notice thereof given by the Administrative Agent; or
(12)default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b) or (c)(i) or (ii) of this Section 9.1) contained in this Credit Agreement and such default shall continue unremedied for a period of at least 30 days after the earlier of a Borrower becoming aware of such default or notice thereof given by the Administrative Agent.
(iv)Other Credit Documents. (i) Any Credit Party shall default in the due performance or observance of any term, covenant or agreement in any of the other Credit Documents and such default shall continue unremedied for a period of at least 30 days after the earlier of a Borrower becoming aware of such default or notice thereof given by the Administrative Agent or (ii) any Credit Document (or any provision of any Credit Document) shall fail to be in full force and effect or any Borrower or any of its Subsidiaries shall so assert or any Credit Document shall fail to give the Administrative Agent and/or the Lenders the security interests, liens, rights, powers and privileges purported to be created thereby.
(v)Bankruptcy, etc. The occurrence of any of the following with respect to any Borrower or any of its Significant Subsidiaries: (i) a court or Governmental Authority having jurisdiction in the premises shall enter a decree or order for relief in respect of any Borrower or any of its Significant Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of any Borrower or any of its Significant Subsidiaries or for any substantial part of its property or ordering the winding up or liquidation of its affairs; or (ii) an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect is commenced against any Borrower or any of its Significant Subsidiaries and such petition remains unstayed and in effect for a period of 60 consecutive days; or (iii) any Borrower or any of its Significant Subsidiaries shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or any substantial part of its property or make any general assignment for the benefit of creditors; or (iv) any Borrower or any of its Significant Subsidiaries shall be generally unable or shall admit in writing its inability to pay its debts generally as they become due or any action shall be taken by such Person in furtherance of any of the aforesaid purposes.
(vi)Defaults under Other Agreements. With respect to any Recourse Indebtedness (other than Indebtedness outstanding under this Credit Agreement) of any Borrower or any of its Subsidiaries in an aggregate principal amount equal to or in excess of $50,000,000, (i) a Borrower or one of its Subsidiaries shall (A) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such Recourse Indebtedness, or (B) default (after giving effect to any applicable grace period) in the observance or performance of any term, covenant or agreement relating to such Recourse Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit, the holder or holders of such Recourse Indebtedness (or a trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required) any such Recourse Indebtedness to become due prior to its stated maturity; or (ii) any such Recourse Indebtedness shall be declared due and payable, or required to be prepaid, repurchased or redeemed other than by a regularly scheduled required prepayment, repurchase or redemption prior to the stated maturity thereof; or (iii) any such Indebtedness shall mature and remain unpaid.
(vii)Judgments. One or more judgments, orders, or decrees shall be entered against any one or more of any Borrower or any of its Subsidiaries involving a liability of $50,000,000 or more, in the aggregate (to the extent not paid or covered by insurance provided by a carrier who has acknowledged coverage), and such judgments, orders or decrees (i) are the subject of any enforcement proceeding commenced by any creditor or (ii) shall continue unsatisfied, undischarged and unstayed for a period ending on the first to occur of (A) the last day on which such judgment, order or decree becomes final and unappealable or (B) 20 days.
(viii)ERISA Events. The occurrence of any of the following events or conditions, unless such event or occurrence would not have or be reasonably expected to have a Material Adverse Effect: (1) any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, shall exist with respect to any Plan, or any lien shall arise on the assets of a Borrower, any Subsidiary of a Borrower or any ERISA Affiliate in favor of the PBGC or a Plan; (2) an ERISA Event shall occur with respect to a Single Employer Plan, which is, in the reasonable opinion of the Administrative Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (3) an ERISA Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, which is, in the reasonable opinion of the Administrative Agent, likely to result in (i) the termination of such Plan for purposes of Title IV of ERISA, or (ii) a Borrower, any Subsidiary of a Borrower or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency (within the meaning of Section 4245 of ERISA) of such Plan or a Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or (4) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur which may subject a Borrower, any Subsidiary of a Borrower or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which a Borrower, any Subsidiary of a Borrower or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.
(ix)REIT Status. BRT does not maintain its REIT status or is no longer deemed to be a REIT.
(x)Invalidity of Credit Documents. Any material provision of any Credit Document, at any time after its execution and delivery and for any reason other than in accordance with the terms hereof or thereof, or satisfaction in full of all the Obligations, is revoked, terminated, cancelled or rescinded, without the prior written approval of the requisite Lenders as specified in Section 11.6; or any Credit Party commences any legal proceeding at law or in equity to contest, or make unenforceable, cancel, revoke or rescind any of the Credit Documents, or any court or any other Governmental Authority of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Credit Documents is illegal, invalid or unenforceable as to any material terms thereof.
(xi)A Change of Control shall have occurred.
9.bAcceleration; Remedies.
Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived in writing by the Required Lenders (or the Lenders as may be required hereunder), the Administrative Agent shall, upon the request and direction of the Required Lenders, by written notice to the Borrowers, take any of the following actions without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrowers, except as otherwise specifically provided for herein:
(xii)declare the commitment of each Lender to make Loans and any obligation of each Issuing Lender to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
(xiii)declare the unpaid principal of and any accrued interest in respect of all Loans, and all other amounts owing or payable hereunder or under any other Credit Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers.
(xiv)require that the Borrowers Cash Collateralize the LOC Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and
(xv)exercise on behalf of itself, the Lenders and the Issuing Lenders all rights and remedies available to it, the Lenders and the Issuing Lenders under the Credit Documents;
provided, however that notwithstanding the foregoing, if an Event of Default specified in Section 9.1(e) shall occur, (x) the obligation of each Lender to make Loans and any obligation of each Issuing Lender to make L/C Credit Extensions shall automatically terminate, (y) the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable and (z) the obligation of the Borrowers to Cash Collateralize the LOC Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
Notwithstanding the fact that enforcement powers reside primarily with the Administrative Agent, each Lender has, to the extent permitted by law, a separate right of payment and shall be considered a separate “creditor” holding a separate “claim” within the meaning of Section 101(5) of the Bankruptcy Code or any other insolvency statute.
9.aAllocation of Payments After Event of Default.
After the exercise of remedies provided for in Section 9.2 (or after the Loans have automatically become immediately due and payable and the LOC Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.2), any amounts received on account of the Obligations (including any amounts received in respect of the exercise of remedies in respect of one or more Additional Guarantees) shall, subject to the provisions of Sections 2.8 and 11.9, be applied by the Administrative Agent in the following order:

1,payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Section 3) payable to the Administrative Agent in its capacity as such;
2,to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the Issuing Lenders (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Lenders and amounts payable under Section 3), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
3,to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the Issuing Lenders in proportion to the respective amounts described in this clause Third payable to them;
4,to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the Issuing Lenders in proportion to the respective amounts described in this clause Fourth held by them;
5,to the Administrative Agent for the account of the applicable Issuing Lenders, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrowers pursuant to Sections 2.03 and 2.8; and
    LAST, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.
Subject to Sections 2.3(c) and 2.8, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
Section 10.

AGENCY PROVISIONS
10.aAppointment and Authority.
Each of the Lenders and the Issuing Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 10 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and neither the Borrowers nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
10.bRights as a Lender.
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
10.cExculpatory Provisions.
None of the Administrative Agent or any Arranger, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent, the Arrangers or the Bookrunners, as applicable:
(xvi)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(xvii)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;
(xviii)shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, to any Lender or any Issuing Lender, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, any Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein;
(xix)shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.6 and 9.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall not be deemed to have knowledge of any Default (other than a Default under Section 9.1(a) (with respect to principal, interest and fees)) unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or the Issuing Lender;
(xx)shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with Credit Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
10.dReliance by Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
10.eDelegation of Duties.
The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent Parties. The exculpatory provisions of this Section 10 shall apply to any such sub-agent and to the Agent Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.fResignation of Administrative Agent.
(xxi)The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(xxii)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrowers, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(xxiii)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.13(i) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Section 10 and Section 11.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Credit Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.
(xxiv)Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Lender. If Bank of America resigns as an Issuing Lender, it shall retain all the rights, powers, privileges and duties of an Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Lender and all LOC Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in unreimbursed amounts pursuant to Section 2.3. Upon the appointment by the Borrowers of a successor Issuing Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender, (b) the retiring Issuing Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.
10.aNon-Reliance on Administrative Agent, the Arrangers, the Bookrunners and Other Lenders.
Each Lender and each Issuing Lender expressly acknowledges that none of the Administrative Agent nor any Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or any Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Credit Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or any Arranger to any Lender or any Issuing Lender as to any matter, including whether the Administrative Agent or such Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender and each Issuing Lender represents to the Administrative Agent, the Arrangers and the Bookrunners that it has, independently and without reliance upon the Administrative Agent, the Arrangers, the Bookrunners, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Credit Agreement and to extend credit to the Borrowers hereunder. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arrangers, the Bookrunners, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Credit Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties. Each Lender and each Issuing Lender represents and warrants that (i) the Credit Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Credit Agreement as a Lender or Issuing Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or Issuing Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and Issuing Lender agrees not to assert a claim in contravention of the foregoing. Each Lender and each Issuing Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.
10.bNo Other Duties, Etc.
Anything herein to the contrary notwithstanding, none of the Arrangers, the Bookrunners, the Syndication Agent or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.
10.cCertain ERISA Matters.
(xxv)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and the Bookrunners and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Credit Party, that at least one of the following is and will be true:
(1)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Credit Agreement,
(2)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement,
(3)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement, or
(4)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(xxvi)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and the Bookrunners and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Credit Party, that none of the Administrative Agent, any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Credit Agreement, any Credit Document or any documents related hereto or thereto).
10.gRecovery of Erroneous Payments. Without limitation of any other provision in this Credit Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by any Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.
Section 11.

MISCELLANEOUS
11.aNotices.
(i)Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(5)if to the Borrowers or any other Credit Party, the Administrative Agent or any Issuing Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.1; and
(6)if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Company).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below, shall be effective as provided in such clause (b).
(ii)Electronic Communications. Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Lender pursuant to Section 2 if such Lender or such Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section 2 by electronic communication. The Administrative Agent, any Issuing Lender or a Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
    Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(iii)Change of Address, etc. Each of the Borrowers, the Administrative Agent and each Issuing Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent and each Issuing Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their respective securities for purposes of United States Federal or state securities laws.
(iv)Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, any Issuing Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s, any other Credit Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.
(v)Reliance by Administrative Agent, Issuing Lenders and Lenders. The Administrative Agent, the Issuing Lenders and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices and Notices of Borrowing) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, each Issuing Lender, each Lender and the officers, directors, employees, agents and Affiliates of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
11.bRight of Set-Off; Payments Set Aside.
(vi)Right of Set-Off. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, each Issuing Lender or any such Affiliate to or for the credit or the account of the Borrowers or any other Credit Party against any and all of the obligations of the Borrowers or such Credit Party now or hereafter existing under this Credit Agreement or any other Credit Document to such Lender or such Issuing Lender or their respective Affiliates, irrespective of whether or not such Lender, Issuing Lender or Affiliate shall have made any demand under this Credit Agreement or any other Credit Document and although such obligations of the Borrowers or such Credit Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such Issuing Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 11.9 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Lender and their respective Affiliates under this Section 11.2 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender or their respective Affiliates may have. Each Lender and each Issuing Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
(vii)Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any Issuing Lender or any Lender, or the Administrative Agent, any Issuing Lender or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, any Issuing Lender or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (x) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (y) each Lender and any Issuing Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the Issuing Lenders under clause (y) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Credit Agreement.
11.aSuccessors and Assigns.
(viii)Successors and Assigns Generally. This Credit Agreement shall be binding upon and inure to the benefit of the parties hereto, except that neither any Borrower nor any other Credit party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section 11.3 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lenders and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.
(ix)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in LOC Obligations) at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:
(7)Minimum Amounts.
(a)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such Assignments) that equal at least the amount specified in clause (b)(i)(B) of this Section 11.3 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(b)in any case not described in clause (b)(i)(A) of this Section 11.3, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than$5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000.000, in the case of any assignment in respect of the Term Facility or any Incremental Term Loan Facility unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed).
(4)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned, except that this sentence shall not prohibit any Lender from assigning all or a portion of its rights and obligations under the Facilities on a non-pro rata basis.
(5)Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section 11.3 and, in addition:
(c)the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and provided, further, that the Borrowers’ consent shall not be required during the primary syndication of the Facilities;
(d)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
(e)the consent of each Issuing Lender shall be required for any assignment of a Revolving Loan Commitment.
(8)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(9)No Assignment to Certain Persons. No such assignment shall be made (A) to a Borrower or any of the Borrowers’ Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons).
(10)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any Issuing Lender or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this clause (vi), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Credit Agreement until such compliance occurs.
(11)Effectiveness. Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section 11.3, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.9, 3.12, 3.13, 3.14 and 11.5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this clause (b) shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section 11.3.
(x)Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for Tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and LOC Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(xi)Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons, a Defaulting Lender or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement

(including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in LOC Obligations) owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the Issuing Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.5(c) without regard to the existence of any participation.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.6 that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.9, 3.12 3.13 and 3.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 11.3 (it being understood that the documentation required under Section 3.13(g) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 11.3; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.15 as if it were an assignee under clause (b) of this Section 11.3 and (B) shall not be entitled to receive any greater payment under Sections 3.9, 3.12 or 3.13, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 3.15 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.2 as though it were a Lender; provided that such Participant agrees to be subject to Section 3.8 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(xii)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(xiii)Resignation as Issuing Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time any Issuing Lender assigns all of its Revolving Loan Commitment and Revolving Loans pursuant to clause (b) above, such Issuing Lender may, upon thirty (30) days’ notice to the Administrative Agent, the Borrowers and the Revolving Loan Lenders, resign as an Issuing Lender. In the event of any such resignation as an Issuing Lender, the Borrowers shall be entitled to appoint from among the Revolving Loan Lenders a successor Issuing Lender hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of the applicable Issuing Lender as an Issuing Lender. If the applicable Issuing Lender resigns as an Issuing Lender, it shall retain all the rights, powers, privileges and duties of an Issuing Lender hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as an Issuing Lender and all LOC Obligations with respect thereto (including the right to require the Revolving Loan Lenders to make Base Rate Revolving Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.3(f)). Upon the appointment of a successor Issuing Lender, (x) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender, and (y) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the applicable retiring Issuing Lender to effectively assume the obligations of the applicable retiring Issuing Lender with respect to such Letters of Credit.
11.cNo Waiver; Remedies Cumulative.
No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, remedy, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrowers and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege hereunder or thereunder. The rights, remedies, powers and privileges herein provided, and provided under each other Credit Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand. Any waiver of any provision of this Credit Agreement or consent to any departure by the Borrowers therefrom shall be effective only in the specific instance and for the purpose for which given.
Notwithstanding anything to the contrary contained herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and under the other Credit Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.2 for the benefit of all the Lenders and the Issuing Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Credit Documents, (b) an Issuing Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Lender) hereunder and under the other Credit Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.2 (subject to the terms of Section 3.8), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Credit Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 3.8, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
11.dExpenses; Indemnity; Damage Waiver.
(xiv)Costs and Expenses. The Borrowers jointly and severally agree to pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Credit Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Lenders in connection with the issuance, amendment, extension, reinstatement or renewal of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any Issuing Lender, in connection with the enforcement or protection of its rights (A) in connection with this Credit Agreement and the other Credit Documents, including its rights under this Section 11.5, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(xv)Indemnification by the Borrowers. The Borrowers jointly and severally agree to the Administrative Agent (and any sub-agent thereof), each Lender and each Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrowers or any other Credit Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby (including, without limitation, the Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record), the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub agent thereof) and its Related Parties only, the administration of this Credit Agreement and the other Credit Documents (including in respect of any matters addressed in Section 3.13), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to a Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by a Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by a Borrower or any other Credit Party against an Indemnitee for a material breach of such Indemnitee’s obligations hereunder or under any other Credit Document, in each case if such Borrower or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a claim not involving an act or omission of a Borrower and that is brought by an Indemnitee against another Indemnitee (other than against an Arranger or the Administrative Agent in their capacities as such). Without limiting the provisions of Section 3.13(c), this Section 11.5(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(xvi)Reimbursements by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under clauses (a) or (b) of this Section 11.5 to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the sum of (i) the Total Credit Exposure of all Revolving Loan Lenders at such time (determined without giving effect to any Competitive Bid Loans outstanding at such time) and (ii) the aggregate outstanding amount of all Loans (determined without giving effect to any Competitive Bid Loans outstanding at such time) and all LOC Obligations outstanding at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or such Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such Issuing Lender in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 3.2(d).
(xvii)Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrowers shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.
(xviii)Payments. All amounts due under this Section 11.5 shall be payable not later than ten (10) Business Days after demand therefor.
(xix)Survival. The agreements in this Section 11.5 and the indemnity provisions of Section 11.1 (e) shall survive the resignation of the Administrative Agent and any Issuing Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all of the other Obligations.

11.bAmendments, Waivers and Consents.

Subject to Section 2.1(h), Section 3.10(b) and the last paragraph of this Section 11.6, neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing and signed by the Required Lenders and the Borrowers and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which give; provided, however, that
(xx)the written consent of each Lender shall be required to the extent such amendment, waiver or consent shall:
(12)waive any condition set forth in Section 5.1 (provided that, unless set forth in writing to the contrary, the making of its initial Loan by a Lender shall constitute a confirmation by such Lender to the Borrowers, the Administrative Agent and the other Lenders that, insofar as such Lender is concerned, the Borrowers have satisfied the conditions precedent for initial Loans set forth in Section 5.1);
(13)change Section 3.8 or Section 9.3 in a manner that would alter the pro rata sharing of payments required thereby;
(14)subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness or other obligation;
(15)change any provision of this Section 11.6 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder;

(16)(x) release or have the effect of releasing either Borrower from its obligations, or (y) reduce or limit the obligations of any Guarantor under its Guaranty or release any Guarantor or otherwise limit any Guarantor’s liability with respect to its obligations under the Credit Documents, or release, or have the effect of releasing, all or substantially all of the value of the Guarantees of the Obligations; provided that the Administrative Agent may release a Guarantor in accordance with Section 8.5 or in accordance with Section 11.19;
(xxi)no such amendment, waiver or consent shall:
(6)extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.2) without the written consent of such Lender (and no separate consent of Required Lenders shall be required);
(7)postpone any date fixed by this Credit Agreement or any other Credit Document for any scheduled payment or mandatory prepayment of principal, interest, fees or other amounts due to any Lender hereunder or under any other Credit Document, or extend the maturity of any Facility under which any Lender holds a Loan or Commitment, without the written consent of such Lender (and no separate consent of Required Lenders shall be required);
(8)reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii)) of the second proviso to this Section 11.6) any fees or other amounts payable to any Lender hereunder or under any other Credit Document without the written consent of such Lender (and no separate consent of Required Lenders shall be required); provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend Section 3.1(b) or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the rate set forth in Section 3.1(b) or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;
(xxii)without limiting the generality of clause (a)(i) above, waive any condition set forth in Section 5.2 as to any Extension of Credit under a particular Facility without the written consent of the Required Revolving Loan Lenders, the Required Term Lenders or Required Incremental Term Loan Lenders, as the case may be;
(xxiii)only the written consent of each Lender under the applicable Facility shall be required to the extent such amendment, waiver or consent shall change the definition of “Required Revolving Loan Lenders”, “Required Term Lenders” or “Required Incremental Term Loan Lenders”; and
(xxiv)only the written consent of (i) the Required Term Lenders shall be required to the extent such amendment, waiver or consent shall impose any greater restriction on the ability of any Term Lender to assign any of its rights or obligations hereunder, (ii) the Required Revolving Loan Lenders shall be required to the extent such amendment, waiver or consent shall impose any greater restriction on the ability of any Revolving Loan Lender to assign any of its rights or obligations hereunder and (iii) the Required Incremental Term Loan Lenders of an Incremental Term Loan Facility shall be required to the extent such amendment, waiver or consent shall impose any greater restriction on the ability of any Incremental Term Loan Lender with respect to such Incremental Term Loan Facility to assign any of its rights or obligations hereunder;
and, provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lenders in addition to the Lenders required above, affect the rights or duties of the Issuing Lenders under this Credit Agreement or any LOC Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Credit Agreement or any other Credit Document; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.
The right of any Defaulting Lender to approve or disapprove any amendment, waiver or consent hereunder shall be limited as set forth in Section 11.9(a)(i).
Any increase in the Revolving Credit Facility pursuant to Section 2.7 hereof shall be effective only after obtaining the consent of each of the Lenders electing to increase its respective Commitment and no other consent by any Lender not electing to increase its Commitment shall be required for any such increase in the Revolving Credit Facility.
Any increase in the Term Facility pursuant to Section 2.7 hereof shall be effective only after obtaining the consent of each of the Lenders electing to increase its respective Commitment and no other consent by any Lender not electing to increase its Commitment shall be required for any such increase in the Term Facility.
Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans or the Letters of Credit, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.
If, in connection with any proposed amendment, change, waiver, discharge or termination of this Credit Agreement as contemplated by this Section 11.6, the consent of the Required Lenders is obtained, but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrowers shall have the right to replace all, but not less than all, of such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more Eligible Assignees identified by the Borrowers pursuant to Section 3.15 (as if each such non-consenting Lender had made a request referred to in Section 3.15) and Section 11.3 so long as at the time of such replacement each such new Lender consents to the proposed amendment, change, waiver, discharge or termination.
In addition, notwithstanding anything in this Section 11.6 to the contrary, if the Administrative Agent and the Borrowers shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Credit Documents, then the Administrative Agent and the Borrowers shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Credit Document if the same is not objected to in writing by the Required Lenders to the Administrative Agent within ten (10) Business Days following receipt of notice thereof.

11.eElectronic Execution; Electronic Records; Counterparts.
This Credit Agreement, any Credit Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Credit Parties and each of the Administrative Agent and each Lender Party agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lender Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Administrative Agent nor any Issuing Lender is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent and/or any Issuing Lender has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lender Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Credit Party and/or any Lender Party without further verification and (b) upon the request of the Administrative Agent or any Lender Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.
Neither the Administrative Agent nor any Issuing Lender shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Credit Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s or such Issuing Lender’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent and the Issuing Lenders shall be entitled to rely on, and shall incur no liability under or in respect of this Credit Agreement or any other Credit Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Credit Documents for being the maker thereof).
Each of the Credit Parties and each Lender Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Credit Agreement, any other Credit Document based solely on the lack of paper original copies of this Credit Agreement, such other Credit Document, and (ii) waives any claim against the Administrative Agent, each Lender Party and each Related Party for any liabilities arising solely from the Administrative Agent’s and/or any Lender Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Credit Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
11.fHeadings.
The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.
11.gDefaulting Lenders.
(xxv)Adjustments. Notwithstanding any provision of this Credit Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender, to the extent permitted by Applicable Law:
(17)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be restricted as set forth in the definition of “Required Lenders”, “Required Term Lenders”, “Required Revolving Loan Lenders” “Required Incremental Lenders” and Section 11.6.
(18)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.2 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lenders hereunder; third, to Cash Collateralize the Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.8; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Credit Agreement and (y) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Credit Agreement in accordance with the procedures set forth in Section 2.3; sixth, to the payment of any amounts owing to the Lenders or the Issuing Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x)

such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LOC Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LOC Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LOC Obligations are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 11.9(a)(iv); any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 11.9(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;
(19)Certain Fees.
(a)No Defaulting Lender that is a Revolving Loan Lender shall be entitled to receive any Facility Fee payable under Section 3.4(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (1) the outstanding principal amount of the Revolving Loans funded by it, and (2) its Applicable Revolving Credit Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.8.
(b)Each Defaulting Lender that is a Revolving Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Revolving Credit Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.8.
(c)With respect to any Facility Fee or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that is a Revolving Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LOC Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(9)Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LOC Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Loan Commitment) but only to the extent that such reallocation does not cause the Total Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Loan Commitment. Subject to Section 11.24, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(10)Cash Collateral. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under Applicable Law, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 2.8.
(xxvi)Defaulting Lender Cure. If the Borrowers, the Administrative Agent, each Issuing Lender agree in writing that a Revolving Loan Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Revolving Loan Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Revolving Loan Lenders in accordance with the Revolving Loan Commitments (without giving effect to Section 11.9(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(xxvii)New Letters of Credit. So long as any Revolving Loan Lender is a Defaulting Lender, no Issuing Issuer shall be required to issue, extend, increase, reinstate or renew any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
11.aSurvival of Representations and Warranties.
All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery of this Credit Agreement, the making of the Loans, the issuance of the Letters of Credit, the resignation of the Administrative Agent or any Issuing Lender, the replacement of any Lender and the repayment of the Loans and other Obligations and the termination of the Commitments hereunder. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Loan or Letter of Credit, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.bGoverning Law; Jurisdiction.
(xxviii)THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document may be brought in the courts of the State of New York in New York County, or of the United States for the Southern District of New York, and any appellate court from any thereof, and, by execution and delivery of this Credit Agreement, each Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of such courts. Each Borrower further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address for notices pursuant to Section 11.1, such service to become effective 15 days after such mailing. Nothing herein shall affect the right of a Lender to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against a Borrower in any other jurisdiction. Each Borrower agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law; provided that nothing in this Section 11.11(a) is intended to impair a Borrower’s right under applicable law to appeal or seek a stay of any judgment.
(xxix)Each Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Credit Agreement or any other Credit Document in the courts referred to in subsection (a) hereof and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.
11.hWaiver of Jury Trial.
EACH OF THE PARTIES TO THIS CREDIT AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
11.i[Reserved].
11.jSeverability.
If any provision of this Credit Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Credit Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.14, if and to the extent that the enforceability of any provisions in this Credit Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or any Issuing Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
11.kEntirety.
This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.
11.lBinding Effect.
(xxx)This Credit Agreement shall become effective at such time as all of the conditions set forth in Section 5.1 have been satisfied or waived by the Lenders and it shall have been executed and delivered by the Borrowers and the Administrative Agent, and the Administrative Agent shall have received copies hereof (by email or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agent and each Lender and their respective successors and assigns.
(xxxi)This Credit Agreement shall be a continuing agreement and shall remain in full force and effect until all Loans, LOC Obligations, interest, fees and other Obligations have been paid in full and all Commitments and Letters of Credit have been terminated. Upon termination, the Borrowers shall have no further obligations under the Credit Documents (other than obligations under the indemnification and reimbursement provisions and any other provisions contained herein or in any other Credit Document that by their terms survive termination of this Credit Agreement); provided that should any payment, in whole or in part, of the Obligations be rescinded or otherwise required to be restored or returned by the Administrative Agent or any Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, then the Credit Documents shall automatically be reinstated and all amounts required to be restored or returned and all costs and expenses incurred by the Administrative Agent or any Lender in connection therewith shall be deemed included as part of the Obligations.
11.cTreatment of Certain Information; Confidentiality.
    Each of the Administrative Agent, the Lenders and the Issuing Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c)

to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Credit Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.17, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Credit Agreement or any Eligible Assignee invited to be a New Revolving Loan Lender or New Term Loan Lender pursuant to Section 2.7(a) or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrowers and its obligations, this Credit Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrowers or their Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrowers or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.17, (y) becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers or (z) is independently discovered or developed by a party hereto without utilizing any Information received from the Borrowers or violating the terms of this Section 11.17. In addition, the Administrative Agent and the Lenders may disclose the existence of this Credit Agreement and information about this Credit Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Credit Agreement, the other Credit Documents, and the Commitments.
    For purposes of this Section 11.17, “Information” means all information received from the Borrowers or any Subsidiary relating to the Borrowers or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a nonconfidential basis prior to disclosure by the Borrowers or any Subsidiary, provided that, in the case of information received from the Borrowers or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.17 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
    Each of the Administrative Agent, the Lenders and the Issuing Lenders acknowledges that (a) the Information may include material non-public information concerning a Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Applicable Law, including United States Federal and state securities Laws.

11.dFurther Assurances.
The Borrowers agree, upon the request of the Administrative Agent, to promptly take such actions as are necessary to carry out the intent of this Credit Agreement and the other Credit Documents.

11.eRelease of Guarantors.
If a Guarantor no longer qualifies as the owner of Unencumbered Properties or becomes an Eligible Subsidiary, then, as long as no Default or Event of Default exists after giving effect to such event, the Lenders agree to release such Guarantor from its obligations hereunder. The Lenders and the Issuing Lenders irrevocably authorize the Administrative Agent, upon receipt of a certificate from a Responsible Officer and a legal opinion of counsel regarding the requirements set forth in the first sentence of this Section 11.19, to release any Guarantor from its obligations under the Guaranty. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 11.19.
11.fUSA PATRIOT Act.
Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower in accordance with the Act. Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
11.g[Reserved].
11.hNo Fiduciary Duty.
In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), each Borrower and each other Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Credit Agreement provided by the Administrative Agent, the Arrangers, the Bookrunners and the Lenders are arm’s-length commercial transactions between the Borrowers, each other Credit Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Bookrunners and the Lenders, on the other hand, (B) each Borrower and the other Credit Parties have consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrowers and each other Credit Party are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) the Administrative Agent, the Arrangers, the Bookrunners and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers, any other Credit Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, the Arrangers, the Bookrunners nor any Lender has any obligation to the Borrowers, any other Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Administrative Agent, the Arrangers, the Bookrunners and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, the other Credit Parties and their respective

Affiliates, and neither the Administrative Agent, the Arrangers, the Bookrunners nor any Lender has any obligation to disclose any of such interests to the Borrowers, any other Credit Party or any of their respective Affiliates. To the fullest extent permitted by law, the Borrowers and each other Credit Party hereby waive and release any claims that they may have against the Administrative Agent, the Arrangers, the Bookrunners or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
11.iAdditional Guaranties.
BOP may designate as guarantors of the Obligations one or more limited partners of BOP (“Additional Guarantors”); provided that the Administrative Agent and each Lender shall have reasonably satisfied itself with respect to “know your customer” and applicable Anti-Corruption Laws and Sanctions in respect of any such proposed Guarantor. The guarantees executed by the Guarantors pursuant to this Section 11.23 (“Additional Guarantees”) shall not exceed $20,000,000 in the aggregate. The Additional Guarantees shall be guarantees of collection and not guarantees of payment, shall otherwise be reasonably acceptable to the Administrative Agent, and shall be acknowledged by the Administrative Agent, effective upon their execution by the Additional Guarantors. To evidence the Lenders’ acceptance thereof, the Lenders hereby authorize the Administrative Agent to accept such Additional Guarantees on their behalf in accordance with this Section 11.23
11.jAcknowledgement and Consent to Bail-In of Affected Financial Institutions.
Solely to the extent any Lender or Issuing Lender that is an Affected Financial Institution is a party to this Credit Agreement and notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or Issuing Lender that is an Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(xxxii)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or Issuing Lender that is an Affected Financial Institution; and
(xxxiii)the effects of any Bail-In Action on any such liability, including, if applicable:
(20)a reduction in full or in part or cancellation of any such liability;
(21)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Credit Document; or
(22)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

11.mTransitional Arrangements.
(xxxiv)Existing Credit Agreement Superseded. This Credit Agreement shall supersede the Existing Credit Agreement in its entirety, except as provided in this Section 11.25. On the Closing Date, the rights and obligations of the parties under the Existing Credit Agreement and the “Notes” defined therein shall be subsumed within and be governed by this Credit Agreement and any Revolving Notes requested by Revolving Loan Lenders that were “Lenders” under the Existing Credit Agreement; provided, however, that (x) any of the “Loans” (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement shall, for purposes of this Credit Agreement, be Revolving Loans hereunder (y) this Credit Agreement shall not in any way release or impair the rights, duties or obligations created pursuant to the Existing Credit Agreement or any other Credit Document (as defined in the Existing Credit Agreement) or affect the relative priorities thereof, in each case to the extent in force and effect thereunder as of the Closing Date, except as modified hereby or by documents, instruments and agreements executed and delivered in connection herewith, and all of such rights, duties and obligations are assumed, ratified and affirmed by the Borrowers; and (z) the execution, delivery and effectiveness of this Credit Agreement shall not operate as a waiver of any right, power or remedy of the Lenders or the Administrative Agent under the Existing Credit Agreement, or constitute a waiver of any covenant, agreement or obligation under the Existing Credit Agreement, except to the extent that any such covenant, agreement or obligation is no longer set forth herein or is modified hereby. The Revolving Loan Lenders’ interests in the Revolving Loans and participations in the Letters of Credit shall be reallocated on the Closing Date in accordance with each Revolving Loan Lender’s applicable Revolving Loan Commitment, and the Revolving Loan Lenders shall make such purchases of Revolving Loans from each other as are necessary to effect such reallocation. On the Closing Date, (A) the loan commitments of each Lender that is a party to the Existing Credit Agreement but is not a party to this Credit Agreement (an “Exiting Lender”) will be terminated, all outstanding obligations owing to the Exiting Lenders on the Closing Date will be repaid in full, and each Exiting Lender will not become a Lender under this Credit Agreement, (B) each Person listed on Exhibit 1.1(a) attached to this Credit Agreement shall be a Revolving Loan Lender under this Credit Agreement with the applicable Revolving Loan Commitment set forth opposite its name on such Exhibit 1.1(a), and (C) each Person listed on Exhibit 1.1(b) attached to this Credit Agreement shall be an Issuing Lender with the LOC Commitment set forth opposite its name on such Exhibit 1.1(b).
(xxxv)Interest and Fees Under Existing Credit Agreement. All interest and all facility and other fees and expenses owing or accruing under or in respect of the Existing Credit Agreement shall be calculated as of the Closing Date (prorated in the case of any fractional periods), and shall be paid on the Closing Date in accordance with the method specified in the Existing Credit Agreement, as if the Existing Credit Agreement were still in effect.
11.cAcknowledgement Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(xxxvi)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(xxxvii)As used in this Section 11.26, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK}

Each of the parties hereto has caused a counterpart of this Second Amended and Restated Credit Agreement to be duly executed and delivered as of the date first above written.
BORROWERS:    BRANDYWINE REALTY TRUST,
a Maryland real estate investment trust
By:     /s/ Thomas E. Wirth
    Name:    Thomas E. Wirth
    Title:    Executive Vice President and CFO
BRANDYWINE OPERATING PARTNERSHIP,
L.P., a Delaware limited partnership

    By:    Brandywine Realty Trust, a Maryland
        real estate investment trust, its general
        partner

        By:     /s/ Thomas E. Wirth
            Name:    Thomas E. Wirth
            Title:    Executive Vice President
                and CFO

Signature Page to BDN Second Amended and Restated Credit Agreement

ADMINISTRATIVE AGENT:    BANK OF AMERICA, N.A., as Administrative Agent
By: /s/ Helen W. Chan
Name: Helen W. Chan
Title: Vice President
Signature Page to BDN Second Amended and Restated Credit Agreement

LENDERS:                    BANK OF AMERICA, N.A., as a Lender and an
                        Issuing Lender

By: /s/ Helen W. Chen
Name: Helen W. Chan
Title: Vice President
Signature Page to Third Amendment to MPT Syndicated Facility Agreement (Project Outback)

                        CITIBANK, N.A., as a Lender and an
                        Issuing Lender

By: /s/ Chris Albano
Name: Chris Albano
Title: Authorized Signatory

Signature Page to Third Amendment to MPT Syndicated Facility Agreement (Project Outback)

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By: /s/ Shari L. Reams-Henofer
Name: Shari L. Reams-Henofer
Title: Senior Vice President

Signature Page to Third Amendment to MPT Syndicated Facility Agreement (Project Outback)

TRUIST BANK, as a Lender

By: /s/ C. Vincent Hughes, Jr.
Name: C. Vincent Hughes, Jr.
Title: Director

Signature Page to Third Amendment to MPT Syndicated Facility Agreement (Project Outback)

CITIZENS BANK, N.A., as a Lender

By: /s/ Donald Woods
Name: Donald Woods
Title: SVP, Relationship Manager

Signature Page to Third Amendment to MPT Syndicated Facility Agreement (Project Outback)

THE BANK OF NEW YORK MELLON, as a Lender

By: /s/ Abdullah Dahman
Name: Abdullah Dahman
Title: Director

Signature Page to Third Amendment to MPT Syndicated Facility Agreement (Project Outback)

TD BANK, N.A., as a Lender

By: /s/ Brian Gallagher
Name: Brian Gallagher
Title: Vice President

Signature Page to Third Amendment to MPT Syndicated Facility Agreement (Project Outback)

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By: /s/ Matthew K. Mains
Name: Matthew K. Mains
Title: Senior Vice President

Signature Page to Third Amendment to MPT Syndicated Facility Agreement (Project Outback)

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By: /s/ Jordan Mendell
Name: Jordan Mendell
Title: Director

Signature Page to Third Amendment to MPT Syndicated Facility Agreement (Project Outback)

M&T BANK, SUCCESSOR BY MERGER TO PEOPLE'S UNITED BANK, N.A., as a Lender

By: /s/ David R. Jablonowski
Name: David R. Jablonowski
Title: Senior Vice President
Signature Page to Third Amendment to MPT Syndicated Facility Agreement (Project Outback)

ASSOCIATED BANK, NATIONAL ASSOCIATION, as a Lender

By: /s/ Mitchell Vega
Name: Mitchell Vega
Title: Senior Vice President
Signature Page to Third Amendment to MPT Syndicated Facility Agreement (Project Outback)

SYNOVUS BANK, as a Lender

By: /s/ Robert Haley
Name: Robert Haley
Title: Corporate Banking Officer

Signature Page to BDN Second Amended and Restated Credit Agreement

Schedule 11.1
ADMINISTRATIVE AGENT’S OFFICE;
CERTAIN ADDRESSES FOR NOTICES

BORROWER:
Brandywine Operating Partnership, L.P.
2929 Arch Street, Suite 1800
Philadelphia, PA 19104
Attention: Thomas E. Wirth, Executive Vice President and Chief Financial Officer
Telephone: 610-832-7434
Facsimile: 610-832-4919
Electronic Mail: tom.wirth@bdnreit.com
Website Address:    www.brandywinerealty.com

with a copy to:
Legal.Notices@bdnreit.com

ADMINISTRATIVE AGENT:

Administrative Agent’s Office
(for payments and Notices of Borrowings):
Bank of America, N.A.
Building C
2380 Performance Dr.
Richardson, TX 75082
Attention: Angelica Vidana
Telephone: 469-201-0404
Facsimile: 214-530-2485
Electronic Mail: angelica.vidana@bofa.com

Other Notices as Administrative Agent:
Bank of America, N.A.
Agency Management
900 W Trade Street
Charlotte NC 28255
NC1-026-06-03
Attention: Priscilla Ruffin
Telephone: 980.386-3475
Facsimile: 704.409.0918
Electronic Mail: Priscilla.l.Ruffin@bofa.com

BANK OF AMERICA, N.A., as Issuing Lender:

Bank of America Trade Operations
Mail Code: PA6-580-02-30
1 Fleet Way
Scranton, PA 18507
Phone: (570) 496-9619
Fax: (800) 755-8743
Email: tradeclientserviceteamus@baml.com
Attention: Scranton Standby LC
Telephone: (570) 496-9621
Facsimile: (800) 755-8743
Electronic Mail: scranton_standby_lc@bofa.com
CITIBANK, N.A., as Issuing Lender:
Citibank, N.A.
1 Penns Way, Ops II
New Castle, DE
Phone: (201) 472-4024
Fax: (212) 994-0847
Attention: Securities Processing Analyst
Electronic Mail: Global.Loans.LCRecon@citi.com

Exhibit 1.1(a)
Commitments and Applicable Percentages
Revolving Credit Facility

Lender	Revolving Loan Commitment	Applicable Percentage
Bank of America, N.A.	$62,900,000.00	10.483333335%
Citibank, N.A.	92,500,000.00	15.416666667%
PNC Bank, National Association	$62,900,000.00	10.483333335%
Truist Bank	$62,900,000.00	10.483333335%
Citizens Bank, N.A.	$47,600,000.00	7.933333333%
M&T Bank	$47,600,000.00	7.933333333%
TD Bank, N.A.	$47,600,000.00	7.933333333%
U.S. Bank National Association	$47,600,000.00	7.933333333%
Wells Fargo Bank, National Association	$47,600,000.00	7.933333333%
The Bank of New York Mellon	$40,000,000.00	6.666666667%
Associated Bank, National Association	$27,200,000.00	4.533333333%
Synovus Bank	$13,600,000.00	2.266666667%
TOTAL	$600,000,000.00	100.000000000%

Term Facility

Lender	Term Commitment	Applicable Percentage
Bank of America, N.A.	$29,600,000.00	11.840000000%
Citibank, N.A.	$29,600,000.00	11.840000000%
PNC Bank, National Association	$29,600,000.00	11.840000000%
Truist Bank	$22,400,000.00	8.960000000%
Citizens Bank, N.A.	$22,400,000.00	8.960000000%
M&T Bank	$22,400,000.00	8.960000000%
TD Bank, N.A.	$22,400,000.00	8.960000000%
U.S. Bank National Association	$22,400,000.00	8.960000000%
Wells Fargo Bank, National Association	$22,400,000.00	8.960000000%
The Bank of New York Mellon	$30,000,000.00	12.000000000%
Associated Bank, National Association	$12,800,000.00	5.120000000%
Synovus Bank	$6,400,000.00	2.560000000%
TOTAL	$250,000,000.00	100.000000000%

Exhibit 1.1(b)
Letter of Credit Commitments

Lender	Commitment Amount
Bank of America, N.A.	$25,000,000
Citibank, N.A.	$25,000,000
TOTAL	$50,000,000

Exhibit 2.1(c)

FORM OF COMMITTED LOAN NOTICE

Date: ___________, _____1
To:    Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:
Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of June 30, 2022 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Brandywine Realty Trust, a Maryland real estate investment trust, Brandywine Operating Partnership, L.P., a Delaware limited partnership (and together with Brandywine Realty Trust, the “Borrowers”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and certain other parties thereto.
The undersigned hereby request on [INSERT REQUESTED FUNDING/CONVERSION/CONTINUATION DATE] (a Business Day) (select one):2
REVOLVING CREDIT FACILITY:

Indicate: Borrowing or Conversion or Continuation	Indicate: Requested Amount	Indicate: Base Rate Loan or Daily SOFR Loan or Term SOFR Loan

TERM FACILITY:
1 Note to Borrowers: All requests submitted under a single Notice of Borrowing must be effective on the same date. If multiple effective dates are needed, multiple Notices of Borrowing will need to be prepared and signed.
2 Note to Borrowers. For multiple Committed Borrowings, conversions and/or continuations for a particular facility, fill out a new row for each Borrowing/conversion and/or continuation

Indicate: Borrowing or Conversion or Continuation	Indicate: Requested Amount	Indicate: Base Rate Loan or Daily SOFR Loan or Term SOFR Loan

INCREMENTAL TERM LOAN FACILITY:

Indicate: Borrowing or Conversion or Continuation	Indicate: Requested Amount	Indicate: Base Rate Loan or Daily SOFR Loan or Term SOFR Loan

The Revolving Credit Borrowing, if any, requested herein complies with the proviso to the first sentence of Section 2.1(a) of the Agreement.

BRANDYWINE REALTY TRUST, a Maryland real estate investment trust

By: _______________________________
Name: _____________________________
Title: ______________________________

BRANDYWINE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By: Brandywine Realty Trust, a Maryland real estate investment trust, its general partner

By: _______________________________
Name: _____________________________
Title: ______________________________

Exhibit 2.1(k)-1
FORM OF REVOLVING NOTE

FOR VALUE RECEIVED, the undersigned BRANDYWINE REALTY TRUST, a Maryland real estate investment trust, and BRANDYWINE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (collectively, the “Borrowers”), hereby jointly and severally promise to pay to __________________ (the “Lender”), or to the Lender’s registered assigns, the principal amount of each Revolving Loan made by the Lender to the Borrowers under that certain Second Amended and Restated Credit Agreement, dated as of June 30, 2022 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrowers, the Lender, the other Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and certain other parties thereto.

    The Borrowers jointly and severally promise to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

    This Revolving Note is one of the Revolving Notes referred to in the Agreement, is entitled to the benefits and is subject to the terms thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.

    Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Revolving Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Note and endorse thereon the date, amount and maturity of its Revolving Loans and payments with respect thereto.

    Each of the Borrowers, for itself, its successors and assigns, hereby waives, to the fullest extent permitted by Applicable Law, diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Note.
[Remainder of Page Intentionally Left Blank]

THIS REVOLVING NOTE AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS REVOLVING NOTE AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

        BRANDYWINE REALTY TRUST,
        a Maryland real estate investment trust

    By:
    Name:
    Title:
    BRANDYWINE OPERATING PARTNERSHIP,
    L.P., a Delaware limited partnership
    By:    Brandywine Realty Trust, a Maryland
    real estate investment trust, its general partner

    By:
    Name:
    Title:

REVOLVING LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit 2.1(k)-2
FORM OF TERM NOTE
FOR VALUE RECEIVED, the undersigned BRANDYWINE REALTY TRUST, a Maryland real estate investment trust, and BRANDYWINE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (collectively, the “Borrowers”), hereby jointly and severally promise to pay to __________________ (the “Lender”), or to the Lender’s registered assigns, the principal amount of the Term Loan made by the Lender to the Borrowers under that certain Second Amended and Restated Credit Agreement, dated as of June 30, 2022 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrowers, the Lender, the other Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and certain other parties thereto.

    The Borrowers jointly and severally promise to pay interest on the unpaid principal amount of the Term Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

    This Term Note is one of the Term Notes referred to in the Agreement, is entitled to the benefits and is subject to the terms thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.

    Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. The Term Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term Note and endorse thereon the date, amount and maturity of its Term Loan and payments with respect thereto.

    Each Borrower, for itself, its successors and assigns, hereby waives, to the fullest extent permitted by Applicable Law, diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.
[Remainder of Page Intentionally Left Blank]

THIS TERM NOTE AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS TERM NOTE AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

        BRANDYWINE REALTY TRUST,
        a Maryland real estate investment trust

    By:
    Name:
    Title:
    BRANDYWINE OPERATING PARTNERSHIP,
    L.P., a Delaware limited partnership
    By:    Brandywine Realty Trust, a Maryland
    real estate investment trust, its general partner

    By:
    Name:
    Title:

TERM LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit 2.1(k)-3
FORM OF INCREMENTAL TERM LOAN NOTE
FOR VALUE RECEIVED, the undersigned BRANDYWINE REALTY TRUST, a Maryland real estate investment trust, and BRANDYWINE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (collectively, the “Borrowers”), hereby jointly and severally promise to pay to __________________ (the “Lender”), or to the Lender’s registered assigns, the principal amount of the Incremental Term Loan made by the Lender to the Borrowers under that certain Second Amended and Restated Credit Agreement, dated as of June 30, 2022 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrowers, the Lender, the other Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and certain other parties thereto.

    The Borrowers jointly and severally promise to pay interest on the unpaid principal amount of the Incremental Term Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

    This Incremental Term Loan Note is one of the Incremental Term Loan Notes referred to in the Agreement, is entitled to the benefits and is subject to the terms thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.

    Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Incremental Term Loan Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. The Incremental Term Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Incremental Term Loan Note and endorse thereon the date, amount and maturity of its Incremental Term Loan and payments with respect thereto.

    Each Borrower, for itself, its successors and assigns, hereby waives, to the fullest extent permitted by Applicable Law, diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Incremental Term Loan Note.
[Remainder of Page Intentionally Left Blank]

THIS INCREMENTAL TERM LOAN NOTE AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS TERM NOTE AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

        BRANDYWINE REALTY TRUST,
        a Maryland real estate investment trust

    By:
    Name:
    Title:
    BRANDYWINE OPERATING PARTNERSHIP,
    L.P., a Delaware limited partnership
    By:    Brandywine Realty Trust, a Maryland
    real estate investment trust, its general partner

    By:
    Name:
    Title:

INCREMENTAL TERM LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit 2.2(b)

FORM OF COMPETITIVE BID QUOTE REQUEST

To:    Bank of America, N.A., as Administrative Agent
    Attn.: Angelica Vidana
    Building C
    2380 Performance Dr.
    Richardson, TX 75082
    angelica.vidana@bofa.com
    Ph: (469) 201-0404
    F: (214) 530-2485

    and

Bank of America, N.A., as Administrative Agent
Agency Management
900 W Trade Street
Charlotte NC 28255
NC1-026-06-03
Attention: Priscilla Ruffin
Telephone: 980.386-3475
Facsimile: 704.409.0918
Electronic Mail: Priscilla.l.Ruffin@bofa.com

BY [EMAIL/FACSIMILE]
    Re:    Competitive Bid Quote Request
    This Competitive Bid Quote Request is given in accordance with Section 2.2(b) of the Second Amended and Restated Credit Agreement (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of June 30, 2022, by and among (a) Brandywine Realty Trust and Brandywine Operating Partnership, L.P. (collectively, the “Borrowers”), (b) the institutions from time to time party thereto as lenders (collectively, the “Lenders”), (c) Bank of America, N.A., as Administrative Agent for the Lenders (the “Administrative Agent”) and (d) the other parties thereto. Capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.
    The Borrowers hereby request that the Administrative Agent obtain Competitive Bid Quotes for a Competitive Bid Loan based upon the following:
1.    The requested date of borrowing of the Competitive Bid Loan shall be __________________, 20___.3
3    The date must be a Business Day.

2.    The aggregate principal amount of the requested Competitive Bid Loans shall be $_______________.4
3.    The duration of the Interest Period(s) applicable hereto shall be _______________.5
4.    The amount of all Competitive Bid Loans currently outstanding is $_______________.6

4    This amount shall be $5,000,000 or larger multiple of $1,000,000 and shall not exceed the Revolving Credit Availability.
5    The stated Interest Period is subject to the provisions of the definition of Interest Period. The Borrowers may request offers to make Competitive Bid Loans for one or three month Interest Periods in any single Competitive Bid Quote Request.
6     This amount together with the amount of the requested Competitive Bid Loans from line 2, shall not exceed, in the aggregate, fifty percent (50%) of the Revolving Credit Facility.

    The Borrowers, by their signatures below, hereby certify that conditions precedent set forth in Section 5.2 of the Credit Agreement are satisfied on the date hereof and shall be satisfied on the date of the requested borrowing.
                Very truly yours,

BORROWERS:        BRANDYWINE REALTY TRUST,
        a Maryland real estate investment trust

    By:
    Name:
    Title:
    BRANDYWINE OPERATING PARTNERSHIP,
    L.P., a Delaware limited partnership
    By:    Brandywine Realty Trust, a Maryland
    real estate investment trust, its general partner

    By:
    Name:
    Title:

Exhibit 2.2(c)

FORM OF INVITATION FOR COMPETITIVE BID QUOTES

_______________, 20___

[Name of Lender]
[Address]

Attn: ____________________

BY [EMAIL/FACSIMILE]
    Re:    Invitation for Competitive Bid Quotes

    Reference is hereby made to that certain Second Amended and Restated Credit Agreement (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of June 30, 2022, by and among (a) Brandywine Realty Trust and Brandywine Operating Partnership, L.P. (collectively, the “Borrowers”), (b) the institutions from time to time party thereto as lenders (collectively, the “Lenders”), (c) Bank of America, N.A., as Administrative Agent for the Lenders (the “Administrative Agent”) and (d) the other parties thereto. Capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

    Pursuant to Section 2.2(c) of the Credit Agreement, you are invited to submit a Competitive Bid Quote to the Borrowers for the following proposed Competitive Bid Loan(s):

Requested Date of Borrowing	Principal Amount	Interest Period

    Each such Competitive Bid Quote should specify a Competitive Bid Margin. All Competitive Bid Quotes must be submitted to the Administrative Agent by email or facsimile transmission at its offices as specified in or pursuant to Schedule 11.1 of the Credit Agreement not later than 10:00 a.m. (New York City time) on the third Business Day prior to the proposed date of borrowing. Competitive Bid Quotes received after these deadlines will not be forwarded to the Borrowers.

    Submitted Competitive Bid Quotes (i) must be for $5,000,000 or a larger multiple of $1,000,000, (ii) may not exceed the aggregate principal amount of Competitive Bid Loans for which offers were requested and (iii) may be subject to an aggregate limitation as to the principal amount of Competitive Bid Loans for which offers being made by such quoting Lender may be accepted. All Competitive Bid Quotes should be submitted in substantially the form of Exhibit 2.2(d)(ii) to the Credit Agreement. Please follow-up your submitted written bids with telephone verification to confirm receipt.

    Very truly yours,

    BANK OF AMERICA, N.A., acting in its capacity as Administrative Agent

    By:    __________________________________
        Name:
        Title:

Exhibit 2.2(d)(ii)

FORM OF COMPETITIVE BID QUOTE

To:    Bank of America, N.A., as Administrative Agent
    Attn.: Angelica Vidana
    Building C
    2380 Performance Dr.
    Richardson, TX 75082
    angelica.vidana@bofa.com
    Ph: (469) 201-0404
    F: (214) 530-2485

    Re:    Competitive Bid Quote to Brandywine Realty Trust and Brandywine Operating Partnership, L.P.

    This Competitive Bid Quote is given in accordance with Section 2.2(d) of the Second Amended and Restated Credit Agreement (as amended, restated, amended and restated, extended, supplemented or otherwise modified, from time to time, the “Credit Agreement”), dated as of June 30, 2022, by and among (a) Brandywine Realty Trust and Brandywine Operating Partnership, L.P. (collectively, the “Borrowers”), (b) the institutions from time to time party thereto as lenders (collectively, the “Lenders”), (c) Bank of America, N.A., as Administrative Agent for the Lenders (the “Administrative Agent”) and (d) the other parties thereto. Capitalized terms used herein shall have the meanings ascribed thereto in the Credit Agreement.

    In response to the Competitive Bid Quote Request of the Borrowers dated _________________, 20___, we hereby make the following Competitive Bid Quote on the following terms:

    1.    Quoting Lender : _____________________

    2.    Person to contact at Quoting Lender: _______________

    3.    Date of Borrowing:7/ _____________________

    4.    We hereby offer to make Competitive Bid Loan(s) in the following maximum principal amount(s) for the following Interest Period(s) and at the following margin(s):

7/    As specified in the related Competitive Bid Quote Request.

Maximum Principal Amount/[8]	Interest Period/[9]	Competitive Bid Margin/[10]

    [provided that the aggregate principal amount of Competitive Bid Loans for which the above offer may be accepted shall not exceed $__________]

    We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Credit Agreement, irrevocably obligate(s) us to make the Competitive Bid Loan(s) for which any offer(s) [is][are] accepted, in whole or in part.

    Very truly yours,

    [NAME OF LENDER]

    By:    ____________________________
        Name:
        Title:

Dated: __________________
    2/    The principal amount bid for each Interest Period may not exceed the principal amount requested. Competitive Bid Quotes must be made for at least $5,000,000 or a larger multiple of $1,000,000, and in accord with the other provisions of § 2.2(d)(ii) of the Credit Agreement.
    9/    As specified in the related Competitive Bid Quote Request.
    10/    The Competitive Bid Margin shall be the margin above or below the applicable Term SOFR expressed as a percentage (specified to the nearest 1/10,000th of 1%) to be added or subtracted from such base rate offered for each Competitive Bid Loan. Specify “plus” or “minus”.

Exhibit 3.13-1
FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of June 30, 2022 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Brandywine Realty Trust, a Maryland real estate investment trust (“BRT”) and Brandywine Operating Partnership, L.P., a Delaware limited partnership (“BOP” and together with BRT, each, a “Borrower” and, collectively, the “Borrowers”), the lenders from time to time party thereto (the “Lenders”), Bank of America, N.A., as Administrative Agent for the Lenders (the “Agent”) and the other parties thereto.
Pursuant to the provisions of Section 3.13(g)(ii)(B)(iii) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to a Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Agent and the Borrowers with a certificate of its non-U.S. Person status on IRS Form W-8BEN (or W-8BENE, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20__

Exhibit 3.13-2
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of June 30, 2022 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Brandywine Realty Trust, a Maryland real estate investment trust (“BRT”) and Brandywine Operating Partnership, L.P., a Delaware limited partnership (“BOP” and together with BRT, each, a “Borrower” and, collectively, the “Borrowers”), the lenders from time to time party thereto (the “Lenders”), Bank of America, N.A., as Administrative Agent for the Lenders (the “Agent”) and the other parties thereto.
Pursuant to the provisions of Section 3.13(g)(ii)(B)(iv) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to a Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN (or W-8BENE, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20__

Exhibit 3.13-3
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of June 30, 2022 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Brandywine Realty Trust, a Maryland real estate investment trust (“BRT”) and Brandywine Operating Partnership, L.P., a Delaware limited partnership (“BOP” and together with BRT, each, a “Borrower” and, collectively, the “Borrowers”), the lenders from time to time party thereto (the “Lenders”), Bank of America, N.A., as Administrative Agent for the Lenders (the “Agent”) and the other parties thereto.
Pursuant to the provisions of Section 3.13(g)(ii)(B)(iv) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to a Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN (or W-8BENE, as applicable) and a certificate with respect to the matters described in (i)-(iv) in the preceding paragraph or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN (or W-8BENE, as applicable) and a certificate with respect to the matters described in (i)-(iv) in the preceding paragraph from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[Remainder of Page Intentionally Left Blank]

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20__

Exhibit 3.13-4
FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of June 30, 2022 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Brandywine Realty Trust, a Maryland real estate investment trust (“BRT”) and Brandywine Operating Partnership, L.P., a Delaware limited partnership (“BOP” and together with BRT, each, a “Borrower” and, collectively, the “Borrowers”), the lenders from time to time party thereto (the “Lenders”), Bank of America, N.A., as Administrative Agent for the Lenders (the “Agent”) and the other parties thereto.
Pursuant to the provisions of Section 3.13(g)(ii)(B)(iv) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Credit Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of a Borrower within the meaning of Section 881(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to a Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Agent and the Borrowers with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN (or W-8BENE, as applicable) and a certificate with respect to the matters described in (i)-(iv) in the preceding paragraph or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN (or W-8BENE, as applicable) and a certificate with respect to the matters described in (i)-(iv) in the preceding paragraph from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[Remainder of Page Intentionally Left Blank]

[NAME OF LENDER]
By:
Name:
Title:

Exhibit 7.1(c)

Check for distribution to PUBLIC and Private Side Lenders

FORM OF OFFICER’S CERTIFICATE

TO:    BANK OF AMERICA, N.A., as Administrative Agent
Agency Management
900 W Trade Street
Charlotte NC 28255
NC1-026-06-03
Attention: Priscilla Ruffin
Telephone: 980.386-3475
Facsimile: 704.409.0918
Electronic Mail: Priscilla.l.Ruffin@bofa.com

Re:    Second Amended and Restated Credit Agreement, dated as of June 30, 2022, among Brandywine Realty Trust, a Maryland real estate investment trust (“BRT”) and Brandywine Operating Partnership, L.P., a Delaware limited partnership (“BOP” and together with BRT, the “Borrowers”), the Lenders from time to time party thereto, Bank of America, N.A. as Administrative Agent and certain other parties thereto (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”)

DATE: ____________ __, 20__

    Pursuant to the terms of Section 7.1(c) of the Credit Agreement, I, _______________, the [Chief Executive Officer] [Chief Financial Officer] of BRT, on behalf of BRT, and not in my individual capacity, hereby certify that, as of the date hereof, the statements below are accurate and complete in all respects (all capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement):

    1. As required by Section 7.1(c) of the Credit Agreement, Schedule 1 attached hereto sets forth the financial data, computations and information evidencing whether there has been compliance by the Borrowers with the covenants contained in Section 7.2 and Section 8.7 of the Credit Agreement all of which data, computations and information, to the knowledge and belief of the [Chief Financial Officer] [Chief Executive Officer] executing and delivering this Officer’s Certificate on behalf of the Borrowers, are true, complete and correct.

    [2. Attached hereto are Schedules 6.15, 6.21 and 6.25 which are true and accurate as of the date hereof.]11

11 Include if schedules change.

    3. No Default or Event of Default exists as of the date hereof.12

[Signature Page Follows]

12 If any Default or Event of Default exists, specify nature and extent thereof and what action is proposed with respect thereto.

    The [Chief Financial Officer] [Chief Executive Officer] certifies that he is authorized to execute and deliver this Officer’s Certificate on behalf of the Borrowers.

    WITNESS our hands this __ day of ___________, 20___.

By: ______________________________
  Name:
  Title:    [Chief Financial Officer]
    [Chief Executive Officer]

Schedule 1

Exhibit 7.12

FORM OF GUARANTY

GUARANTY (as amended, modified, restated, supplemented and/or otherwise modified from time to time, this “Guaranty”), dated as of ______, 20 __ made by and among each of the undersigned guarantors (together with any other entity that becomes a party hereto pursuant to Section 18 hereof, each, a “Guarantor” and collectively, the “Guarantors”) in favor of Bank of America, N.A., as Administrative Agent (in such capacity, together with any successor administrative agent, the “Administrative Agent”), for the benefit of the Creditor Parties (as defined below). Except as otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.
WHEREAS, Brandywine Realty Trust and Brandywine Operating Partnership, L.P. as the Borrowers (the “Borrowers”), the institutions from time to time party thereto as Lenders and Issuing Lenders, and certain other parties, and the Administrative Agent are party to that certain Credit Agreement, dated as of _____, 2022, (such agreement, as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”)
WHEREAS, the Borrowers and each Guarantor are members of a group of related entities, the success of each of which is dependent in part on the success of the other members of such group;
WHEREAS, each Guarantor expects to receive substantial direct and indirect benefits from the extensions of credit to the Borrowers by the Lenders and the Issuing Lenders pursuant to the Credit Agreement (which benefits are hereby acknowledged); and
WHEREAS, pursuant to Section 7.12 of the Credit Agreement each Guarantor is executing and delivering to the Administrative Agent this Guaranty to guaranty the Borrowers’ obligations to the Lenders, the Issuing Lenders and the Administrative Agent under and in respect of the Credit Agreement as herein provided.
NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Guarantor hereby makes the following representations and warranties to the Administrative Agent, for the benefit of the Administrative Agent, the Lenders, and the other parties to whom any Obligations are owing (together with the Administrative Agent, the Lenders and the Issuing Lenders, the “Creditor Parties”), and hereby covenants and agrees with each other Guarantor and the Administrative Agent for the benefit of the Creditor Parties as follows:
1.    Guaranty of Payment and Performance of Obligations. In consideration of the Creditor Parties’ extending credit or otherwise in their discretion giving time, financial or banking facilities or accommodations to the Borrowers, each Guarantor hereby jointly and severally, absolutely, irrevocably and unconditionally guarantees to each Creditor Party the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise). This Guaranty is an absolute, unconditional, irrevocable and continuing guaranty of the full and punctual payment and performance by the Borrowers of the Obligations and not of their collectibility only and is in no way conditioned upon any requirement that any Creditor Party first attempt to collect any of the Obligations from the Borrowers or any other Person (including a co-guarantor) or resort to any security or other means of obtaining payment of any of the Obligations which any Creditor Party now has or may acquire after the date hereof or upon any other contingency whatsoever. Upon any Event of Default which has occurred and is continuing by the Borrowers, in the full and punctual payment and performance of the Obligations, the liabilities and obligations of each Guarantor hereunder shall, at the option of the Administrative Agent, become forthwith due and payable to the Creditor Party or Creditor Parties owed the same without demand or notice of any nature, all of which are expressly waived by each Guarantor, except for notices required to be given to the Borrowers under the Credit Documents. Payments by the Guarantors hereunder may be required by any Creditor Party on any number of occasions.
2.    Guarantor’s Further Agreements to Pay. Each Guarantor further jointly and severally agrees, as the principal obligor and not as a guarantor only, to pay to each Creditor Party (or to the Administrative Agent on behalf of another Creditor Party) forthwith upon demand, in funds immediately available to such Creditor Party (or the Administrative Agent on behalf of such Creditor Party), all costs and expenses (including court costs and legal fees and expenses) incurred or expended by such Creditor Party (or the Administrative Agent on behalf of such Creditor Party) in connection with this Guaranty and the enforcement hereof, together with interest on amounts recoverable under this Guaranty from the time after such amounts become due at the default rate of interest set forth in Section 3.1 of the Credit Agreement; provided that if such interest exceeds the maximum amount permitted to be paid under applicable law, then such interest shall be reduced to such maximum permitted amount.
3.    Payments. Each Guarantor jointly and severally covenants and agrees that the Obligations will be paid strictly in accordance with their respective terms regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent, any Lender or any Issuing Lender with respect thereto. Without limiting the generality of the foregoing, each Guarantor’s obligations hereunder with respect to any Obligation shall not be discharged by a payment in a currency other than the currency in which such Obligation is denominated (the “Obligation Currency”) or at a place other than the place specified for the payment of such Obligation, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Obligation Currency and transferred to New York, New York, U.S.A., under normal banking procedures does not yield the amount of Obligation Currency due thereunder.
4.    Taxes. Each Guarantor further agrees that all payments to be made hereunder shall be made without setoff or counterclaim and free and clear of, and without deduction for, any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or restrictions or conditions of any nature whatsoever now or hereafter imposed, levied, collected, withheld or assessed by any country or by any political subdivision or taxing authority thereof or therein to the extent provided in Section 3.13 of the Credit Agreement.
5.    Governing Law; Jurisdiction; Waiver of Jury Trial. The provisions of Sections 11.11 and 11.2 of the Credit Agreement are incorporated into this Guaranty as if set forth in full herein, mutatis mutandis.

6.    Liability of each Guarantor. Each Creditor Party have and shall have the absolute right to enforce the liability of each Guarantor hereunder without resort to any other right or remedy including any right or remedy under any other guaranty or against any other Guarantor or against any Borrower, and the release or discharge of any Guarantor or other guarantor of any Obligations shall not affect the continuing liability of each Guarantor hereunder that has not been released or discharged.
It is the intention and agreement of each Guarantor and each Creditor Party that the obligations of each Guarantor under this Guaranty shall be joint and several and valid and enforceable against each Guarantor to the maximum extent permitted by applicable law. Accordingly, if any provision of this Guaranty creating any obligation of any Guarantor in favor of the Creditor Parties shall be declared to be invalid or unenforceable in any respect or to any extent, it is the stated intention and agreement of the Guarantors and the Creditor Parties that any balance of the obligation created by such provision and all other obligations of each of the other Guarantors to the Creditor Parties created by other provisions of this Guaranty shall remain valid and enforceable. Likewise, if by final order a court of competent jurisdiction shall declare any sums which the Creditor Parties may be otherwise entitled to collect from any Guarantor under this Guaranty to be in excess of those permitted under any law (including any federal or state fraudulent conveyance or like statute or rule of law) applicable to such Guarantor’s obligations under this Guaranty, it is the stated intention and agreement of the Guarantors and the Creditor Parties that all sums not in excess of those permitted under such applicable law shall remain fully collectible by the Creditor Parties from each of the other Guarantors, jointly and severally.
Without limiting the generality of the foregoing, the Guarantor, and by its acceptance of this Guaranty, Administrative Agent, for the benefit of the Creditor Parties, hereby confirm that the parties intend that this Guaranty not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law (as defined below), the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, state or foreign law to the extent applicable to this Guaranty. In furtherance of that intention, the liabilities of the Guarantor under this Guaranty (the “Liabilities”) shall be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of the Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other person with respect to the Liabilities, result in the Liabilities of the Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance. For purposes hereof, “Bankruptcy Law” means Title 11, U.S. Code, or any similar federal, state or foreign law for the relief of debtors. This paragraph with respect to the maximum liability of the Guarantor is intended solely to preserve the rights of the Administrative Agent, for the benefit of the Creditor Parties, to the maximum extent not subject to avoidance under applicable law, and neither the Guarantor nor any other person or entity shall have any right or claim under this paragraph with respect to such maximum liability, except to the extent necessary so that the obligations of the Guarantor hereunder shall not be rendered voidable under applicable law. The Guarantor agrees that the Obligations may at any time and from time to time exceed the maximum liability of the Guarantor without impairing this Guaranty or affecting the rights and remedies of the Administrative Agent on behalf of the Creditor Parties, hereunder, provided that, nothing in this sentence shall be construed to increase the Guarantor's obligations hereunder beyond its maximum liability.

7.    Representations and Warranties; Covenants. (a) Each Guarantor hereby represents and warrants to each Creditor Party that the representations and warranties contained in Section 6 of the Credit Agreement, to the extent that such representations and warranties contained therein are applicable to it, are true and correct in all material respects, each such representation and warranty set forth in such Section 6 (to the extent applicable to it) being hereby incorporated herein by reference as though specifically set forth in this Section 7. Each Guarantor hereby agrees to perform the covenants set forth in Sections 7 and 8 of the Credit Agreement (to the extent that such covenants are applicable to it) as if the covenants were set forth herein.
(b) Each Guarantor (i) is either a partnership, a corporation, a limited liability company or a REIT duly organized or formed, validly existing and in good standing under the laws of the state (or other jurisdiction) of its organization or formation, (ii) is duly qualified and in good standing as a foreign partnership, a foreign corporation, a foreign limited liability company or a foreign REIT and authorized to do business in every other jurisdiction where the failure to be so qualified, in good standing or authorized would have or would reasonably be expected to have a Material Adverse Effect and (ii) has the power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted.
(c)    Each Guarantor (i) has the power and authority to execute, deliver and perform this Guaranty and to incur the obligations herein and therein provided for and to consummate the transactions contemplated herein and therein and (ii) is duly authorized, and has been authorized by all necessary action, to execute, deliver and perform this Guaranty and to consummate the transactions contemplated herein and therein.
(d)    Neither the execution and delivery of this Guaranty, nor the performance of or compliance with the terms and provisions hereof by a Guarantor, will (i) violate or conflict with any provision of its organizational or governing documents, (ii) violate, contravene or materially conflict with any Requirement of Law or any other law, regulation (including, without limitation, Regulation U or Regulation X), order, writ, judgment, injunction, decree or permit applicable to it, (c) violate, contravene or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, the violation of which would have or would be reasonably expected to have a Material Adverse Effect, or (d) result in or require the creation of any Lien upon or with respect to its properties.
(e)    Except for consents, approvals, authorizations and orders that have been obtained, and filings, registrations and qualifications that have been made, no consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party in respect of any Guarantor is required in connection with the execution, delivery or performance of this Guaranty by such Guarantor.

(f)     This Guaranty has been duly executed and delivered and constitutes legal, valid and binding obligations of each Guarantor enforceable against such Guarantor, except as may be limited by bankruptcy or insolvency laws or similar laws affecting creditors’ rights generally or by general equitable principles.

8.    Effectiveness. The obligations of each Guarantor under this Guaranty shall continue in full force and effect and shall remain in operation until all of the Obligations shall have been paid in full or otherwise fully satisfied, and continue to be effective or be reinstated, as the case may be, if at any time payment or other satisfaction of any of the Obligations is rescinded or must otherwise be restored or returned upon the bankruptcy, insolvency, or reorganization of any of the Borrowers, or otherwise, as though such payment had not been made or other satisfaction occurred. No invalidity, irregularity or unenforceability of the Obligations by reason of applicable bankruptcy laws or any other similar law, or by reason of any law or order of any government or agency thereof purporting to reduce, amend or otherwise affect the Obligations, shall impair, affect, be a defense to or claim against the obligations of any Guarantor under this Guaranty. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of a Borrower or a Guarantor is made, or a Creditor Party or any of their respective Affiliates exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by a Creditor Party or any such Affiliate in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Creditor Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of the Guarantors under this paragraph shall survive termination of this Guaranty.
9.    Freedom to Deal with Borrowers and Other Parties. Each Creditor Party shall be at liberty, without giving notice to or obtaining the assent of any Guarantor and without relieving any Guarantor of any liability hereunder, to deal with the Borrowers and with each other party who now is or after the date hereof becomes liable in any manner for any of the Obligations, in such manner as such Creditor Party in its sole discretion deems fit, and to this end each Guarantor gives to each Creditor Party full authority in its sole discretion to do any or all of the following things: (a) extend credit, make loans and afford other financial accommodations to the Borrowers at such times, in such amounts and on such terms as such Creditor Party may approve, (b) vary the terms and grant extensions of any present or future indebtedness or obligation of the Borrowers or of any other party to such Creditor Party, (c) grant time, waivers and other indulgences in respect thereof, (d) vary, exchange, release or discharge, wholly or partially, or delay in or abstain from perfecting and enforcing, or impair any security or guaranty or other means of obtaining payment of any of the Obligations which any Creditor Party now has or may acquire after the date hereof, (e) accept partial payments from the Borrowers or any such other party, (f) release or discharge, wholly or partially, any endorser or guarantor, and (g) compromise or make any settlement or other arrangement with the Borrowers or any such other party.
10.    Unenforceability of Obligations Against Borrowers; Invalidity of Security or Other Guaranties. If for any reason any of the Borrowers has no legal existence or is under no legal obligation to discharge any of the Obligations undertaken or purported to be undertaken by it or on its behalf, or if any of the moneys included in the Obligations have become irrecoverable from the Borrowers by operation of law or for any other reason, this Guaranty shall nevertheless be binding on each Guarantor to the same extent as if such Guarantor at all times had been the principal debtor on all such Obligations. This Guaranty shall be in addition to any other guaranty or other security for the Obligations, and it shall not be prejudiced or rendered unenforceable by the invalidity of any such other guaranty or security.
11.    Waivers by Guarantor. Each Guarantor expressly waives to the fullest extent permitted by applicable law: (a) notice of acceptance of this Guaranty by the

Creditor Parties and of all extensions of credit to the Borrowers by the Lenders; (b) presentment and demand for payment or performance of any of the Obligations; (c) protest and notice of dishonor or of default (except as specifically required in the Credit Agreement) with respect to the Obligations or with respect to any security therefor; (d) notice of the Creditor Parties obtaining, amending, substituting for, releasing, waiving or modifying any security interest, lien or encumbrance, if any, hereafter securing the Obligations, or the Creditor Parties’ subordinating, compromising, impairing, discharging or releasing such security interests, liens or encumbrances, if any; (e) all other notices to which such Guarantor might otherwise be entitled; and (f) the benefit of any laws that exonerate or limit the liability of guarantors or sureties, and any defenses provided by these laws.
12.    Restriction on Subrogation and Contribution Rights. Notwithstanding any other provision to the contrary contained herein or provided by applicable law, unless and until all of the Obligations have been indefeasibly paid in full in cash and satisfied in full, each Guarantor hereby irrevocably defers and agrees not to enforce any and all rights it may have at any time (whether arising directly or indirectly, by operation of law or by contract) to assert any claim against the Borrowers on account of payments made under this Guaranty, including, without limitation, any and all rights of or claim for subrogation, contribution, reimbursement, exoneration and indemnity, and further waives any benefit of and any right to participate in any collateral which may be held by any Creditor Party or any Affiliate of any Creditor Party. In addition, each Guarantor will not claim any set-off or counterclaim against the Borrowers in respect of any liability it may have to the Borrowers unless and until all of the Obligations have been indefeasibly paid in full in cash and satisfied in full.
Subject to the foregoing and the indefeasible performance and payment in full of the Obligations, each Guarantor acknowledges that all other “Guarantors” shall have contribution rights against such Guarantor in accordance with applicable law and in accordance with each such Person’s benefits received under the Credit Agreement and the Loans.

    13.    Notices. All notices and other communications to any Guarantor under this Guaranty shall be in writing and delivered in the manner set forth in Section 11.1 of the Credit Agreement. All notices and other communications shall be in writing and addressed to such party at (i) in the case of any Creditor Party, as provided in the Credit Agreement, and (ii) in the case of any Guarantor, at the address for the Borrowers provided in the Credit Agreement.
14.    Amendments, Waivers, Etc. No provision of this Guaranty can be amended, changed, waived, discharged or terminated except by an instrument in writing signed by the Administrative Agent (acting with the requisite consent as provided in the Credit Agreement) and the Guarantors expressly referring to the provision of this Guaranty to which such instrument relates; and no such waiver shall extend to, affect or impair any right with respect to any Obligation which is not expressly dealt with therein. No course of dealing or delay or omission on the part of the Creditor Party or any of them in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.
15.    Subordination. Without limiting the Administrative Agent’s rights under any other agreement, any liabilities owed by a Borrower to a Guarantor in connection with any extension of credit or financial accommodation by such Guarantor to or for the account of a Borrower, including, but not limited to, interest accruing at the agreed contract rate after the commencement of a bankruptcy or similar proceeding, are hereby subordinated to the Obligations, and such liabilities of such Borrower to such Guarantor, if the Administrative Agent so requests, shall be collected, enforced and received by such Guarantor as trustee for the Creditor Parties and shall be paid over to the Administrative Agent, for the benefit of the Creditor Parties, on account of the Obligations but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.
16.    Set-Off. If an Event of Default shall have occurred and be continuing, each Creditor Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, and to the extent permitted under Section 11.2 of the Credit Agreement, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Creditor Party or such Affiliate to or for the credit or the account of any Guarantor against any of and all the Obligations held by such Creditor Party or their respective Affiliates, irrespective of whether or not such Creditor Party or Affiliate shall have made any demand under this Guaranty and although such Obligations may be unmatured. The rights of each Creditor Party and their respective Affiliates under this Section 16 are in addition to other rights and remedies (including other rights of setoff) which such Creditor Party or their respective Affiliates may have.
17.    Expenses. Each of the Guarantors shall reimburse each Creditor Party on demand for all costs, expenses and charges incurred by the Creditor Parties in connection with the performance or enforcement of this Guaranty, subject, in each case, to the terms and limitations set forth in Section 11.5 of the Credit Agreement. The obligations of the Guarantors under this Section 17 shall survive the termination of this Guaranty.
18.    Additional Guarantors. Any Person that is required to become a party to this Guaranty after the date hereof pursuant to the Credit Agreement shall become a Guarantor hereunder by executing and delivering a joinder agreement in the form attached hereto as Annex I.
19.    Further Assurances. Each Guarantor at its sole cost and expense agrees to do all such things and execute, acknowledge and deliver all such documents and instruments as the Administrative Agent from time to time may reasonably request in order to give full effect to this Guaranty and to perfect and preserve the rights and powers of the Creditor Parties hereunder.
20.    Acknowledgement Regarding Any Supported QFCs. The provisions of Section 11.26 of the Credit Agreement are incorporated into this Guaranty as if set forth in full herein, mutatis mutandis.
21.    Assignment. This Guaranty shall be binding on, and shall inure to the benefit of each Guarantor, the Creditor Parties and their respective successors and assigns; provided that no Guarantor may assign or transfer its rights or obligations under this Guaranty except as provided in the Credit Agreement. Without limiting the generality of the foregoing, each Creditor Party may assign, sell participations in or otherwise transfer its rights under the Credit Documents to any other person or entity in accordance with the terms of the Credit Agreement, and the other person or entity shall then become vested with all the rights granted to such Credit Party, as applicable, in this Guaranty or otherwise.

22.    Remedies Generally. The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement.
23.    Invalid Provisions. If any provision of this Guaranty is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Guaranty, such provision shall be fully severable and this Guaranty shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Guaranty, and the remaining provisions of this Guaranty shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Guaranty, unless such continued effectiveness of this Guaranty, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.
24.    Captions. The headings and captions in this Guaranty are for convenience only and shall not affect the interpretation or construction of this Guaranty.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each Guarantor has executed and delivered this Guaranty as of the date first above written.

        GUARANTOR

        _________________________________

        By:
        Name:
                        Title:

Annex I to Guaranty

Form of Joinder to Guaranty
JOINDER NO. ___, dated as of _________, 20__ (this “Joinder”), to the Guaranty dated as of [●], 202[●] (as amended, modified, restated, supplemented and/or otherwise modified from time to time, the “Guaranty”), made by the Subsidiaries of BRANDYWINE REALTY TRUST, a Maryland real estate investment trust (“BRT”), BRANDYWINE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“BOP” and, together with BRT, the “Borrowers”) from time to time party thereto in favor of BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, together with any successor administrative agent, the “Administrative Agent”) for the benefit of the Creditor Parties.
1.Reference is made to (a) the Credit Agreement dated as of June 30, 2022 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrowers, the Lenders party thereto from time to time, Bank of America, N.A., as Administrative Agent, and certain other parties and (b) the Guaranty.
2.Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Guaranty.
3.The Borrowers have [formed][acquired] ___________, ___________ [type of entity](the “New Guarantor”).
4.Pursuant to the terms and provisions of the Credit Agreement, the New Guarantor is required to become a party to the Guaranty and guaranty the Obligations of the Borrowers. The New Guarantor is executing this Joinder in accordance with the requirements of the Credit Agreement and Section 18 of the Guaranty to become a party to the Guaranty.
Accordingly, the New Guarantor hereby agrees as follows:
Section a.The New Guarantor is hereby added as a party to the Guaranty and hereby agrees to be bound as a “Guarantor” by all of the terms, covenants and provisions set forth in the Guaranty to the same extent it would have been bound if it had been a signatory to the Guaranty on the date of the Guaranty. In furtherance of the foregoing, the New Guarantor hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of all Obligations. The New Guarantor hereby makes each of the representations and warranties applicable to a “Guarantor” contained in the Guaranty.
Section b.The New Guarantor hereby represents and warrants to each Creditor Party that this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by Debtor Relief Laws and except as the availability of certain remedies may be limited by general principles of equity.
Section c.The New Guarantor hereby represents and warrants to each Creditor Party that its U.S. taxpayer identification number is set forth under its signature to this Joinder.

Section d.This Joinder may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.
Section e.Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect.
Section f.THIS JOINDER AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS JOINDER AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).
Section g.All communications and notices to be provided to the New Guarantor hereunder or under the Guaranty shall be in writing and delivered in the manner set forth in Section 11.1 of the Credit Agreement at the address for the Borrowers provided in the Credit Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the New Guarantor and the Administrative Agent have duly executed this Joinder as of the day and year first above written.

[NEW GUARANTOR]
By:
Name:
Title:
U.S. Taxpayer Identification Number: ___________

Accepted and Agreed to:
BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:,
Title:

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Exhibit 11.3(b)

FORM OF
ASSIGNMENT AND ASSUMPTION
    This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]13 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]14 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]15 hereunder are several and not joint.]16 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the respective facilities identified below (including, without limitation, the Letters of Credit included in such facilities17) and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.
1.    Assignor[s]:

    [Assignor [is] [is not] a Defaulting Lender]

13 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
14 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
15 Select as appropriate.
16 Include bracketed language if there are either multiple Assignors or multiple Assignees.
17 Include all applicable subfacilities.

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2.    Assignee[s]:

    [for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.    Borrowers:    Brandywine Realty Trust and Brandywine Operating Partnership, L.P.

4.    Administrative Agent:     Bank of America, N.A.,
        as the administrative agent under the Credit Agreement

5.    Credit Agreement:    The Second Amended and Restated Credit Agreement dated as of June 30, 2022, among Brandywine Realty Trust and Brandywine Operating Partnership, L.P., as the borrowers, the Lenders from time to time party thereto, Bank of America, N.A., individually and as Administrative Agent and certain other parties thereto.

6.    Assigned Interest[s]:

Assignor[s][18]	Assignee[s][19]	Facility Assigned[20]	Aggregate Amount of Commitment for all Lenders[21]	Amount of Commitment Assigned	Percentage Assigned of Commitment[22]	CUSIP Number

		____________	$________________	$_________	____________%
		____________	$________________	$_________	____________%
		____________	$________________	$_________	____________%
[7.    Trade Date:    __________________]23

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[Remainder of Page Intentionally Left Blank]

18 List each Assignor, as appropriate.
19 List each Assignee and, if available, its market entity identifier, as appropriate.
20 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment.
21 Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
22 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
23 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

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The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]24

[NAME OF ASSIGNOR]

By: _____________________________
    Name: [Type Signatory Title]
    Title: [Type Signatory Title]

[NAME OF ASSIGNOR]

By: _____________________________
    Name: [Type Signatory Title]
    Title: [Type Signatory Title]

ASSIGNEE[S]25

[NAME OF ASSIGNEE]

By: _____________________________
    Name: [Type Signatory Title]
    Title: [Type Signatory Title]

[NAME OF ASSIGNEE]

By: _____________________________
    Name: [Type Signatory Title]
    Title: [Type Signatory Title]

[Consented to and]26 Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By: _________________________________
Name: [Type Signatory Title]
Title: [Type Signatory Title]

[Consented to:]27

[NAME OF RELEVANT PARTY], as [    ]

By: _________________________________
Name: [Type Signatory Title]
Title: [Type Signatory Title]

24 Add additional signature blocks as needed.
25 Add additional signature blocks as needed.
26 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
27 To be added only if the consent of the Borrowers and/or Issuing Lenders is required by the terms of the Credit Agreement.

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ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.

1.1.    Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrowers, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2.    Assignee.
(1)    [The][Each] Assignee represents and warrants that:

(i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement;

(ii) it meets all the requirements to be an assignee under Section 11.3(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.3(b)(iii) of the Credit Agreement);

(iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder;

(iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type;

(v) it has received a copy of the Credit Agreement and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest;

(vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest; and

(vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee.

(2)    [The][Each] Assignee agrees that:

(i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents; and

(ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

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